Exhibit 10.1

SENIOR FACILITIES AGREEMENT

2 March 2018

Between

PROJECT QUASAR PLEDGECO S.L.U.

as the Company

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

DEUTSCHE BANK AG, LONDON BRANCH

J.P. MORGAN SECURITIES PLC

MORGAN STANLEY BANK, N.A.

MORGAN STANLEY PRINCIPAL FUNDING, INC.

PARLEX 15 LUX EUR FINCO, S.À R.L.

THE ROYAL BANK OF SCOTLAND PLC

SOF INVESTMENTS S.À R.L.

and

SOF PARALLEL INVESTMENTS S.À R.L.

as Mandated Lead Arrangers

SITUS ASSET MANAGEMENT LIMITED

as Facility Agent

and

SITUS ASSET MANAGEMENT LIMITED

as Security Agent

relating to

Neptune portfolio

EUR7,332,866,791

Allen & Overy LLP

Schedule		Page
1.	The Original Parties	199
	Part 1 The Original Lenders	199
	Part 2 The Original Borrowers	200
	Part 3 The Original Guarantors	201
2.	Utilisation Request	202
3.	Form of Assignment Agreement	204
4.	Control Accounts	207
5.	Transaction Security Documents	209
	Part 1 Transaction Security Documents Required to be Delivered as Conditions Precedent	209
	Part 2 Transaction Security Documents Required to be Delivered as Conditions Subsequent on the Closing Date	210
	Part 3 Transaction Security Documents Required to be Delivered as Conditions Subsequent on the Account Opening Backstop Date	211
	Part 4 Transaction Security Documents Required to be Delivered as Conditions subsequent to the accession of an Additional Obligor	212
	Part 5 Transaction Security Documents required to be delivered as conditions subsequent to the acquisition of a Non-wholly Owned Entity or a Minority Owned Entity	213
6.	Conditions Precedent and Conditions Subsequent	214
	Part 1 Conditions Precedent	214
	Part 2 Closing Date Conditions Subsequent	218
	Part 3 Account Opening Backstop Date Conditions Subsequent	221
	Part 4 Conditions subsequent to the Accession of an Additional Obligor	222
	Part 5 Conditions subsequent to the acquisition of a Non-wholly Owned Entity or a Minority Owned Entity	225
7.	Maximum Loan Balances	227
8.	Forms of Notifiable Debt Purchase Transaction Notices	228
	Part 1 Form of Notice on Entering into Notifiable Debt Purchase Transaction	228
	Part 2 Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction Ceasing to be with Investor Affiliate	229
9.	Form of Accession Letter	230
10.	Form of Resignation Letter	234
11.	Form of Debt Transfer Letter	235
12.	Reallocation Notice	238

Signatories		240

THIS FACILITIES AGREEMENT is made on 2 March 2018

BETWEEN:

(1)

PROJECT QUASAR PLEDGECO, S.L.U., a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain holding tax identification number B88038419 (the Company);

(2)	THE PERSONS listed in Part 2 of Schedule 1 (The Original Parties) as original borrowers (each an Original Borrower);

(3)	THE PERSONS listed in Part 3 of Schedule 1 (The Original Parties) as original guarantors (each an Original Guarantor);

(4)

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED, DEUTSCHE BANK AG, LONDON BRANCH, J.P. MORGAN SECURITIES PLC, MORGAN STANLEY BANK, N.A., MORGAN STANLEY PRINCIPAL FUNDING, INC., PARLEX 15 LUX EUR FINCO, S.A R.L, THE ROYAL BANK OF SCOTLAND PLC, SOF INVESTMENTS S.À R.L. and SOF PARALLEL INVESTMENTS S.À R.L. as mandated lead arrangers (each a Mandated Lead Arranger);

(5)	THE PERSONS listed in Part 1 of Schedule 1 (The Original Parties) as original lenders (each an Original Lender);

(6)	SITUS ASSET MANAGEMENT LIMITED as facility agent of the Finance Parties (the Facility Agent); and

(7)	SITUS ASSET MANAGEMENT LIMITED as security agent and trustee for the Finance Parties (the Security Agent).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Letter means a document substantially in the form set out in Schedule 9 (Form of Accession Letter).

Account Bank means:

(a)	each Initial Account Bank; or

(b)	any other bank or financial institution which becomes an Account Bank in accordance with Clause 8.3 (Account Banks).

Account Closing Backstop Date means the date falling 120 days after the Closing Date.

Account Opening Backstop Date means the earlier of the date falling:

(a)	120 days after the Closing Date; and

(b)	10 Business Days prior to the first Interest Payment Date.

Accounting Principles means, in relation to an Obligor, IFRS or the accounting standards generally accepted in the jurisdiction of incorporation of that Obligor.

Acquired Obligor means a Wholly Owned Acquired Underlying Loan Obligor, a Wholly Owned Permitted Acquisition Obligor or a Wholly Owned Permitted Substitution Obligor.

Acquisition means the acquisition of (a) all of the issued shares in each Target by Quasar Holdco and LoanCo (directly or indirectly), and (b) the Underlying Loans (whether via sub-participation or otherwise) by LoanCo, in each case in accordance with the Acquisition Agreement and the Tax Structure Paper.

Acquisition Agreement means the investment agreement executed by Banco Santander, S.A., Banco Popular Español, S.A., and Quasar Investment S.à r.l., on 8 August 2017 as amended and/or restated from time to time.

Acquisition Costs means all fees, costs and expenses and stamp, transfer, registration, notarial and other Taxes incurred by a member of the Group to a person that is neither a member of the Group nor an Investor Affiliate directly or indirectly in connection with the Acquisition and the Acquisition Documents (but excluding any Financing Costs).

Acquisition Document – Closing means each of:

(a)

the agreement for sale and purchase of (i) 100% of the shares held by Banco Popular Español, S.A. or its affiliates in each of the Targets (directly or indirectly) (other than Canvives, Inversiones Inmobiliarias Popsol, S.L. and Elbrus Properties S.A.) and (ii) 100% of the shares of Canvives (other than those shares of Canvives already owned by Quasar Holdco), between Quasar Holdco and LoanCo as purchasers and Banco Popular Español, S.A., raised to the status of a Spanish Public Document (the Sale and Purchase Agreement);

(b)

the agreement for transfer of the credit rights which may arise from any Underlying Loans by way of sub-participation between Banco Popular Español, S.A., Banco Pastor, S.A. and Popular Banca Privada, S.A. as grantors, by LoanCo as participant and by Aliseda Servicios as servicer (the Transfer Agreement);

(c)	the Aliseda SGI Sale Agreement (as defined in the Acquisition Agreement);

(d)	the Second Aliseda SGI Sale Agreement (as defined in the Acquisition Agreement);

(e)	the Canvives Capital Increase; and

(f)	the BP Transfer Agreement Security.

Acquisition Document means each of the Acquisition Agreement and each of the Acquisition Documents – Closing.

Additional Borrower means a Target (Additional Borrower), an Additional SPV or a Guarantor upon it becoming an additional borrower under this Agreement in accordance with Clause 30.3 (Additional Obligors).

Additional Guarantor means a Target, an Additional SPV or an Acquired Obligor upon it becoming an additional guarantor under this Agreement in accordance with Clause 30.3 (Additional Obligors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Additional SPV means a limited liability company (sociedad de responsabilidad limitada) or a joint stock company (sociedad anónima) incorporated in Spain which is either a wholly owned Subsidiary of the Company or a wholly owned direct Subsidiary of a SOCIMI.

Adjusted Portfolio Income means Portfolio Income received by the Obligors (other than amounts received by an Obligor from Permitted Hedging Transactions) excluding:

(a)	amounts received in respect of Permitted Disposals and/or principal repayments and/or prepayments of Underlying Loans; and

(b)	any amounts received in respect of any Portfolio Asset the subject of a Permitted Disposal in the period for which Adjusted Portfolio Income is being calculated.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agreement for Lease means an agreement to grant an Occupational Lease of all or part of any REO Property.

Aliseda SA means Aliseda, S.A., a public limited liability company (sociedad anónima) incorporated under the laws of Spain with its registered office at Jose Ortega y Gasset número 29, 28006 (Madrid) being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 3204, page M-54630 and sheet 146, and holding tax identification number A-28335388.

Aliseda Servicios means Aliseda Servicios de Gestión Inmobiliaria, S.L., a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at Paseo de la Castellana 280, 28046 (Madrid) being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 31646, page M-569451 and sheet 58, and holding tax identification number B-86875689.

Allocated Cost means, in respect of an LTC Asset, the amount shown in the column entitled “All-In Cost” of the Allocated Cost Schedule last delivered in accordance with the terms of this Agreement.

Allocated Cost Schedule means the allocated cost excel spreadsheet delivered on or prior to the Utilisation Date pursuant to Clause 4.1 (Initial Conditions Precedent) as updated from time to time in accordance with paragraph (b) of Clause 20.3 (Portfolio Asset information).

Anti-Money Laundering Laws means all laws applicable to the Group concerning money laundering, terrorist or criminal financing, and financial record-keeping and reporting, including, without limitation:

(a)	the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.;

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107 56 (a/k/a the USA Patriot Act);

(c)	Laundering of Monetary Instruments, 18 U.S.C. section 1956;

(d)	Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957;

(e)	the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and

(f)

Spanish Law 10/2010, dated 28 April 2010, on anti-money laundering and terrorism financing (Ley 10/2010 de 28 de abril de prevención del blanqueo de capitales y de la financiación del terrorismo); the Royal Decree 304/2014, dated 5 May, approving the regulation of Spanish Law 10/2010 (Real Decreto 304/2014 de 5 de mayo por el que se aprueba el Reglamento de la Ley 10/2010 de 28 de abril); the Spanish Law 12/2003, dated 21 May, on terrorism financing blocking (Ley 12/2003 de 21 de mayo, de bloqueo de la financiación del terrorismo).

Arrangement Fee Letter means the letter dated on or about the date of this Agreement between the Mandated Lead Arrangers and the Company setting out the fees referred to in Clause 12.2 (Arrangement Fee).

Assignment Agreement means an agreement substantially in the form set out in Schedule 3 (Form of Assignment Agreement) or any other form agreed between the Facility Agent and the Company.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, permission, recording, filing, notarisation, registration or similar requirement, however described.

Availability Period means the period commencing on the date of this Agreement and ending on 30 June 2018.

Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participations in any outstanding Loans under that Facility; and

(b)

in relation to any proposed Loan under that Facility, the amount of its participation in any other Loans under that Facility that are due to be made on or before the proposed Utilisation Date for that proposed Loan.

Available Facility means, in relation to a Facility, the aggregate of each Lender’s Available Commitments in respect of that Facility.

Average Net Debt (DY) means, on any Interest Payment Date, the aggregate of Net Debt (DY) on each of the Interest Payment Dates falling in the Relevant Period ending on the Financial Quarter Date falling immediately prior to that Interest Payment Date divided by the number of Interest Payment Dates in that Relevant Period.

Blackstone Investor means any fund, partnership and/or other entity managed, advised, owned and/or controlled by The Blackstone Group L.P. and/or any of its Affiliates.

Borrower means an Original Borrower or an Additional Borrower.

BP Transfer Agreement Security means the pledge over credit rights arising from the Underlying Loans granted by the grantors under the Transfer Agreement in favour of the beneficiaries thereunder.

Break Costs means the amount (if any) by which:

(a)

the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period in respect of that Loan or Unpaid Sum.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Luxembourg, London, city of Madrid and New York and which is a TARGET Day.

Canvives means Inversiones Inmobiliarias Canvives S.A.U. a public limited liability company (sociedad anónima) incorporated under the laws of Spain with its registered office at Jose Ortega y Gasset número 29, 28006 (Madrid) being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 29904, page M-468008 and sheet 154, and holding tax identification number A-85527604.

Canvives Capital Increase means:

(a)

the general meeting of shareholders’ resolution agreeing a non-monetary capital increase in Topco by the shareholder Banco Popular Español, S.A. consisting of the shares of Canvives, that are not subject to transfers under the Sale and Purchase Agreement and raised to the status of Spanish Public Document on the Closing Date;

(b)

the general meeting of shareholders’ resolution agreeing a non-monetary capital increase in the Company by the shareholder Topco consisting of the shares of Inversiones Inmobiliarias Canvives S.A.U. referred to in item (i) above and raised to the status of Spanish Public Document on the Closing Date; and

(c)

the general meeting of shareholders’ resolution agreeing a non-monetary capital increase in Quasar Holdco by the shareholder the Company consisting of the shares of Inversiones Inmobiliarias Canvives S.A.U. referred to in item (i) above and raised to the status of Spanish Public Document on the Closing Date, in each case in accordance with the Tax Structure Paper.

Capex Project has the meaning given to such term in paragraph (a) of Clause 22.3 (Capital Expenditure and Alterations).

Capex Reserve Account means each account designated as such and required or permitted to be opened and maintained by an Obligor in accordance with Clause 8.1 (Opening of Control Accounts) and, in each case, includes the interest of that Obligor in any replacement account or sub division or sub-account of that account.

Cash Sweep Event means, on an Interest Payment Date, Net Debt (Cash Trap/Sweep Event) is greater than the amount set out in the row opposite the Financial Quarter Date falling immediately prior to that Interest Payment Date in the column labelled “12 Months” in Schedule 7 (Maximum Loan Balances).

Cash Trap Account means each account designated as such and required or permitted to be opened and maintained by an Obligor in accordance with Clause 8.1 (Opening of Control Accounts) and, in each case, includes the interest of that Obligor in any replacement account or sub division or sub-account of that account.

Cash Trap Event means, on an Interest Payment Date, that:

(a)	the LTC is more than 75%; or

(b)

Net Debt (Cash Trap/Sweep Event) is greater than the amount set out in the row opposite the Financial Quarter Date falling immediately prior to that Interest Payment Date in the column labelled “9 Months” in Schedule 7 (Maximum Loan Balances).

Centre of Main Interests means the “centre of main interests” of an Obligor for the purposes of the COMI Regulation (recast).

Change of Control has the meaning given to such term in Clause 7.5 (Change of Control).

Charged Property means all of the assets of the members of the Group which from time to time are, or are expressed to be, the subject of the Transaction Security.

CIT Group means a group (or fiscal unity) for the purposes of Spanish Corporate Income Tax.

Closing Account means each account agreed between the Company and the Facility Agent and referred to in the relevant Utilisation Request.

Closing Arrangement has the meaning given to such term in paragraph (e) of Clause 25.26 (Release or disposal of security and liabilities).

Closing Date means the date on which Completion occurs.

Closing Undertaking means the Spanish zero deed (escritura de protocolo de firma) in relation to the completion arrangements on the Utilisation Date.

Code means the US Internal Revenue Code of 1986 (as amended or succeded from time to time).

Collection Account means each account designated as such and required or permitted to be opened and maintained by an Obligor in accordance with Clause 8.1 (Opening of Control Accounts) and, in each case, includes the interest of that Obligor in any replacement account or sub division or sub-account of that account.

COMI Regulation (recast) means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

Commitment means a Term Facility A1A Commitment, Term Facility A1B Commitment, Term Facility A2A Commitment, Term Facility A2B Commitment, Term Facility A3A Commitment, Term Facility A3B Commitment, Term Facility A4A Commitment, Term Facility A4B Commitment, Term Facility BA Commitment or a Term Facility BB Commitment.

Commitment Schedule means the commitment schedule delivered on or prior to the Utilisation Date pursuant to Clause 4.1 (Initial Conditions Precedent) provided that the aggregate Commitments of each Original Lender set out in the Commitment Schedule shall be the amount set opposite its name under the heading “Overall Commitment” in Part 1 of Schedule 1 (The Original Parties).

Completion means completion of the Acquisition in accordance with the terms of the Acquisition Agreement.

Compromised Lender has the meaning given to such term in paragraph (a) of Clause 29.8 (Replacement of Lenders).

Confidential Information means all information relating to any Obligor, the Group, any Portfolio Asset, the Finance Documents, any Facility or any Investor of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facilities from either:

(a)	any member of the Group, any Investor or any of their respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group, any Investor or any of their respective advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 32 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group, any Investor or any of their respective advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or any Investor and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in the form recommended by the Loan Market Association on the date of this Agreement or in any other form agreed between the Company (acting reasonably) and the relevant Finance Party.

Consent Notice Reminder has the meaning given to such term in paragraph (a) of Clause 38.5 (Excluded Commitments).

Consultation Period has the meaning given to such term in paragraph (b)(i) of Clause 1.2 (Construction).

Control Account means each of the accounts listed in Schedule 4 (Control Accounts) and any account which is required or permitted to be opened and maintained by an Obligor in accordance with Clause 8.1 (Opening of Control Accounts) from time to time (other than any Rent Deposit Account) or an Existing Account that has not been designated as a Control Account in accordance with paragraph (c) of Clause 4.3 (Conditions Subsequent).

Corporate Expenses means, in relation to each Obligor, all corporate operating expenditure of those entities including, without limitation, audit and accountancy, legal, registration, trustee, manager, tax advisers and domiciliation fees and expenses and expenditure relating to advertising, marketing, payroll and related taxes, computer processing charges, operational equipment and other finance lease payments excluding, for the avoidance of doubt, Portfolio Expenses, Management Fees, Taxes and Property/Underlying Loan Expenses.

Data Tape means the data tape in respect of the Portfolio delivered on or prior to the Utilisation Date pursuant to Clause 4.1 (Initial Conditions Precedent).

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

Debt Transfer Letter means a document substantially in the form set out in Schedule 11 (Form of Debt Transfer Letter).

Debt Yield means:

(a)	on any Interest Payment Date falling prior to the first anniversary of the Utilisation Date (the Relevant Test Date), the ratio (expressed as a percentage) of:

(i)	(API/D) x 365

where:

API	is the Adjusted Portfolio Income for the period from the Utilisation Date until the Financial Quarter Date falling immediately prior to the Relevant Test Date; and

D	is the number of days during the period from the Utilisation Date until the Financial Quarter Date falling immediately prior to the Relevant Test Date;

(ii)	to Average Net Debt (DY) for that Interest Payment Date; and

(b)	on any Interest Payment Date falling on or after the first anniversary of the Utilisation Date, the ratio (expressed as a percentage) of:

(i)	Adjusted Portfolio Income for the Relevant Period ending on the Financial Quarter Date falling immediately prior to that Interest Payment Date;

(ii)	to Average Net Debt (DY) for that Interest Payment Date.

Debtor Accession Deed has the meaning given to such term in the Subordination Agreement.

Default means:

(a)	an Event of Default; or

(b)

any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Investor has the meaning given to such term in paragraph (c)(ii) of Clause 29.10 (Limited Recourse and Non-Petition).

Defaulting Lender means:

(a)

a Lender which has failed to make its participation in a Loan available (or has notified the Facility Agent or the Company (which has notified the Facility Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.3 (Lenders’ Participation) unless:

(i)	payment is made within three Business Days of its due date and its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question;

(b)	a Lender which has rescinded or repudiated a Finance Document; and/or

(c)	a Lender with respect to which an Insolvency Event has occurred and is continuing.

Delegate means any delegate, agent, attorney, manager or co-trustee appointed by the Facility Agent or the Security Agent.

Designated Website has the meaning given to such term in paragraph (a) of Clause 34.4 (Use of websites).

Development Capex Project means any Capex Project in respect of any unimproved land or any Capex Project involving the total demolition of any buildings, constructions, improvements or accessions and the rebuilding of the same.

Discharged Obligations has the meaning given to such term in paragraph (c)(i) of Clause 30.4 (Push down).

Disposal Deficit Ledger has the meaning given to that term in Clause 7.8 (Disposal Deficit Ledger).

Disposal Proceeds means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt and any amount received by way of a distribution from a Non-wholly Owned Entity) for any disposal (including from any Expropriation) made by any member of the Group after deducting:

(a)	any reasonable fees, costs and expenses which are incurred by any member of the Group with respect to that disposal to persons who are not members of the Group nor Investor Affiliates; and

(b)

any Tax incurred and required to be paid by any member of the Group in connection with that disposal (as reasonably determined by that member of the Group, on the basis of existing rates and taking account of any available credit, deduction or allowance).

Dispute has the meaning given to such term in 45.1 (Jurisdiction).

Disruption Event means:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and/or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party from:

(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Distribution Blocked Amount has the meaning given to that term in the definition of “Permitted Distribution”.

EDAV Regime means the Special Corporate Income Tax regime for entities leasing residential properties established in Chapter III of Title VII of the Spanish Corporate Income Tax Law, passed by Law 27/2014, of 27 November.

Employee Indemnity Proceeds means the proceeds of any payment made to Quasar Investment S.à r.l. pursuant to clause 11.2(B) of the Acquisition Agreement.

Enforcement Event means:

(a)	the Primary Share Security has been enforced; or

(b)	notice has been given in accordance with paragraph (b) of Clause 23.15 (Acceleration) which has resulted in all of the Loans becoming immediately due and payable.

Environment means all gases, air, vapours, liquids, water, land, surface and sub-surface soils, rock, flora, fauna, wetlands and all other natural resources or part thereof including artificial or manmade buildings, structures or enclosures, humans, animals and all other living organisms.

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)

the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

Environmental Permits means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor conducted on or from any REO Property.

Equity Contribution means an amount which is contributed to Topco in cash by way of capital contribution (other than a capital contribution constituting Financial Indebtedness) or subscription for shares in the Topco and contributed or invested (if required) by the Topco directly or indirectly to another Obligor by way of capital contribution (other than a capital contribution constituting Financial Indebtedness) or subscription for shares in that Obligor.

Establishment means an “establishment” (as that term is used in article 2(10) of the COMI Regulation (recast)).

EURIBOR means, in relation to any Loan or Unpaid Sum on which interest for a given period is to accrue:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate for euro is available for the Interest Period of that Loan or Unpaid Sum) the Interpolated Screen Rate for that Loan or Unpaid Sum; or

(c)

(if no Screen Rate is available for euro for the Interest Period of that Loan or Unpaid Sum and it is not possible to calculate an Interpolated Screen Rate for that Loan or Unpaid Sum) the Reference Bank Rate for euro for that Interest Period, as of, in the case of paragraphs (a) and (c) above, at or about the Rate Fixing Time on the Quotation Day for that Loan or Unpaid Sum and for a period equal in length to the Interest Period for that Loan or Unpaid Sum and if any such rate is less than zero, EURIBOR will be deemed to be zero.

Event of Default means any event or circumstance specified as such in Clause 23.1 (Non-payment) to Clause 23.14 (Major damage).

Excluded Insurance Proceeds means:

(a)	any proceeds of insurance claims of up to €50,000 per annum; and

(b)

any proceeds of an insurance claim which the Company notifies the Facility Agent are, or are to be, applied as soon as possible (but in any event within 12 months after receipt or 24 months after receipt provided that such proceeds are contractually committed to be applied no later than 12 months after receipt):

(i)	to meet a third party claim to which the relevant insurance proceeds relate; and/or

(ii)	to cover operating losses or loss of rent in respect of which the relevant insurance claim was made; and/or

(iii)	to replace, reinstate and/or repair the relevant assets of an Obligor which have been lost, destroyed or damaged.

Excluded Recovery Proceeds means any proceeds of a Recovery Claim which the Company notifies the Facility Agent are, or are to be, applied as soon as possible (but in any event within 12 months after receipt or 24 months after receipt provided that such proceeds are contractually committed to be applied no later than 12 months after receipt):

(a)

to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group nor an Investor Affiliate; and/or

(b)	in the replacement, reinstatement and/or repair of asset(s) of members of the Group which have been lost, destroyed or damaged and to which the relevant recovery proceeds relate,

in each case in relation to that Recovery Claim.

Existing Account means each bank account (other than any Control Account or Rent Deposit Account) of an Obligor which was in existence prior to the Closing Date provided that following the closure or designation as a Control Account of any such account in accordance with paragraph (c) of Clause 4.3 (Conditions Subsequent) such account will no longer constitute an Existing Account.

Existing Lender has the meaning given to such term in paragraph (a) of Clause 29.1 (Assignments by the Lenders).

Expropriation means that any part of a REO Property is compulsorily purchased or is otherwise nationalised or expropriated or is disposed of in order to comply with an order of any agency of state, authority, other regulatory body or any applicable law or regulation.

Extra General Account has the meaning given to such term in paragraph (c) of Clause 8.1 (Opening of Control Accounts) and includes the interest of the relevant Obligor in any replacement account or sub division or sub-account of that account.

Extra Income Account has the meaning given to such term in paragraph (d) of Clause 8.1 (Opening of Control Accounts) and includes the interest of the relevant Obligor in any replacement account or sub division or sub-account of that account.

Facility means the Term Facility A1A, Term Facility A1B, Term Facility A2A, Term Facility A2B, Term Facility A3A, Term Facility A3B, Term Facility A4A, Term Facility A4B, Term Facility BA or the Term Facility BB in each case as the context requires, and the term Facilities shall be used accordingly.

Facility Agent Fee Letter means the letter dated on or about the date of this Agreement between the Facility Agent and the Company setting out the fees referred to in Clause 12.3 (Facility Agent Fee).

Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice to the Facility Agent) as the office or offices through which it will perform its obligations under this Agreement.

FATCA means:

(a)

sections 1471 to 1474 of the Code (or any amended or successor provisions which are substantially comparable thereto and not materially more onerous to comply with) or any associated regulations or other official guidance;

(b)

any treaty, law, agreement, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law, regulation or other official guidance referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction together with any laws, fiscal or regulatory legislation, rules, guidance notes and practices adopted to effect any such agreement.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; and

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means each of the Arrangement Fee Letter, the Facility Agent Fee Letter, the Prepayment Fee Letter and the Security Agent Fee Letter.

Final Repayment Date means the first Interest Payment Date after the fifth anniversary of the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	each Fee Letter;

(c)	the Margin Letter;

(d)	each Portfolio Servicer/Asset Manager Duty of Care Agreement;

(e)	each Assignment Agreement;

(f)	each Utilisation Request;

(g)	the Subordination Agreement;

(h)	the Reports Side Letter;

(i)	each Accession Letter;

(j)	any Debt Transfer Letter;

(k)	any Resignation Letter;

(l)	each Debtor Accession Deed;

(m)	each Subordinated Creditor Accession Deed;

(n)	each Transaction Security Document; and

(o)	any other document designated as a Finance Document by the Facility Agent and the Company.

Finance Party means each of the Facility Agent, any Lender, any Mandated Lead Arranger and the Security Agent.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	monies borrowed or raised and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract or other agreement which would, in accordance with the Accounting Principles, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with the Accounting Principles in force prior to 1 January 2019 have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any Treasury Transaction (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) at the time of calculation shall be taken into account);

(g)	any counter indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of redeemable shares;

(i)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days past the period customarily allowed by the relevant supplier to its customers generally for deferred payment;

(j)	any arrangement pursuant to which an asset sold or otherwise disposed of by an Obligor may be re-acquired by an Obligor (whether following the exercise of an option or otherwise);

(k)

any amount raised under any other transaction (including any forward sale or purchase agreement sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing; and

(l)

(without double counting) the amount of any liability in respect of any guarantee or indemnity or similar assurance against loss for any of the items referred to in the preceding paragraphs of this definition and any agreement to maintain the solvency of any person whether by investing in, lending to or purchasing the assets of such person.

Financial Quarter means each three Month period expiring on 31 March, 30 June, 30 September and 31 December in each year.

Financial Quarter Date means the last day of each Financial Quarter.

Financial Year means each 12 Month period (or shorter period in respect of the first financial year of any Obligor) expiring on 31 December in each year.

Financing Costs means all fees, costs and expenses and stamp, transfer, registration, notarial and other Taxes incurred by a member of the Group directly or indirectly in connection with the Finance Documents.

First Currency has the meaning given to such term in paragraph (a) of Clause 15.1 (Currency indemnity).

Fitch means Fitch Ratings Ltd. and any successor to its rating business.

Free Float Proceeds means the consideration receivable by any member of the Group (including any amount receivable in repayment of intercompany debt) for any disposal by any member of the Group of those Listed Shares representing the Free Float Stake.

Free Float Stake means the minimum number of shares in a SOCIMI that are required to be held by:

(a)	the minority shareholders for that SOCIMI to be listed (and to maintain its listing) on the Listing Venue and comply with the free float requirements set out in the SOCIMI Regime; and

(b)	the liquidity provider under the agreement entered into with the liquidity provider in respect of that SOCIMI pursuant to the SOCIMI Regulations.

Fund means a fund which is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets.

Further Drawing has the meaning given to such term in paragraph (c)(i) of Clause 29.10 (Limited Recourse and Non-Petition).

General Account means each of:

(a)

each account designated as such and required or permitted to be opened and maintained by an Obligor in accordance with Clause 8.1 (Opening of Control Accounts) and, in each case, includes the interest of that Obligor in any replacement account or sub division or sub-account of that account; and

(b)	each Extra General Account.

Group means Topco and each of its Subsidiaries from time to time.

Group Structure Chart means a structure chart showing the structure of the Group, the Non-wholly Owned Entities and the Minority Owned Entities and their respective ownership by the Investors as at the Closing Date delivered on or prior to the Utilisation Date pursuant to Clause 4.1 (Initial Conditions Precedent).

Guarantor means an Original Guarantor or an Additional Guarantor.

Hedge Collateral Account means each account designated as such and opened and maintained by an Obligor for the receipt of collateral transferred pursuant to any agreement in respect of a Permitted Hedging Transaction and includes any replacement, sub-division or sub-account of that account.

Holdco means each Obligor that holds shares in another Obligor.

Holding Company means, in relation to a person (the First Person), any person in respect of which the First Person is a Subsidiary.

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 as adopted by the European Union, to the extent applicable to the relevant financial statements.

Illegal Lender has the meaning given to such term in Clause 7.1 (Illegality).

Impaired Agent means the Facility Agent at any time when:

(a)

it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment provided that such payment has been received by the Facility Agent in accordance with the Finance Documents or, where such payment is not received by the Facility Agent but held by a third party to the order of the Facility Agent, only to the extent that the Facility Agent has control over such sums and has failed to issue the relevant payment instructions unless:

(i)	payment is made within three Business Days of its due date and its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent.

Income Account means each of:

(a)

each account designated as such and required or permitted to be opened and maintained by an Obligor in accordance with Clause 8.1 (Opening of Control Accounts) and, in each case, includes the interest of that Obligor in any replacement account or sub division or sub-account of that account; and

(b)	each Extra Income Account.

Increased Cost Lender means a Lender:

(a)	to whom any Obligor becomes obligated to pay any amount pursuant to Clause 7.1 (Illegality), Clause 13 (Tax Gross Up and Indemnities) and/or Clause 14.1 (Increased costs); or

(b)	that has made, or is part of a group of Lenders that has made, a notification to the Facility Agent pursuant to paragraph (b)(ii) of Clause 11.2 (Market disruption).

Initial Account Bank means each bank or financial institution with a Requisite Rating as the Company may select prior to the Utilisation Date.

Initial Business Plan means the business plan delivered on or prior to the Utilisation Date pursuant to Clause 4.1 (Initial Conditions Precedent).

Initial Capex Reserve Amount means €150,000,000.

Initial Interest Reserve Amount means €57,746,326.

Initial Portfolio Servicer/Asset Manager Agreement means:

(a)	the Initial Portfolio Servicer/Asset Manager Agreement (Aliseda-Quasar); or

(b)	the Initial Portfolio Servicer/Asset Manager Agreement (Anticipa).

Initial Portfolio Servicer/Asset Manager Agreement (Aliseda-Quasar) means the servicing agreement in respect of the Portfolio dated on or about the Closing Date between Aliseda Servicios and certain of the Obligors.

Initial Portfolio Servicer/Asset Manager Agreement (Anticipa) means the sub-servicing agreement in respect of the REO Properties dated on or about the Closing Date between Anticipa Real Estate, S.L.U. and certain of the Obligors.

Insolvency Event means, in relation to any person, that such person:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors (other than in accordance with Clause 29.7 (Security over Lenders’ rights));

(d)

institutes or has had instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has had instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)

has had exercised (and only to the extent such exercise continues to be in effect) in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has had instituted (and only to the extent such institution continues to be in effect) against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Policy means any policy of insurance or assurance in which an Obligor may at any time have an interest.

Insurance Prepayment Proceeds means the proceeds of any insurance claim received by any member of the Group (including any proceeds received by way of a distribution from a Non-wholly Owned Entity) except for Excluded Insurance Proceeds and after deducting any reasonable fees, costs and expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group nor Investor Affiliates.

Interest Payment Date means:

(a)

in relation to any Loan, the 15th calendar day of each calendar month and the Final Repayment Date provided that the first Interest Payment Date shall not be less than three Months after the Utilisation Date; and

(b)	in relation to any Unpaid Sum, the last day of an Interest Period relevant to that Unpaid Sum.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

Interest Reserve Account means each account designated as such and required or permitted to be opened and maintained by an Obligor in accordance with Clause 8.1 (Opening of Control Accounts) and, in each case, includes the interest of that Obligor in any replacement account or sub division or sub-account of that account.

Interpolated Screen Rate means, in relation to EURIBOR for any Loan or Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan or Unpaid Sum; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan or Unpaid Sum,

each as of the Rate Fixing Time on the Quotation Day for that Loan or Unpaid Sum.

Investor means any fund, partnership and/or other entity managed, advised, owned and/or controlled by Banco Santander S.A., The Blackstone Group L.P. and/or any of their respective Affiliates.

Investor Affiliate means an Investor, each of its Affiliates, any trust of which an Investor or any of its Affiliates is a trustee, any partnership of which an Investor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its Affiliates.

Investor Debt means any Financial Indebtedness owed by Topco to any of its Holding Companies.

IPD Payment Amount has the meaning given to such term in paragraph (d) of Clause 8.18 (Miscellaneous Accounts provisions).

Lease means any present or future lease, underlease, sub-lease, licence, tenancy or other right to occupy or use all or any part of any REO Property, any right to receive rent or other income in respect of all or any part of any REO Property and any agreement for the grant of any of the foregoing.

Ledger Asset means:

(a)	a Portfolio Asset with “1” in the column entitled “Flag” of the Allocated Cost Schedule;

(b)	a Portfolio Asset acquired pursuant to a Permitted Substitution in which a Ledger Asset is disposed of; or

(c)	any Listed Shares.

Ledger Asset Actual Prepayment Amount means, in respect of a Permitted Asset Disposal of a Ledger Asset and an Interest Payment Date:

(a)	if, on that Interest Payment Date, the LTC is more than 60%, 80%; or

(b)	if, on that Interest Payment Date, the LTC is not more than 60%, 70%,

in each case, of the Disposal Proceeds of that Ledger Asset on that Interest Payment Date.

Ledger Asset Target Prepayment Amount means, in respect of a Ledger Asset, 90% of the Allocated Cost of that Ledger Asset.

Legal Reservations means:

(a)

the principle that equitable or discretionary remedies (or remedies that are similar or equivalent to equitable remedies in any Relevant Jurisdiction) may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation, liquidation, bankruptcy, moratoria, administration, court schemes and other laws generally affecting the rights of creditors and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;

(b)

the time barring of claims under any applicable limitation laws, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void, defences of set off or counterclaim and similar principles, rights, defences and limitations under the laws of any applicable jurisdiction;

(c)

any applicable public policy law provision and/or rules of mandatory application and any applicable provisions relating to conflict of law rules and recognition and enforcement of foreign judgments, in each case, including pursuant to EC Regulation no. 593/2008, 44/2001 (and, with regard to legal proceedings instituted on or after January 2015, pursuant to Regulation (EU) No. 1215/2012) and 864/2007; and

(d)	any other general principles, reservations or qualifications, in each case, as to matters of law in any legal opinion delivered to the Facility Agent under or in connection with the Finance Documents.

Lender means:

(a)	any Original Lender; or

(b)	any person, bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 29 (Changes to the Finance Parties),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

Lender Co-operation Agreement means the agreement dated on or about the date of this Agreement between, among others, the Original Lenders and the Company.

Letting Activity has the meaning given to such term in paragraph (a) of Clause 22.2 (Occupational Leases).

Listed Shares has the meaning given to such term in paragraph (a) of Clause 21.25 (SOCIMI Conversion).

Listed Shares Account means any securities account (cuenta de valores) where Listed Shares will be deposited.

Listing Venue has the meaning given to such term in paragraph (a) of Clause 21.25 (SOCIMI Conversion).

Loan means a Term Facility A1A Loan, Term Facility A1B Loan, Term Facility A2A Loan, Term Facility A2B Loan, Term Facility A3A Loan, Term Facility A3B Loan, Term Facility A4A Loan, Term Facility A4B Loan, Term Facility BA Loan or a Term Facility BB Loan.

LoanCo means Quasar Finance S.L.U., a private limited liability Company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with registered office at Avenida de Manoteras, number 46 1-A, 28050 (Madrid), being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 36.486, page M-655450, sheet 11 and holding tax identification number B87933511.

LTC means, on any Interest Payment Date, the ratio (expressed as a percentage) of:

(a)	Net Debt (LTC);

to:

(b)

the aggregate of the Allocated Costs of all LTC Assets as at that date and excluding any LTC Asset listed in the then current Allocated Cost Schedule in respect of which a Permitted Asset Disposal has occurred.

For the purpose of this definition, an LTC Asset:

(i)	will be considered to have been the subject of a Permitted Asset Disposal:

(A)	if that LTC Asset is an REO Property which has been disposed of in whole or part;

(B)	if that LTC Asset is an Underlying Property which has been disposed of in whole or part; or

(C)	if that LTC Asset is an Underlying Loan which has been repaid or cancelled in full; and

(ii)	will not be considered to have been the subject of a Permitted Asset Disposal if that LTC Asset is an Underlying Loan which has been repaid or cancelled in part only.

LTC Asset means a Portfolio Asset or an Underlying Property, in each case with an individual Allocated Cost ascribed to it in the Allocated Cost Schedule.

Majority Lenders means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2⁄3% of all the Loans then outstanding.

Management Fees means any amount paid or payable:

(a)	to a Portfolio Servicer/Asset Manager under a Portfolio Servicer/Asset Manager Agreement; or

(b)	to a property manager or managing agent of any REO Property,

excluding, for the avoidance of doubt, Property/Underlying Loan Expenses, Corporate Expenses, Taxes and Portfolio Expenses.

Margin means the percentage rate per annum set out in the Margin Letter.

Margin Letter means the letter dated on or about the date of this Agreement between the Facility Agent and the Company setting out how the Margin will be determined.

Material Adverse Effect means a material adverse effect on:

(a)	the consolidated business, assets or financial condition of the Obligors taken as a whole;

(b)	the ability of the Obligors taken as a whole to perform their payment obligations under the Finance Documents; or

(c)	subject to the Legal Reservations and the Perfection Requirements, the validity or enforceability of the:

(i)	Primary Share Security; or

(ii)	the Transaction Security taken as a whole.

Minority Owned Entity means, at any time, an entity in relation to which that Obligor holds 50 per cent. or less of the voting rights.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

Monthly shall be construed accordingly.

Moody’s means Moody’s Investor Service Limited and any successor to its rating business.

Net Debt (Cash Trap/Sweep Event) means, on any date, the aggregate principal amount outstanding of the Loans on that date minus the aggregate of all prepayments of the Loans made on that date pursuant to subparagraphs (b)(x) to (b)(xiv) of Clause 8.6 (Collection Account).

Net Debt (DY) means, on any Interest Payment Date, the aggregate principal amount outstanding of the Loans on that date minus the aggregate of:

(a)	the amount standing to the credit of the Cash Trap Account and

(b)	all prepayments of the Loans made on that date pursuant to subparagraphs (b)(x) to (b)(xiii) of Clause 8.6 (Collection Account).

Net Debt (LTC) means, on any date, the aggregate principal amount outstanding of the Loans on that date.

New Borrower has the meaning given to that term in Clause 30.3 (Additional Obligors).

New Lender has the meaning given to that term in Clause 29.1 (Assignments by the Lenders).

New Portfolio Servicer/Asset Manager Agreement means each portfolio servicer and/or asset management agreement between an Obligor and a Permitted Portfolio Servicer/Asset Manager in relation to the servicing and/or asset management of any Portfolio Asset(s) and which replaces an existing Portfolio Servicer/Asset Manager Agreement:

(a)	the material terms of which are consistent with those of the existing Portfolio Servicer/Asset Manager Agreement it replaces (if any); or

(b)	which is otherwise in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)).

Non-Consenting Lender means any Lender that does not consent to any amendment, consent, request or waiver requested by an Obligor (including any such consent, request or waiver requested by an Obligor and communicated by the Facility Agent on behalf of that Obligor) to which the Majority Lenders have consented.

Non-wholly Owned Entity means, at any time, a Subsidiary of an Obligor in relation to which that Obligor holds more than 50 per cent. but less than 100 per cent. of the voting rights.

Notifiable Debt Purchase Transaction has the meaning given to such term in paragraph (b) of Clause 42.2 (Debt Purchases by Investor Affiliates).

Non-Quasar Management Fees means any amount of management or servicer (or equivalent) fees, costs and expenses paid to Aliseda Servicios, other than any Quasar Management Fees.

Obligor means a Borrower or a Guarantor, in each case, to the extent such Borrower or Guarantor has not resigned as an Obligor in accordance with Clause 30.2 (Resignation of Obligors).

Obligor Appointed Directors has the meaning given to such term in paragraph (c) of Clause 21.25 (SOCIMI Conversion).

Occupational Lease means any Lease to which an Obligor’s interest in any of its REO Properties is subject.

Operating Expenses means Property/Underlying Loan Expenses, Taxes, Corporate Expenses and Management Fees and Portfolio Expenses.

Opex Reserve Account means each account designated as such and required or permitted to be opened and maintained by an Obligor in accordance with Clause 8.1 (Opening of Control Accounts) and, in each case, includes the interest of that Obligor in any replacement account or sub division or sub-account of that account.

Original Obligor means an Original Borrower or an Original Guarantor.

Paper Form Lender has the meaning given to such term in paragraph (b) of Clause 34.4 (Use of websites).

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Perfection Requirement means:

(a)

the delivery of all certificates of title to securities which are the subject of Transaction Security to the Security Agent, together with signed but otherwise undated transfer forms, confirmations and notices and acknowledgements duly executed in the form required pursuant to each Transaction Security Document; and

(b)

the making or the procuring of registrations, filings (including in any shareholder register or other person’s books), endorsements, notarisations, translations, stampings, notifications, acknowledgements and/or acceptances of the Transaction Documents (and/or the Security created thereunder) necessary for the validity, enforceability (as against the relevant Obligor as well as any third party) and/or perfection thereof.

Permitted Acquisition means:

(a)	the Acquisition;

(b)	any acquisition pursuant to a Permitted Substitution;

(c)	any acquisition pursuant to which an Underlying Property becomes a REO Property;

(d)	the acquisition of all or part of the share capital in any Underlying Loan Obligor or any Holding Company thereof (a Permitted REO Acquisition) provided that:

(i)

if the acquisition consists of the acquisition of all of the shares of such entity, by no later than the date falling three months after that acquisition, it becomes an Additional Obligor in accordance with Clause 30.3 (Additional Obligors) (a Wholly Owned Acquired Underlying Loan Obligor) unless that Underlying Loan Obligor is legally or contractually prohibited from doing so and in which case the Obligors shall use reasonable endeavours to ensure that Underlying Loan Obligor becomes an Additional Obligor in accordance with Clause 30.3 (Additional Obligors) as soon as reasonably practicable following that acquisition; or

(ii)

if the acquisition consists of the acquisition of some, but not all, of the shares of such entity, by no later than the date falling three months after that acquisition, the Company shall provide the Facility Agent with each of the documents and other evidence in respect of that entity listed in Part 5 of Schedule 6 (Conditions Precedent and Conditions Subsequent) (unless the requirement to provide any of such documents or other evidence is waived by the Facility Agent (acting on the instructions of the Majority Lenders)) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders);

(e)	the acquisition of any asset in respect of or from Underlying Loan Obligors under Underlying Loans;

(f)

the acquisition of properties (including unimproved land) (or loans secured by properties or shares in person(s) that own such properties (a Permitted Acquisition Entity)) adjacent to, in the same building as, in close proximity to or which would be protective of or accretive to the value (present or future) of any Portfolio Asset provided that:

(i)

if the acquisition consists of the acquisition of all of the shares in a Permitted Acquisition Entity, by no later than the date falling three months after that acquisition, that Permitted Acquisition Entity becomes an Additional Obligor in accordance with Clause 30.3 (Additional Obligors) (a Wholly Owned Permitted Acquisition Obligor) unless that Permitted Acquisition Entity is legally or contractually prohibited from doing so and in which case the Obligors shall use reasonable endeavours to ensure that Permitted Acquisition Entity becomes an Additional Obligor in accordance with Clause 30.3 (Additional Obligors) as soon as reasonably practicable following that acquisition; or

(ii)

if the acquisition consists of the acquisition of some, but not all, of the shares of such entity, by no later than the date falling three months after that acquisition, the Company shall provide the Facility Agent with each of the documents and other evidence in respect of that entity listed in Part 5 of Schedule 6 (Conditions Precedent and Conditions Subsequent) (unless the requirement to provide any of such documents or other evidence is waived by the Facility Agent (acting on the instructions of the Majority Lenders)) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders);

(g)

the acquisition or incorporation of an Additional SPV consisting of a special purpose vehicle with no liabilities (other than liabilities owed to Obligors which will become Subordinated Loans on that Additional SPV becoming an Additional Obligor) which promptly, and in any event within 20 Business Days of that acquisition or incorporation, becomes an Additional Obligor in accordance with Clause 30.3 (Additional Obligors) provided that the Company shall procure that that Additional SPV complies with the obligations of an Obligor under this Agreement on and from the date on which it is incorporated or acquired by an Obligor; or

(h)	any acquisition of, or subscription for, shares permitted by paragraph (b) of Clause 21.18 (Share capital and status),

provided that:

(i)	in the case of paragraphs (b), (f), (g) and (h) above, no Event of Default is continuing or would result from the relevant acquisition; and

(ii)	in the case of paragraphs (c), (d) and (e) above, no Enforcement Event has occurred.

Permitted Acquisition Entity has the meaning given to that term in the definition of “Permitted Acquisition”.

Permitted Asset Disposal means a disposal of any Portfolio Asset (or of the shares in an Obligor which, directly or indirectly, owns that Portfolio Asset provided that all Portfolio Assets owned by that Obligor are the subject of that disposal) provided that:

(a)	promptly after completion of such disposal the Disposal Proceeds in respect of that disposal are paid into the Collection Account;

(b)	on the date such disposal is contracted no Enforcement Event has occurred; and

(c)	such disposal is made on arms’ length terms.

Permitted Capex Project means any Capex Project which:

(a)	is contracted on arm’s length terms and in accordance with the principles of good estate and portfolio management;

(b)	is required to be undertaken by law or regulation (including health and safety regulation);

(c)	is required to be undertaken by an Obligor under the terms of any Lease;

(d)

is made with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) (such consent not to be unreasonably withheld, delayed or conditioned (unless such Capex Project would reasonably be expected to result in a material adverse effect on the title to or value or marketability of the title to the relevant Property));

(e)

is required to be undertaken or permitted to be undertaken by a tenant under the terms of any Lease provided that the costs and expenses in connection with such Capex Project are not required to be paid (and are not paid for) for in whole or in part by any Obligor; or

(f)

is necessary to ensure that no Event of Default under Clause 23.14 (Major damage) occurs and which can be funded from the aggregate amounts then standing to the credit of the General Accounts (provided that such amounts are not allocated towards another purpose) and any Excluded Insurance Proceeds that the relevant insurer has committed to advance under any Insurance Policy.

Permitted Disposal means:

(a)

provided that no Event of Default is continuing at the time at which the disposal is contracted, a disposal of obsolete non real estate assets which are no longer required for the operation of the disposing Obligor’s business;

(b)	any disposal pursuant to an Expropriation provided that the Disposal Proceeds received in respect of such Expropriation are paid upon receipt by the relevant Obligor into the Collection Account;

(c)

a disposal of any asset (other than of any Control Account, any shares in the Company, any shares in Quasar Holdco, any shares in an Obligor (other than Quasar Holdco or the Company) to the Company or any Portfolio Asset) made by one Obligor to another Obligor other than whilst an Event of Default is continuing provided that if the Obligor disposing of that asset has granted Transaction Security over that asset, the asset must be disposed of subject to that Transaction Security or new Transaction Security must be granted over that asset on terms equivalent to the terms of the existing Transaction Security;

(d)	expenditure of cash for purposes in compliance with the Finance Documents;

(e)	any disposal pursuant to or by way of an Agreement for Lease and/or an Occupational Lease existing on the date of this Agreement or permitted pursuant to Clause 22.2 (Occupational Leases);

(f)	a disposal (other than a disposal of any shares in an Obligor or of a Portfolio Asset) made with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders));

(g)	a disposal arising as a result of Permitted Security;

(h)	a Permitted Asset Disposal;

(i)	any disposal pursuant to a Permitted Substitution;

(j)	any disposal of any person that has ceased to be an Obligor in accordance with the terms of the Finance Documents;

(k)

any disposal provided that the aggregate outstanding principal amount of the Loans are repaid and all other Secured Liabilities are irrevocably discharged in full on or prior to completion of such disposal;

(l)

provided that at the time at which the disposal is contracted no Event of Default is continuing or would result from that disposal, any other disposals (other than of any Control Account, any shares in an Obligor or any Portfolio Asset) where the aggregate value of the assets so disposed of by members of the Group (other than in accordance with paragraphs (a) to (g) (inclusive) above) in any Financial Year does not exceed €50,000 (or its currency equivalent); and

(m)	any disposal of Listed Shares provided that:

(i)	the Listed Shares subject to such disposal are those Listed Shares representing the Free Float Stake; and

(ii)	the Free Float Proceeds are, promptly after receipt, paid into the Collection Account.

Permitted Distribution means:

(a)	any distribution of cash:

(i)	made by any member of the Group to another member of the Group;

(ii)	made by Topco to a person that is not a member of the Group;

(iii)	made by a SOCIMI and/or any Subsidiary of a SOCIMI for an amount equal to the minimum amount which is required to be paid to comply with the SOCIMI Regime at such time,

provided that such distribution:

(A)

may only be made out of monies standing to the credit of any REO Refund Proceeds Account or any General Account (other than any monies standing to the credit of any General Account which have been transferred to a General Account for any purpose expressly specified in Clause 8 (Accounts));

(B)

if made by Topco to a person that is not a member of the Group, is made at a time when no Event of Default is continuing or would occur immediately as a result of the distribution (unless such Event of Default would be remedied as a result of such distribution);

(C)

if it is made by Topco to a person that is not a member of the Group and out of monies transferred to a General Account from the Collection Account on an Interest Payment Date (the Relevant IPD and each such being a Distribution Blocked Amount) that is not a Quarterly IPD and:

(1)

on the Relevant IPD the outstanding principal amount of the Loans is not greater than the amount set out in the row opposite the Financial Quarter Date falling immediately after that Interest Payment Date in the column labelled “9 Months” in Schedule 7 (Maximum Loan Balances); or

(2)

a Quarterly IPD has occurred since the Relevant IPD and on that Quarterly IPD the outstanding principal amount of the Loans is not greater than the amount set out in the row opposite the Financial Quarter Date falling immediately prior to that Interest Payment Date in the column labelled “9 months” in Schedule 7 (Maximum Loan Balances).

(b)	any distribution other than of cash made by any SOCIMI and/or Subsidiary of a SOCIMI provided that:

(i)	the amount (or part of the amount) of such distribution that falls under this paragraph (b) is limited to the minimum amount required to comply with the SOCIMI Regime at such time; and

(ii)

the relevant distribution is made by way of deferral of its payment and subsequent capitalisation of the relevant credit right by an issuance of shares permitted pursuant to Clause 21.18 (Share capital and status) or via a contribution to equity reserves; and

(c)

any distribution other than of cash (but not by transfer or disposal of a Control Account, any part of any Portfolio Asset or any of the rights to receive income in respect of any Portfolio Asset(s)) made by any member of the Group to another member of the Group or by Topco to any person that is not a member of the Group provided that such distribution:

(i)

if made by Topco to a person that is not a member of the Group, is made at a time when no Event of Default is continuing or would occur immediately as a result of the distribution (unless such Event of Default would be remedied as a result of such distribution); and

(ii)	is either:

(A)

other than to the extent paragraph (B) below is complied with, made or discharged by an issuance of shares permitted pursuant to Clause 21.18 (Share capital and status), an increase in share premium or other equivalent arrangement: or

(B)

left outstanding and the amount outstanding in respect of that distribution owed to any such Holding Company or person constitutes Financial Indebtedness incurred by that member of the Group under a Subordinated Loan or Investor Debt.

Permitted Financial Indebtedness means any Financial Indebtedness:

(a)	which is discharged on the Utilisation Date;

(b)	arising under any Finance Document;

(c)	as permitted by Clause 21.21 (Treasury Transactions);

(d)	that is Investor Debt; or

(e)	that is a Subordinated Loan.

Permitted Guarantee means:

(a)	any guarantee which is released on the Utilisation Date;

(b)	any guarantee arising under any Finance Document; and

(c)

any guarantee given in the ordinary course of business not exceeding (when aggregated with the maximum liability under any other guarantee granted by any Obligor which is a Permitted Guarantee for the purposes of this paragraph (c)) €500,000 (or its currency equivalent) in aggregate at any time.

Permitted Hedging Transaction means any interest rate hedging arrangements which may be entered into from time to time by an Obligor provided that such hedging arrangements provide only for interest rate cap(s) and any payments required to be made by the relevant Obligor(s) under the terms of such hedging arrangements are paid:

(a)	as an upfront premium paid within the time period required by market convention for the payment of upfront premium; and

(b)	out of the funds standing to the credit of the General Accounts, pursuant to the advance of Investor Debt and/or Subordinated Loans and/or the making of one or more Equity Contributions.

Permitted Letting Activity means any Letting Activity which is:

(a)	contracted on arm’s length terms and in accordance with the principles of good estate and portfolio management;

(b)	the grant (whether by grant of rights, lease, licence or otherwise) of rights of occupation and/or use in respect of any car parking spaces within or upon any REO Properties;

(c)

the exercise by an Obligor of any right to forfeit or exercise any right of re-entry in respect of, or exercise any option or power to break or determine, any Occupational Lease in circumstances where the tenant of the relevant Occupational Lease is in breach of its obligations under the relevant Occupational Lease to pay rent or is otherwise insolvent;

(d)	an acceptance or agreement to any Letting Activity required to be given pursuant to any applicable law or regulation;

(e)

made in accordance with the terms of any Agreement for Lease or Occupational Lease (provided that such Agreement for Lease or Occupational Lease is allowed to subsist, has been entered into in accordance with the terms of this Agreement or was entered into prior to the Closing Date); or

(f)

made with the prior written consent of the Facility Agent (acting on the instruction of the Majority Lenders (such consent not to be unreasonably withheld, delayed or conditioned (unless such Letting Activity would reasonably be expected to result in a material adverse effect on the title to, or value or marketability of, the title to the relevant Property)).

Permitted Loan means:

(a)	any loan made by Topco to its immediate Holding Company provided that:

(i)	such loan is made on arms’ length terms or otherwise out of amounts that may be subject to a Permitted Distribution;

(ii)	the rights of the Topco in respect of such loan are the subject of Transaction Security; and

(iii)	such loan may only be made:

(A)

(if made in cash) out of monies standing to the credit of any General Account (other than any monies standing to the credit of any General Account which have been transferred to a General Account for any purpose expressly specified in Clause 8 (Accounts); and

(B)	at a time when no Event of Default is continuing or would occur immediately as a result of that loan being made (unless such Event of Default would be remedied as a result of such loan being made);

(b)	credit balances held in any Control Account, Existing Account or Permitted Special Purpose Account with any banks or financial institutions;

(c)	any Underlying Loan; and

(d)	any Subordinated Loan.

Permitted Obligor Merger means any merger between Obligors other than:

(a)	any merger involving Topco;

(b)	any merger involving the Company; or

(c)	any merger involving Quasar Holdco unless it is the surviving entity,

provided that Clause 21.28 (Ratification of Security) is complied with in respect of that Permitted Obligor Merger.

Permitted Portfolio Servicer/Asset Manager means:

(a)	any Investor Affiliate; and/or

(b)	any other person as may be agreed from time to time between the Company (acting reasonably) and the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)),

in each case, to the extent appointed as a Permitted Portfolio Servicer/Asset Manager of any Portfolio Asset(s) (or any part thereof) pursuant to a Portfolio Servicer/Asset Manager Agreement (which has not been terminated) provided that there may be multiple Permitted Portfolio Servicer/Asset Managers with different responsibilities in relation to any Portfolio Asset(s) at any time.

Permitted REO Acquisition has the meaning given to that term in the definition of “Permitted Acquisition”.

Permitted Security means:

(a)	any Security or Quasi Security which is discharged (which term shall include release and/or re-assignment) on the Utilisation Date;

(b)

any property right (including, without limitation, any easement, right of way, right of access and restrictive covenant) easement or other agreement or arrangement having similar effect which is granted in connection with a Permitted Letting Activity, a Permitted Asset Disposal or a Permitted Substitution provided that the grant of such easement or arrangement does not adversely affect the value of the relevant Portfolio Asset or restrict the rights of any Finance Party under the Transaction Security Documents;

(c)	any easement or other agreement or arrangement having similar effect which exists on the Closing Date and is disclosed in a Report;

(d)

any Security, easement or other agreement or arrangement that arises at law (provided that it does not adversely affect the validity or enforceability of the Transaction Security over the relevant Portfolio Asset or restrict the rights of any Finance Party under the Transaction Security Documents);

(e)	any Security or Quasi Security arising under the Finance Documents;

(f)

any Security or Quasi Security arising by operation of law and in the ordinary course of business and not as a result of any default or omission by any member of the Group provided that it is discharged within 60 days of coming into existence;

(g)

any Security or Quasi Security arising by operation of law and in respect of Taxes being contested or required to be created in favour of any Tax or other government authority in order to appeal or otherwise challenge Tax assessments and/or claims in good faith provided that, in each case:

(i)	payment is being contested in good faith;

(ii)	it has maintained adequate reserves for the payment of such Taxes; and

(iii)	payment can be lawfully withheld;

(h)	any netting or set-off arrangement under any Permitted Hedging Transaction;

(i)

any Security or Quasi Security entered into by any Obligor to comply with the requirements of the standard terms of business of any account bank but only so long as (i) such arrangement does not permit credit balances of any Obligor to be netted or set off against debit balances of persons who are not Obligors and (ii) such arrangement does not give rise to other Security or Quasi Security over the assets of Obligors in support of liabilities of persons who are not Obligors; and

(j)

any Security or Quasi Security arising under any retention of title arrangements, any hire purchase or conditional sale arrangement or arrangements having similar effect in each case, in respect of goods supplied to an Obligor in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by an Obligor provided that such Security or Quasi Security is discharged within 60 days of coming into existence.

Permitted Special Purpose Account means each Rent Deposit Account and any Listed Shares Account.

Permitted Substitution means the disposal of any Portfolio Asset(s) in exchange for (in whole or in part) the acquisition of properties and/or loans (or the shares in any person holding such properties and/or loans provided that such person is incorporated in Spain and either (A) its primary business consists of acquiring and owning Spanish real estate assets and/or loans in respect of real estate assets, or (B) a listed company (Listed Shares) whose primary business consists of acquiring, owning, managing and/or servicing, financing, refinancing and/or developing Spanish real estate assets and/or loans in respect of real estate assets and such shares were acquired with the intention of disposing of those shares as soon as commercially reasonable and not acquired for speculative purposes (a Permitted Substitution Entity)) in respect of or from Underlying Loan Obligors (each a Substitution) provided that:

(a)	such Substitution is made on arms’ length terms;

(b)

the value of the asset(s) to be acquired pursuant to that Substitution is projected by the Company based on a good faith estimate (or, in the case of a Substitution consisting of some, but not all, of the shares in a Permitted Substitution Entity determined by reference to a red book valuation from a reputable independent third party valuer experienced in valuing assets equivalent to the relevant Portfolio Assets being acquired unless that Permitted Substitution Entity is a listed company in which case value will be determined by reference to the relevant trading price at the time of the acquisition) to be no less than the value of the Portfolio Asset(s) to be disposed of pursuant to that Substitution;

(c)

the value (projected by the Company based on a good faith estimate) of (in the case of a REO Property) or outstanding principal amount (in the case of an Underlying Loan) of the Portfolio Asset being disposed pursuant to that Substitution does not exceed:

(i)	€25,000,000; or

(ii)	(when aggregated with each other Portfolio Asset disposed of pursuant to a Permitted Substitution during the life of the Facilities) €400,000,000;

(d)

in the case of a Substitution consisting of an acquisition of Listed Shares at the time of such Substitution, the aggregate Allocated Cost of all Portfolio Assets disposed of pursuant to a Permitted Substitution for Listed Shares, does not exceed:

(i)	€90,000,000, minus:

(ii)

the difference between (A) the aggregate of the Disposal Proceeds received in respect of all Listed Shares acquired pursuant to a Substitution during the life of the Facilities and (B) the aggregate Allocated Cost of all Portfolio Assets disposed of pursuant to a Permitted Substitution for Listed Shares during the life of the Facilities provided that if such (A) is greater than such (B) such difference shall be deemed to be zero.

(e)	in the case of a Substitution:

(i)

consisting of the acquisition of all of the shares in a Permitted Substitution Entity, by no later than the date falling three months after that Substitution that Permitted Substitution Entity becomes an Additional Obligor in accordance with Clause 30.3 (Additional Obligors) (a Wholly Owned Permitted Substitution Obligor) unless that Permitted Substitution Entity is legally or contractually prohibited from doing so and in which case the Obligors shall use reasonable endeavours to ensure that Permitted Substitution Entity becomes an Additional Obligor in accordance with Clause 30.3 (Additional Obligors) as soon as reasonably practicable following that Substitution; or

(ii)

consisting of the acquisition of some, but not all, of the shares in a Permitted Substitution Entity, by no later than the date falling three months after that acquisition, the Company shall provide the Facility Agent with each of the documents and other evidence in respect of that Permitted Substitution Entity listed in Part 5 of Schedule 6 (Conditions Precedent and Conditions Subsequent) (unless the requirement to provide any of such documents or other evidence is waived by the Facility Agent (acting on the instructions of the Majority Lenders)) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders); and

(f)	no Event of Default is continuing or would result from such Substitution.

Permitted Substitution Aggregate Value has the meaning given to that term in Clause 7.9 (Permitted Substitution Shortfall Ledger).

Permitted Substitution Entity has the meaning given to that term in the definition of “Permitted Substitution”.

Permitted Substitution Shortfall Ledger has the meaning given to that term in Clause 7.9 (Permitted Substitution Shortfall Ledger).

Permitted Substitution Valuation has the meaning given to that term in Clause 22.4 (Permitted Substitutions).

Permitted Substitution Valuation Event has the meaning given to that term in Clause 22.4 (Permitted Substitutions).

Portfolio means the Obligors and the Portfolio Assets.

Portfolio Assets means:

(a)	any Underlying Loan; and

(b)	any REO Property,

in each case (i) excluding any such Underlying Loan or REO Property that has been the subject of a Permitted Disposal and (ii) including any Underlying Loan and/or REO Property that has been the subject of a Permitted Acquisition (other than any such Underlying Loan or REO Property that has been the subject of a Permitted Disposal).

Portfolio Expenses means all fees, costs, expenses and payments in respect of the Portfolio and:

(a)

including fees, costs, expenses and payments in respect of Permitted Acquisitions (other than any acquisition falling under paragraph (a) or (b) of the definition of “Permitted Acquisition”) and Development Capex Projects provided that the maximum amount of fees, costs, expenses and payments (other than where such Permitted Acquisition is of a loan advanced to a borrower under an existing Underlying Loan) that may constitute Portfolio Expenses in respect of:

(i)	an individual Permitted Acquisition or Development Capex Project shall not exceed €10,000,000; and

(ii)	all Permitted Acquisitions and Development Capex Projects completed during the life of the Facilities shall not exceed €250,000,000 in aggregate;

(b)

including any fees, costs, expenses and payments incurred by an Obligor in respect of the exercise of its rights under clause 7 of the Transfer Agreement and the taking of all necessary steps to procure that it becomes a Lender under each Finance Document (as defined in the Transfer Agreement) with respect to each Non-Performing Loan (as defined in the Transfer Agreement); and

(c)	excluding Property/Underlying Loan Expenses, Taxes, Corporate Expenses and Management Fees.

Portfolio Income means all amounts received by the Obligors from:

(a)	the Portfolio Assets (including from disposals and resolutions) and all proceeds from any Insurance Policy in respect of operating losses or loss of rent;

(b)	any distribution to Quasar Holdco that constitutes Quasar Management Fees (Profit Element); and

(c)	Permitted Hedging Transactions,

excluding, for the avoidance of doubt, Management Fees (other than, in each case, any distribution to Quasar Holdco that constitutes Quasar Management Fees (Profit Element)) and Non-Quasar Management Fees.

Portfolio Servicer/Asset Manager Agreement means an Initial Portfolio Servicer/Asset Manager Agreement or a New Portfolio Servicer/Asset Manager Agreement.

Portfolio Servicer/Asset Manager Duty of Care Agreement means each agreement executed by a Permitted Portfolio Servicer/Asset Manager in favour of the Security Agent and the Facility Agent in relation to the servicing and/or management of all or any part of any Portfolio Asset which is:

(a)	in a form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)); or

(b)	in form and substance substantially the same as an existing Portfolio Servicer/Asset Manager Duty of Care Agreement.

Pre-Close Collections means any amounts received by an Obligor pursuant to clause 7.2(B) of the Acquisition Agreement for the period commencing on 1 January 2018 and ending on the Closing Date.

Pre-Close Collections Deposit Account means each account designated as such and required or permitted to be opened and maintained by an Obligor in accordance with Clause 8.1 (Opening of Control Accounts) and, in each case, includes the interest of that Obligor in any replacement account or sub division or sub-account of that account.

Prepayment Fee Letter means the letter dated on or about the date of this Agreement between the Facility Agent and the Company setting out the fees referred to in Clause 12.1 (Prepayment Fees).

Prepayment Fees means any fees payable pursuant to Clause 12.1 (Prepayment Fees).

Preservation Amount has the meaning given to such term in paragraph (b) of Clause 17.3 (Preservation costs).

Primary Share Security means any of the Transaction Security over the shares in the Company or a Borrower.

Prohibited Lender means:

(a)

any person (other than a Securitisation Issuer) unless such person is regularly engaged in the business of making, originating or owning commercial real estate loans and (taken together with its Affiliates and Related Funds) holds at least EUR500,000,000 (or equivalent in any other currency) of such commercial real estate loans; or

(b)

any competitor of the Blackstone Investors in the business of owning or operating commercial real estate, excluding any Affiliate, investment fund, managed account, proprietary investing, general-purpose lending or flow trading operation of a competitor or of an Affiliate of a competitor, in each case, that is engaged in the business of providing, arranging or underwriting debt obligations or of investing in, trading in, or managing debt obligations in the primary or secondary market for commercial real estate debt, which has a track record in this business and which is managed and/or operated separately from any competitor’s business.

Property/Underlying Loan Expenses means fees, costs, expenses, taxes and payments in respect of the Portfolio Assets and other fees, costs, expenses, Taxes and other payments to protect or preserve the position of the Obligors under any Underlying Loan (including the making of any additional advance under that Underlying Loan) excluding, for the avoidance of doubt, Management Fees, Taxes (other than those described in this definition), Corporate Expenses and Portfolio Expenses.

Qualifying Lender has the meaning given to such term in Clause 13 (Tax Gross Up and Indemnities).

Quarterly IPD means an Interest Payment Date falling in February, May, August or November.

Quarterly Management Report means a quarterly management report in the form set out in Quarterly Management Report Schedule in respect of the Portfolio, in each case, for the Financial Quarter ending on the Financial Quarter Date falling immediately prior to delivery of that quarterly management report.

Quarterly Management Report Schedule means the quarterly management report schedule delivered on or prior to the Utilisation Date pursuant to Clause 4.1 (Initial Conditions Precedent)

Quasar Holdco means Project Quasar Holdco S.L.U. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain holding tax identification number B.88038344.

Quasar Management Fees means any amount of management or servicer (or equivalent) fees, costs and expenses paid to Aliseda Servicios under the Initial Portfolio Servicer/Asset Manager Agreement (Aliseda-Quasar).

Quasar Management Fees (Profit Element) means any Quasar Management Fees for the year ending 31 December 2018 in excess of 115% of Aliseda Servicios’ costs incurred in respect of the Initial Portfolio Servicer/Asset Manager Agreement (Aliseda-Quasar).

Quasi Security has the meaning given to such term in Clause 21.10 (Negative pledge).

Quotation Day means, in relation to any period for which an interest rate is to be determined, the date that is two TARGET Days prior to the first day of that period.

Rate Fixing Time means, on any day, 11am Brussels time on that day (or such later time as the Facility Agent may agree).

Reallocation Notice means a document substantially in the form set out in Schedule 9 (Form of Accession Letter).a notice entered into from time to time by any Lender, the Company, the Facility Agent and the Security Agent for the purposes of reallocating Commitments in accordance with Clause 2.4 (Reallocation of Commitments).

Receiver means a receiver, manager or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Recipient has the meaning given to such term in paragraph (b) of Clause 13.9 (VAT).

Recovering Finance Party has the meaning given to such term in Clause 28.1 (Payments to Finance Parties).

Recovery Claim has the meaning given to such term in the definition of Recovery Prepayment Proceeds.

Recovery Prepayment Proceeds means the proceeds of a claim (a Recovery Claim) against:

(a)	the Vendor or any of its Affiliates (or any of their respective employees, officers or advisers) in relation to any Acquisition Document (excluding any Pre-Close Collections);

(b)	any counterparty to any acquisition agreement (or similar instrument) in respect of a Permitted Acquisition (other than the Acquisition);

(c)	the provider of any Report (in its capacity as a provider of that Report); or

(d)

any counterparty to a construction contract or collateral warranty (in its capacity as counterparty to that construction contract or collateral warranty (as applicable)) with, or benefitting, an Obligor, in each case, except for Excluded Recovery Proceeds, and after deducting:

(i)	any reasonable fees, costs and expenses which are incurred by any member of the Group to any persons who are neither members of the Group nor Investor Affiliates; and

(ii)	any Tax incurred and required to be paid by a member of the Group (on the basis of existing rates and taking into account any available credit, deduction or allowance),

in each case, in relation to that Recovery Claim.

Redistributed Amount has the meaning given to such term in paragraph (a) of Clause 28.4 (Reversal of redistribution).

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by all or, where the circumstances in Clause 11.1 (Absence of quotations) applies, the remaining the Reference Banks:

(a)

(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the European interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)

if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

Reference Banks means the principal office in London of BNP Paribas, Standard Chartered Bank, HSBC Bank plc, ING Bank N.V. and Barclays Bank plc or such other banks as may be appointed by the Facility Agent in consultation with the Company

Related Fund means:

(a)

in relation to a Fund (the first fund), a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund; and

(b)	in relation to any other person (the first person), each fund which is managed or advised by an investment manager or investment adviser which is the first person or an Affiliate of the first person.

Release Document means any document releasing Financial Indebtedness of a Target and/or Security granted by a Target, delivered on or prior to the Closing Date pursuant to Clause 4.3 (Conditions Subsequent).

Relevant Breach has the meaning given to such term in paragraph (c)(ii) of Clause 29.10 (Limited Recourse and Non-Petition).

Relevant Jurisdiction means, in relation to a Transaction Obligor:

(a)	its jurisdiction of incorporation or formation;

(b)	the jurisdiction of its Centre of Main Interests;

(c)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(d)	any jurisdiction where it conducts its business; and

(e)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

Relevant Obligations has the meaning given to such term in paragraph (c) of Clause 29.4 (Procedure for assignments).

Relevant Party has the meaning given to such term in paragraph (b) of Clause 13.9 (VAT).

Relevant Period means each period of 12 months commencing on a Financial Quarter Date and ending on the anniversary of that Financial Quarter Date.

Rent Deposit Account means any account (other than a Control Account) held with a bank that has a Requisite Rating in which an Obligor has an interest which is solely maintained and used (if used) for the purpose of holding rent deposits in respect of Occupational Leases.

REO (Enforcement Acquisition) means an REO consummated via a court or notarial auction enforcement process.

REO means the transfer of title to an Underlying Property to an Obligor.

REO Date means, in respect of a Permitted REO Acquisition, the date of completion of that Permitted REO Acquisition.

REO Property means a property which is owned by an Obligor.

REO Property Portion has the meaning given to such term in the definition of REO Property Title Split.

REO Property Title Split means the partitioning of any part (each a REO Property Portion) of an REO Property into a separate REO Property in a legal sense in accordance with:

(a)	the relevant laws and requirements of the applicable land registry and/or cadastral registry to register such a partition; and

(b)	the REO Property Title Split Conditions.

REO Property Title Split Conditions means, in respect of a REO Property Title Split:

(a)

the Company gives at least 10 Business Days’ prior notice of the REO Property Title Split to the Facility Agent, such notification to include the specific boundaries of each REO Property Portion and copies of the submissions to be made to the relevant land registry in connection with such REO Property Title Split;

(b)

the relevant Obligor has and will continue to have a good and marketable title to each REO Property Portion following completion of the REO Property Title Split (other than in respect of any REO Property Portion being immediately disposed of as a Permitted Asset Disposal);

(c)

the ownership title of each REO Property Portion will, upon registration in each land registry, be subject to all easements, public charges, agreements, reservations, restrictions, utility rights, access rights, all other easements necessary to permit any encroachment from these REO Property Portions, all waivers necessary to waive any encroachment rent otherwise payable by the owners of these REO Property Portions, conditions or other matters, in each case if and to the extent as required to enjoy and use each REO Property Portion (including those necessary for the carrying on of the business on each REO Property Portion ) (the Relevant Rights) following the REO Property Title Split;

(d)

any Relevant Rights which were for the benefit of the relevant REO Properties (as a whole) before the REO Property Title Split will not be adversely affected by the REO Property Title Split (or will be replaced with equivalent rights) and will continue to benefit any REO Property Portion retained by the Obligors following the REO Property Title Split (or a disposal thereof);

(e)

copies of land register extracts (or equivalent) providing evidence for the registration of the relevant REO Property Portion as a new REO Property in a legal sense and any other documents formalising the REO Property Title Split are provided to the Facility Agent;

(f)	all Authorisations are obtained by the relevant Obligors to effect the REO Property Title Split; and

(g)	no Default is continuing or would arise as a result of the REO Property Title Split.

REO Refund Proceeds means any amount deposited with or held in respect of an REO (Enforcement Acquisition) where an equal amount was funded from monies standing to the credit of the REO Refund Proceeds Account and which are refunded to an Obligor or any amount distributed to an Obligor in its capacity as creditor in respect of an REO (Enforcement Acquisition).

REO Refund Proceeds Account means each account designated as such and required or permitted to be opened and maintained by an Obligor in accordance with Clause 8.1 (Opening of Control Accounts) and, in each case, includes the interest of that Obligor in any replacement account or sub division or sub-account of that account.

Repeating Representations means each of the representations set out in Clause 19.2 (Status), Clause 19.3 (Binding obligations), Clause 19.4 (Non conflict with other obligations), Clause 19.5 (Power and authority), Clause 19.6 (Validity and admissibility in evidence), Clause 19.7 (Governing law and enforcement), Clause 19.9 (No filing or stamp taxes) and paragraph (b) of Clause 19.10 (No default).

Replacement Amount has the meaning given to such term in paragraph (a) of Clause 29.8 (Replacement of Lenders).

Replacement Lender has the meaning given to such term in paragraph (a)(i) of Clause 29.8 (Replacement of Lenders).

Report means:

(a)	the Project Quasar limited corporate due diligence red flag report dated 21 July 2017 and updated regarding share titles or about the date of this Agreement and prepared by J&A Garrigues, S.L.P.;

(b)	the Project Quasar REOs and Top 10 lease agreements limited legal due diligence red flag report dated on or about the date of this Agreement and prepared by J&A Garrigues, S.L.P.;

(c)	the Project Quasar limited due diligence red flag report on non-performing loans dated on or about the date of this Agreement and prepared by J&A Garrigues, S.L.P.;

(d)

the Project Quasar limited due diligence red flag report on corporate, tax and employee analysis for certain asset management companies dated on or about the date of this Agreement and prepared by J&A Garrigues, S.L.P.;

(e)	the financial due diligence report dated on or about the date of this Agreement and prepared by PricewaterhouseCoopers LLP; or

(f)	the Tax Structure Paper.

Reports Side Letter means the letter dated on or about the date of this Agreement between The Blackstone Group International Partners LLP, any other addressee of a Report which is an Investor Affiliate (other than an Obligor) and the Facility Agent.

Required Equity Amount means an amount equal to:

(a)

the aggregate of the amount payable by the Borrower to the Vendor pursuant to the Acquisition Documents and the Transaction Costs, in each case, on the Closing Date and as set out in the Sources and Uses Statement minus;

(b)	an amount equal to the Total Commitments.

Required Interest Reserve Amount has the meaning given to such term in paragraph (c) of Clause 8.10 (Interest Reserve Account).

Requisite Rating means:

(a)

in relation to a bank or financial institution at which a Control Account (other than a General Account, an Income Account or a Collection Account) or Rent Deposit Account is held (provided that for the purposes of determining the Requisite Rating of an Account Bank, the ratings held by a Holding Company of such Account Bank may be used), either:

(i)

a short term counterparty rating or a rating of short term instruments with at least two of the following ratings: F3 (or better) by Fitch, P-3 (or better) by Moody’s or A-3 (or better) by S&P or, if that Account Bank is not rated for short term counterparty ratings, a long term counterparty rating or a rating of long term instruments with at least two of the following ratings: BBB- (or better) by Fitch, Baa3 (or better) by Moody’s or BBB- (or better) by S&P; or

(ii)	a long term counterparty rating or a rating of long term instruments with at least one of the following ratings: BBB (or better) by Fitch, Baa2 (or better) by Moody’s or BBB (or better) by S&P; and

(b)

in relation to a bank or financial institution at which a Collection Account is held (provided that for the purposes of determining the Requisite Rating of an Account Bank, the ratings held by a Holding Company of such Account Bank may be used), a short term counterparty rating or a rating of short term instruments with at least one of the following ratings: F2 (or better) by Fitch, P-2 (or better) by Moody’s or A-2 (or better) by S&P.

Resignation Letter means a letter substantially in the form set out in Schedule 10 (Form of Resignation Letter).

Response Cut-Off Date has the meaning given to such term in paragraph (a) of Clause 38.5 (Excluded Commitments).

Retiring Guarantor has the meaning given to such term in Clause 18.9 (Release of Guarantors’ right of contribution).

S&P means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or any successor to the rating business of S&P.

Sale and Purchase Agreement has the meaning given to that term in the definition of “Acquisition Document – Closing”.

Sanctioned Country means any country or other territory which at the time of an applicable acquisition or accession is the subject of Sanctions.

Sanctions means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

Sanctions Authority means:

(a)	the United States;

(b)	the United Nations Security Council;

(c)	the European Union;

(d)	the United Kingdom; or

(e)

the respective governmental institutions of any of the foregoing including, without limitation, Her Majesty’s Treasury, the Office of Foreign Assets Control of the US Department of the Treasury (OFAC), the US Department of Commerce, the US Department of State and any other agency of the US government.

Sanctions Claim means any claim, action, proceeding, investigation, notice or demand.

Sanctions List means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

Sanctions Prohibited Payment has the meaning given to that term in Clause 19.24 (Anti-Corruption).

Sanctions Restricted Party means any person that is:

(a)	listed on, or owned or controlled by a person listed on, a Sanctions List,

(b)	a government of a Sanctioned Country,

(c)	an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country,

(d)	resident or located in, operating from, or incorporated under the laws of, a Sanctioned Country; or

to the best knowledge of any Obligor (acting with due care and enquiry), otherwise subject to Sanctions.

Screen Rate means, in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period, displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service provider which publishes that rate from time to time in place of Thomson Reuters provided that if such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

Second Currency has the meaning given to such term in paragraph (a) of Clause 15.1 (Currency indemnity).

Secured Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly, severally or in any other capacity whatsoever and whether originally incurred by an Transaction Obligor or by some other person) of each Transaction Obligor to the Finance Parties (or any of them) under or in connection with any of the Finance Documents, each as amended, varied, supplemented or novated from time to time, including without limitation the parallel debt obligation, the joint and several creditor obligation, any increase of principal or interest and any extension of maturity, novation, deferral or extension of such liabilities, in each case together with any and all liabilities arising out of unjust enrichment and tort and other liabilities for damages or restitution in relation to the foregoing.

Secured Party means a Finance Party, a Receiver or any Delegate.

Securitisation means any securitisation (including, without limitation, a synthetic securitisation), repackaging, similar transaction or transaction of broadly equivalent economic effect:

(a)	involving any part of the rights of any Lender under this Agreement; or

(b)	relating to, or using as a reference, the whole or part of the Loans (whether alone or in conjunction with other loans) through the issue of notes on the capital markets.

Securitisation Issuer means a Lender which (a) is a special purpose vehicle and (b) has issued note instruments in respect of a Securitisation.

Securitisation Property has the meaning given to such term in paragraph (a) of Clause 29.10 (Limited Recourse and Non-Petition).

Security means a mortgage, charge, pledge, security assignment, lien, assignment or other security interest securing any obligation of any person or any easement or other agreement or arrangement having a similar effect.

Security Agent Fee Letter means the letter dated on or about the date of this Agreement between the Security Agent and the Company setting out the fees referred to in Clause 12.4 (Security Agent Fee).

Sharing Finance Parties has the meaning given to such term in Clause 28.2 (Redistribution of payments).

Sharing Payment has the meaning given to such term in paragraph (c) of Clause 28.1 (Payments to Finance Parties).

SOCIMI means any Obligor which is subject to the SOCIMI Regime (other than any Obligor that is a Subsidiary of an Obligor which is subject to the SOCIMI Regime).

SOCIMI Act means the Law 11/2009, of 26 October, on listed real estate investment companies (Ley 11/2009, de 26 de octubre, por la que se regulan las Sociedades Anónimas Cotizadas de Inversión en el Mercado Inmobiliario).

SOCIMI Conversion means where an Obligor and each of its Subsidiaries submit an election to the Spanish tax authorities for the SOCIMI Regime to be applicable to them.

SOCIMI Electing Obligor has the meaning given to such term in paragraph (a) of Clause 21.25 (SOCIMI Conversion).

SOCIMI Regime means the tax and regulatory treatment applicable under the SOCIMI Act to all companies meeting the requirements to qualify as a Sociedad Anónima Cotizada de Inversión en el Mercado Inmobiliario or to any other company capable of benefiting from such regime.

SOCIMI Regulations means SOCIMI Regulations means the SOCIMI Act and the regulations (Circulares) of the Mercado Alternativo Bursátil (MAB) applicable to SOCIMIs including without limitation, Circular 9/2017 (each, as amended, together with any regulation that may supplement, amend or replace them from time to time).

SOCIMI Retrospective Tax means any Tax incurred and paid by any Obligor out of the Working Capital Account, an Income Account or the Cash Trap Account, where such Tax arises due to an Obligor failing to comply in all material respects with the requirements applicable to it in:

(a)	the SOCIMI Regime (taking into account any cure periods provided for in the SOCIMI Regime) as and when required by the SOCIMI Regime; or

(b)	the EDAV Regime (including the requirements provided in the SOCIMI Act to be considered as a subsidiary included in article 2.1(c) of the SOCIMI Act),

in each case in respect of the period during which that Obligor applied the SOCIMI Regime or EDAV Regime (as applicable).

SOCIMI Retrospective Tax Ledger has the meaning given to that term in Clause 7.10 (SOCIMI Retrospective Tax Ledger).

SOCIMI Sub means a Subsidiary of a SOCIMI which meets the following requirements:

(a)	such Subsidiary is 100% directly owned and controlled by a SOCIMI;

(b)	the share capital of such Subsidiary is not listed; and

(c)	such Subsidiary does not itself have any Subsidiaries.

Sources and Uses Statement means a statement prepared by or on behalf of the Company showing the sources and uses of the funds on the Utilisation Date delivered on or prior to the Utilisation Date pursuant to Clause 4.1 (Initial Conditions Precedent).

Spanish Civil Procedural Law means the Law 1/2000 of 7 January, Ley de Enjuiciamiento Civil, as amended from time to time.

Spanish Companies Law means Royal Legislative Decree 1/2010 dated 2 July, approving the consolidated text of Spanish Corporate Enterprises Law (Real Decreto Legislativo 1/2010 de 2 de Julio por el que se aprueba el texto refundido de la Ley de Sociedades de Capital) as amended from time to time.

Spanish Insolvency Law means Spanish Law 22/2003 of 9 July on Insolvency (Ley 22/2003 de 9 de Julio, Concursal) as amended from time to time.

Spanish Public Document means, a documento público, being either an escritura pública or a póliza or efecto intervenido por fedatario público.

Subordinated Creditor has the meaning given to such term in the Subordination Agreement.

Subordinated Creditor Accession Deed has the meaning given to such term in the Subordination Agreement.

Subordinated Loan means any Financial Indebtedness owed by a member of the Group to another member of the Group provided that:

(a)	such Financial Indebtedness has been subordinated to the Secured Liabilities under the terms of the Subordination Agreement;

(b)	the rights of the creditor in respect of such Financial Indebtedness are the subject of Transaction Security; and

(c)	such Financial Indebtedness is governed by Spanish law.

Subordination Agreement means the subordination agreement dated on or prior to the Utilisation Date between, amongst others, the Company and the Security Agent.

Sub-Participation means the sub-participation by any Lender of any or all of its rights and/or obligations under the Finance Documents (or the entry into a similar or equivalent arrangement or transaction (including any total return swap) in respect of those rights and/or obligations) and sub-participated and sub-participant shall be construed accordingly.

Subsidiary means in relation to any person, a person:

(a)	which is controlled, directly or indirectly, by the first mentioned person;

(b)	where more than half of the issued shares of such person is beneficially owned, directly or indirectly by the first mentioned person; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned person,

and for this purpose, a person shall be treated as being controlled by another if that other person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body whether through the ownership of voting shares, by contract or otherwise.

Sum has the meaning given to such term in paragraph (a) of Clause 15.1 (Currency indemnity).

Supplier has the meaning given to such term in paragraph (b) of Clause 13.9 (VAT).

Synthetic Sale means any transaction (including, without limitation, in connection with a participation, derivative or Securitisation) under which payments are to be made or may be made by reference to, one or more Finance Documents.

Tamadaba means Inversiones Tamadaba S.A.U. a public limited liability company (sociedad anónima) incorporated under the laws of Spain with its registered office at C/ Profesor Agustín Millares Carlo, S/N, 35002 (Las Palmas De Gran Canaria), being registered with the Commercial Registry (Registro Mercantil) of Las Palmas De Gran Canaria under volume 2020, page GC-41543 and sheet 164, and holding tax identification number A-76017748

Target means:

(a)	Canvives;

(b)	Aliseda SA;

(c)	Tamadaba;

(d)	Aliseda Servicios;

(e)

Taler Real Estate S.L.U. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/Andres Segovia 53 2, Modulo 2A, 18008 (Granada) being registered with the Commercial Registry (Registro Mercantil) of Granada under volume 928, page GR-17644 and sheet 86, and holding tax identification number B-18558130;

(f)

Tifany Investments S.L. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at Paseo de la Castellana 93, 13ª, 28046 (Madrid) being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 32896, page M-592303 and sheet 191, and holding tax identification number B-87157780;

(g)

Corporación Financiera ISSOS, S.L. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at Paseo de la Castellana 40, 9ª, 28046 (Madrid) being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 24688, page M-444408 and sheet 35, and holding tax identification number B-85207165;

(h)

Pandantan, S.L. (Mindanao) a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at Paseo de Recoletos 19, 3ª planta, 28004 (Madrid) being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 30092, page M-541673 and sheet 41, and holding tax identification number B-41968264;

(i)

Vilamar Gestion, S.L. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at Jose Ortega y Gasset número 29, 28006 (Madrid) being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 30092, page M-541673 and sheet 41, and holding tax identification number B-41968264;

(j)

General de Terrenos y Edificios, S.L.U. (GTE) a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Jose Ortega y Gasset, 29, Madrid, being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 30092, page 209 and sheet M-541687, and holding tax identification number B-15853450;

(k)

General de Terrenos y Edificios Servicios Integrales, S.L., a private limited liability Company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Ortega y Gasset, 29 (Madrid) being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 30279, sheet 3, page M-544951, and holding tax identification number B-70255534;

(l)

Inversiones Inmobiliarias Popsol, S.L., a private limited liability Company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at Madrid, calle Ortega y Gasset, 29 being registered with the Commercial Registry of Madrid under volume 35,436, sheet 58, page M-636970, and holding tax identification number B.87703187;

(m)

Elbrus Properties S.A., a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at Carrer Roure 6-8, Planta 4ª, El Prat de Llobregat, Polígono Industrial Mas Mateu, 08820 (Barcelona), being registered with the Commercial Registry (Registro Mercantil) of Barcelona under volume 45906, page 502652, sheet 148, and holding tax identification number A-66968421;

(n)

Cercebelo Assets, S.L. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Jose Ortega y Gasset 29, 28006 (Madrid), being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 30092, page M-541685, sheet 159, and holding tax identification number B70257308;

(o)

Marina Golf, S.L., a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at Urbanización Marina de la Torre, Avenida del Mar, s/n, Mojacar, 04000 (Almeria), being registered with the Commercial Registry (Registro Mercantil) of Almeria under volume 575, page AL-14559, sheet 199, and holding tax identification number B-15698582;

(p)

Eagle Hispania, S.L., a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at Paseo de la Castellana 40, Planta 9ª, 28046 (Madrid), being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 16805, page M-00287131, sheet 156, and holding tax identification number B96293907;

(q)

Edificaciones Nimec, S.L., a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at Paseo de la Castellana 40, Planta 9ª, 28046 (Madrid), being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 16147, page M-273616, sheet 177, and holding tax identification number B82896358; or

(r)

Las Canteras de Abanilla, S.L., a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at Paseo de la Castellana 40, Planta 9ª, 28046 (Madrid), being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 21196, page M-376435, sheet 22, and holding tax identification number B84307172,

(s)

Nuberos Retail 1, S.L.U. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Andres Segovia 53 - Planta 2ª, Módulo 2, 18008 (Granada), being registered with the Commercial Registry (Registro Mercantil) of Granada under volume 1627, page GR-50142, sheet 98, and holding tax identification number B19639053;

(t)

Andara Retail, S.L.U. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Andres Segovia 53 - Planta 2ª, Módulo 2, 18008 (Granada), being registered with the Commercial Registry (Registro Mercantil) of Granada under volume 1629, page GR-49971, sheet 70, and holding tax identification number B19640754;

(u)

Trentis Retail, S.L.U. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Andres Segovia 53 - Planta 2ª, Módulo 2, 18008 (Granada), being registered with the Commercial Registry (Registro Mercantil) of Granada under volume 1629, page GR-49979, sheet 83, and holding tax identification number B19640705;

(v)

Cinema Serrallo Plaza, S.L.U. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Andres Segovia 53 - Planta 2ª, Módulo 2, 18008 (Granada), being registered with the Commercial Registry (Registro Mercantil) of Granada under volume 1638, page GR-50476, sheet 156, and holding tax identification number B19644160;

(w)

Citara Retail, S.L.U. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Andres Segovia 53 - Planta 2ª, Módulo 2, 18008 (Granada), being registered with the Commercial Registry (Registro Mercantil) of Granada under volume 1638, page GR-50506, sheet 216, and holding tax identification number B19647478;

(x)

Mandolina Retaill, S.L.U. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Andres Segovia 53 - Planta 2ª, Módulo 2, 18008 (Granada), being registered with the Commercial Registry (Registro Mercantil) of Granada under volume 1638, page GR-50504, sheet 212, and holding tax identification number B19647486;

(y)

Quasar Multifamily, S.L., a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Roure 6,8, 4 Pl. Polígono Industrial Can Vinyalets, El Prat de Llobregat (Barcelona), being registered with the Commercial Registry (Registro Mercantil) of Barcelona, under volume 46199, page B-512710, sheet 81, and holding tax identification number B67121301;

(z)

Inversiones Inmobiliarias Limara, S.L., a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ José Ortega y Gasset, 29 (Madrid), being registered with the Commercial Registry (Registro Mercantil) of Madrid, under volume 35436, page M-636973, sheet 94, and holding tax identification number B-87703260;

(aa)

Inversiones Inmobiliarias Popsol, S.L., a private limited liability Company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Ortega y Gasset, 29 (Madrid) being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 35436, sheet 58, page M-636970, and holding tax identification number B-87703187;

(bb)

Rondano Properties 2018, S.L., a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Roure 6,8, 4 Pl. Polígono Industrial Can Vinyalets, El Prat de Llobregat (Barcelona), being registered with the Commercial Registry (Registro Mercantil) of Barcelona, under volume 46199, page B-512710, sheet 91, and holding tax identification number B67121285; and

(cc)

Gorbea Properties 2017, S.L., a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Roure 6,8, 4 Pl. Polígono Industrial Can Vinyalets, El Prat de Llobregat (Barcelona), being registered with the Commercial Registry (Registro Mercantil) of Barcelona, under volume 46212, page B-508725, sheet 142, and holding tax identification number B67066290; and

(dd)

Quasar Holdings REIT, S.L. a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at C/ Roure 6,8, 4 Pl. Polígono Industrial Can Vinyalets, El Prat de Llobregat (Barcelona), being registered with the Commercial Registry (Registro Mercantil) of Barcelona, under volume 46199, page B-512697, sheet 1, and holding tax identification number B67121327,

(each a Specified Target), to the extent that 100 per cent. of the shares in that Specified Target is (directly or indirectly) acquired by an Obligor pursuant to an Acquisition Document, together with any other entity in respect of which an Obligor (directly or indirectly) acquires 100 per cent. of the shares pursuant to an Acquisition Document.

Target (Additional Borrower) means each Target listed in paragraphs (a) to (c) of the definition of Target.

TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Authority means any fiscal, revenue, customs or excise authority anywhere in the world competent to collect, or administer matters relating to, Tax.

Tax Structure Paper means the tax structuring report dated on or about the date of this Agreement relating to the Transaction prepared by PricewaterhouseCoopers LLP.

Term Facility A1A means the term loan facility made available under this Agreement, as described in Clause 2 (The Facilities).

Term Facility A1A Commitment means:

(a)

in relation to each Original Lender, the amount set opposite its name under the heading “Term Facility A1A Commitment” in the Commitment Schedule and the amount of any other Term Facility A1A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Facility A1A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Term Facility A1A Loan means a loan made available under the Term Facility A1A or the principal amount outstanding for the time being of that loan.

Term Facility A1B means the term loan facility made available under this Agreement, as described in Clause 2 (The Facilities).

Term Facility A1B Commitment means:

(a)

in relation to each Original Lender, the amount set opposite its name under the heading “Term Facility A1B Commitment” in the Commitment Schedule and the amount of any other Term Facility A1B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Facility A1B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Term Facility A1B Loan means a loan made available under the Term Facility A1B or the principal amount outstanding for the time being of that loan.

Term Facility A2A means the term loan facility made available under this Agreement, as described in Clause 2 (The Facilities).

Term Facility A2A Commitment means:

(a)

in relation to each Original Lender, the amount set opposite its name under the heading “Term Facility A2A Commitment” in the Commitment Schedule and the amount of any other Term Facility A2A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Facility A2A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Term Facility A2A Loan means a loan made available under the Term Facility A2A or the principal amount outstanding for the time being of that loan.

Term Facility A2B means the term loan facility made available under this Agreement, as described in Clause 2 (The Facilities).

Term Facility A2B Commitment means:

(a)

in relation to each Original Lender, the amount set opposite its name under the heading “Term Facility A2B Commitment” in the Commitment Schedule and the amount of any other Term Facility A2B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Facility A2B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Term Facility A2B Loan means a loan made available under the Term Facility A2B or the principal amount outstanding for the time being of that loan.

Term Facility A3A means the term loan facility made available under this Agreement, as described in Clause 2 (The Facilities).

Term Facility A3A Commitment means:

(a)

in relation to each Original Lender, the amount set opposite its name under the heading “Term Facility A3A Commitment” in the Commitment Schedule and the amount of any other Term Facility A3A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Facility A3A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Term Facility A3A Loan means a loan made available under the Term Facility A3A or the principal amount outstanding for the time being of that loan.

Term Facility A3B means the term loan facility made available under this Agreement, as described in Clause 2 (The Facilities).

Term Facility A3B Commitment means:

(a)

in relation to each Original Lender, the amount set opposite its name under the heading “Term Facility A3B Commitment” in the Commitment Schedule and the amount of any other Term Facility A3B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Facility A3B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Term Facility A3B Loan means a loan made available under the Term Facility A3B or the principal amount outstanding for the time being of that loan.

Term Facility A4A means the term loan facility made available under this Agreement, as described in Clause 2 (The Facilities).

Term Facility A4A Commitment means:

(a)

in relation to each Original Lender, the amount set opposite its name under the heading “Term Facility A4A Commitment” in the Commitment Schedule and the amount of any other Term Facility A4A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Facility A4A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Term Facility A4A Loan means a loan made available under the Term Facility A4A or the principal amount outstanding for the time being of that loan.

Term Facility A4B means the term loan facility made available under this Agreement, as described in Clause 2 (The Facilities).

Term Facility A4B Commitment means:

(a)

in relation to each Original Lender, the amount set opposite its name under the heading “Term Facility A4B Commitment” in the Commitment Schedule and the amount of any other Term Facility A4B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Facility A4B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Term Facility A4B Loan means a loan made available under the Term Facility A4B or the principal amount outstanding for the time being of that loan.

Term Facility BA means the term loan facility made available under this Agreement, as described in Clause 2 (The Facilities).

Term Facility BA Commitment means:

(a)

in relation to each Original Lender, the amount set opposite its name under the heading “Term Facility BA Commitment” in the Commitment Schedule and the amount of any other Term Facility BA Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Facility BA Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Term Facility BA Loan means a loan made available under the Term Facility BA or the principal amount outstanding for the time being of that loan.

Term Facility BB means the term loan facility made available under this Agreement, as described in Clause 2 (The Facilities).

Term Facility BB Commitment means:

(a)

in relation to each Original Lender, the amount set opposite its name under the heading “Term Facility BB Commitment” in the Commitment Schedule and the amount of any other Term Facility BB Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Facility BB Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Term Facility BB Loan means a loan made available under the Term Facility BB or the principal amount outstanding for the time being of that loan.

Third Parties Act has the meaning given to such term in paragraph (a) of Clause 1.5 (Third party rights).

Title Verification Report means the title verification report prepared by Axis and a notary in respect of certain of the Portfolio Assets, delivered on or prior to the Utilisation Date pursuant to Clause 4.1 (Initial Conditions Precedent).

Topco means Project Quasar Investments 2017 S.L.U., a private limited liability company (sociedad de responsabilidad limitada) incorporated under the laws of Spain with its registered office at Avenida de Manoteras, número 46, 1-A, 28050 (Madrid) being registered with the Commercial Registry (Registro Mercantil) of Madrid under volume 36082, page M-648317 and sheet 20, and holding tax identification number B-87834578.

Total Commitment means the aggregate of the Total Term Facility A1A Commitments, Total Term Facility A1B Commitments, Total Term Facility A2A Commitments, Total Term Facility A2B Commitments, Total Term Facility A3A Commitments, Total Term Facility A3B Commitments, Total Term Facility A4A Commitments, Total Term Facility A4B Commitments, Total Term Facility BA Commitments and the Total Term Facility BB Commitments, being €7,332,866,791 as at the date of this Agreement.

Total Term Facility A1A Commitments means the aggregate of the Term Facility A1A Commitments.

Total Term Facility A1B Commitments means the aggregate of the Term Facility A1B Commitments.

Total Term Facility A2A Commitments means the aggregate of the Term Facility A2A Commitments.

Total Term Facility A2B Commitments means the aggregate of the Term Facility A2B Commitments.

Total Term Facility A3A Commitments means the aggregate of the Term Facility A3A Commitments.

Total Term Facility A3B Commitments means the aggregate of the Term Facility A3B Commitments.

Total Term Facility A4A Commitments means the aggregate of the Term Facility A4A Commitments.

Total Term Facility A4B Commitments means the aggregate of the Term Facility A4B Commitments.

Total Term Facility BA Commitments means the aggregate of the Term Facility BA Commitments.

Total Term Facility BB Commitments means the aggregate of the Term Facility BB Commitments.

Transaction means the Acquisition (including the financing thereof) and the other transactions contemplated by the Transaction Documents.

Transaction Costs means the Acquisition Costs and the Financing Costs.

Transaction Document means:

(a)	each Acquisition Document;

(b)	each Finance Document;

(c)	each Portfolio Servicer/Asset Manager Agreement;

(d)	each Occupational Lease;

(e)	each Agreement for Lease; and

(f)	any other document designated as such by the Facility Agent and the Company.

Transaction Obligor means an Obligor or a Subordinated Creditor.

Transaction Security means the Security created or expressed to be created pursuant to a Transaction Security Document.

Transaction Security Document means each of:

(a)	the documents set out in Schedule 5 (Transaction Security Documents);

(b)

any other document entered into at any time by any Transaction Obligor creating any guarantee, indemnity, Security or other assurance against financial loss in favour of any of the Finance Parties as Security for any of the Secured Liabilities;

(c)	any other document amending, extending and/or ratifying any of the above Transaction Security Documents; and

any document in respect of Security granted under any covenant for further assurance in any of the documents referred to in paragraph (a) or (b) above.

Transfer Agreement has the meaning given to that term in the definition of “Acquisition Document – Closing”.

Transfer Date means, in relation to an assignment, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement.

Transfer Fee has the meaning given to such term in paragraph (k) of Clause 29.2 (Conditions of assignment).

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (including any currency or interest purchase, cap or collar agreement, forward rate agreement, interest rate or currency future or option contract, foreign exchange or currency purchase or sale agreement, interest rate swap, currency swap or combined interest rate and currency swap agreement and any other similar agreement) (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account).

Unblocked Account means each Control Account in respect of which an Obligor or a Portfolio Servicer/Asset Manager has signing rights.

Underlying Loan means:

(a)	any loan acquired (including by way of sub-participation) by an Obligor pursuant to the Acquisition Documents; and

(b)	any new loans, payment plans or other related rights which an Obligor acquires or benefits from directly or indirectly as a result of a Permitted Acquisition,

provided that in each case, any such loan and all related rights shall cease to be included in this definition following:

(i)	completion of a Permitted Asset Disposal of that loan; or

(ii)	repayment or discharge in full (including via discounted pay-off) of that loan and all related rights.

For the avoidance of doubt, no Subordinated Loan shall constitute an Underlying Loan.

Underlying Loan Obligor means any borrower, guarantor or security provider in respect of an Underlying Loan.

Underlying Property means, in respect of an Underlying Loan, the property which is, or is expressed to be, subject to Underlying Security for that Underlying Loan.

Underlying Security means any Security that relates to an Underlying Loan.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Updated Group Structure Chart means a structure chart showing the structure of the Group, the Non-wholly Owned Entities and the Minority Owned Entities and their respective ownership by the Investors assuming that any relevant Permitted Acquisition or Permitted Substitution has occurred.

Utilisation means the utilisation of a Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

VAT means:

(a)	any tax imposed in compliance with the EC Directive 2006/112 of 28 November 2006 on the common system of value added tax; and

(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution or replacement for, or levied in addition to, such tax referred to in paragraph (a) above, or elsewhere.

VAT Group means a group (or fiscal unity) for the purposes of VAT.

Vendor means each person that is a seller under the Acquisition Agreement.

Voting Rights has the meaning given to such term in paragraph (a)(ii)(A) of Clause 29.6 (Sub-Participations).

Waterfall Calculation means a certificate substantially in the agreed form delivered on or prior to the Utilisation Date pursuant to Clause 4.1 (Initial Conditions Precedent).

Website Lenders has the meaning given to such term in paragraph (a) of Clause 34.4 (Use of websites).

Wholly Owned Acquired Underlying Loan Obligor has the meaning given to that term in the definition of “Permitted Acquisition”.

Wholly Owned Permitted Acquisition Obligor has the meaning given to that term in the definition of “Permitted Acquisition”.

Wholly Owned Permitted Substitution Obligor has the meaning given to that term in the definition of “Permitted Substitution”.

Working Capital Account means each account designated as such and required or permitted to be opened and maintained by an Obligor in accordance with Clause 8.1 (Opening of Control Accounts) and, in each case, includes the interest of that Obligor in any replacement account or sub division or sub-account of that account.

1.2	Construction

(a)	Unless a contrary indication appears a reference in each Finance Document to:

(i)

any Finance Party, any Lender, any Mandated Lead Arranger, any Obligor, any Transaction Obligor, any Party, the Security Agent, the Facility Agent, any Non-wholly Owned Entity or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Facility Agent, any person for the time being appointed as facility agent in accordance with this Agreement and, in the case of the Security Agent, any person for the time being appointed as Security Agent in accordance with the terms of this Agreement;

(ii)	a document in agreed form is a document which is:

(A)	initialled by or agreed in writing as being in “agreed form” by or on behalf of the Company and the Facility Agent; or

(B)	executed on or before the date of this Agreement by the Company and the Facility Agent;

(iii)	asset includes present and future properties, shares, businesses, undertakings, revenues and rights of every description ;

(iv)

constitutional documents includes, in relation to any person, as the context so requires, the certificate or deed of incorporation, articles of association or incorporation, by-laws, regulations, limited partnership agreement, charter, trust instrument or deed of that person and/or other document(s) defining the existence and regulating the control of that person as between it and its shareholders (but not between its shareholders only);

(v)

disposal includes a sale, lease, transfer, grant, conveyance, assignment, participation or other transfer of legal or economic ownership, compulsory acquisition, Expropriation, compulsory sale or other disposal or agreement for the disposal of, or the grant or creation of any interest derived from, any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) and includes, in respect of any Underlying Loan, any discounted pay off, resolution or settlement in respect of that Underlying Loan (and dispose shall be construed accordingly);

(vi)

distribution means any form of payment (whether by way of distribution, dividend, bonus issue, return, redemption, repurchase and cancellation, liquidation, reduction or decrease of capital, fee, interest, principal, distribution or reduction of any share premium reserve, repayment or payment of shares in another person, the making of any loan or any other payment and, in each case, whether in cash or in kind) other than the payment of any Management Fees or Corporate Expenses;

(vii)	director includes any statutory legal representative(s) of a person pursuant to the laws of its jurisdiction of incorporation or establishment;

(viii)	the equivalent at any time of one currency in another currency shall be the equivalent of the first currency in the second currency at the applicable spot rate of exchange at such time;

(ix)

any Acquisition Document, this Agreement, any Lease, any Finance Document, any Transaction Document, or any other agreement or instrument is a reference to that document or other agreement or instrument as amended, supplemented, varied, modified, replaced, restated and/or novated (however fundamentally) (each an amendment and as amended shall be construed accordingly);

(x)

a guarantee means any guarantee, bond, indemnity, letter of credit, or other legally binding assurance against loss granted by one person in respect of any obligation(s) of another person, or any legally binding agreement by one person to assume any obligation(s) of (or any legally binding arrangement by or under which obligation(s) is/are assumed in respect of) any other person, or any legally binding agreement under which two or more persons assume joint and several liability in respect of any obligation(s) of any person and guaranteed shall be construed accordingly;

(xi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xii)

investment in a person includes the acquisition or subscription of shares of that person, the granting of indebtedness to or for the benefit of that person (whether by way of loan, Security or otherwise), the incurring of any liability or guarantee (actual or contingent, including any performance or financial bond or undertaking) for or in relation to the benefit of that person, or the making of any disposal to or for the benefit of that person;

(xiii)

know your customer requirements are identification checks that a Finance Party (acting for itself or on behalf of a prospective new Lender) requests in order to meet its obligations under any anti-money laundering laws and regulations to identify a person who is (or is to become) its customer;

(xiv)

land registry means in respect of any property, any land registry or any other equivalent registry in the jurisdiction in which that property is located and which exercises a registration function in respect of that property;

(xv)

law includes any law (including common law), treaty, international convention, statute, ordinance, code, judgment, order, decree, ruling, directive, regulation, enforcement policy or decision or determination issued, entered into or promulgated by any international, supra-national, federal, national, state, provincial or local government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal or judicial or arbitral body;

(xvi)	a participation of a Lender in a Loan, means the amount of such Loan which that Lender has made or is to make available and thereafter that part of the Loan which is owed to that Lender;

(xvii)

person includes any person, firm, company, corporation, fund, unincorporated association, partnership, government, intergovernmental or supranational body, agency, department, regulatory, self-regulatory or other authority or organisation;

(xviii)

a property includes any present or future freehold and/or leasehold property and any other interest in land or buildings, including, without limitation, all constructions, improvements and accessions and all rights relating thereto, in each case howsoever described;

(xix)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xx)

share or share capital includes, as the context so requires, a share, quota, stock, limited or other partnership interest, unit, warrant, and any other interest in, or related to, the equity of a person (other than a natural person) and shareholder shall be construed accordingly;

(xxi)	a provision of law or of a regulation, directive, statute or statutory instrument is a reference to that provision as amended or re-enacted from time to time; and

(xxii)	a time of day is a reference to London time.

(b)

In any provision of a Finance Document where any Finance Party is required to consult with any member of the Group before making any decision, such Finance Party’s obligation to consult will be treated as being discharged if it follows the following procedure:

(i)

the consultation period will start upon the relevant Finance Party’s notice (giving reasonable details of the relevant matter (including, for the avoidance of doubt, in the case of any proposed assignment or transfer pursuant to Clause 29 (Changes to the Finance Parties), details of the proposed New Lender and the amount of Loans and/or Commitments the subject of such proposed assignment or transfer) in writing to the relevant member of the Group and will last for the period (the Consultation Period) required by the relevant provision or, if no period is specified, five Business Days;

(ii)

during the Consultation Period the relevant member of the Group may submit comments and/or suggestions in writing to the relevant Finance Party relating to the relevant decision for consideration by that Finance Party; and

(iii)

the relevant Finance Party will not take the relevant decision prior to the expiry of the Consultation Period and in taking the decision will take account of any comments or suggestions submitted to it by the relevant member of the Group during the Consultation Period but shall not be bound by them, provided that the relevant Finance Party’s decision shall be final and binding on the relevant member of the Group and the relevant Finance Party shall, unless otherwise stated in the Finance Documents, have no liability to any member of the Group for the relevant decision or for any matter arising from that decision if the relevant Finance Party has complied with its obligations under this paragraph (b) and consultation, consults and consulted shall be construed accordingly.

(c)

Any references within the Finance Documents to the Facility Agent and/or the Security Agent providing approval or consent or making a request, or to an item or a person being acceptable to, satisfactory to, to the satisfaction of or approved by the Facility Agent and/or the Security Agent are to be construed, unless otherwise specified, as references to the Facility Agent and/or the Security Agent (as applicable) taking such action or refraining from acting on the instructions of the Majority Lenders, and any references in the Finance Documents to (i) the Facility Agent and/or the Security Agent acting reasonably, (ii) a matter being in the reasonable opinion of the Facility Agent and/or the Security Agent, (iii) the Facility Agent’s and/or the Security Agent’s approval or consent not being unreasonably withheld, delayed or conditioned or (iv) any document, report, confirmation or evidence being required to be reasonably satisfactory to the Facility Agent and/or the Security Agent, are to be construed, unless otherwise specified in the Finance Documents, as the Facility Agent and/or the Security Agent (as applicable) acting on the instructions of the Majority Lenders (and the Lenders hereby agree to act reasonably in circumstances where the Facility Agent and/or the Security Agent would otherwise be required to act reasonably if this paragraph (c) did not apply). Where the Facility Agent or the Security Agent is obliged to consult under the terms of the Finance Documents, unless otherwise specified, the Majority Lenders must instruct the Facility Agent or the Security Agent to consult in accordance with the terms of the relevant Finance Document and the Facility Agent or the Security Agent must carry out that consultation in accordance with the instructions it receives from the Majority Lenders or the Lenders’ as the case may be.

(d)

Where the Facility Agent and/or the Security Agent is obliged to consult under the terms of the Finance Documents, unless otherwise specified, the Majority Lenders must instruct the Facility Agent and/or the Security Agent (as applicable) to consult in accordance with the terms of the relevant Finance Document and the Facility Agent and/or the Security Agent must carry out that consultation in accordance with the instructions it receives from the Majority Lenders.

(e)	Section, Clause and Schedule headings are for ease of reference only.

(f)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(g)	A Default is continuing if it has occurred and has not been remedied or waived.

1.3	Currency symbols and definitions

€, EUR, Euro, Euros, euro and euros mean the single currency unit of the Participating Member States.

1.4	Personal liability

No personal liability shall attach to any director, officer, employee, manager or other individual making any representation or statement or signing and/or delivering a certificate, notice or other document on behalf of any member of the Group which proves to be incorrect in any way, unless that individual acted fraudulently or in breach of any law binding on that individual in giving that representation or statement or certificate, notice or other document in which case any liability will be determined in accordance with applicable law. Any such director, officer, employee, manager or other individual may rely on and enforce this provision notwithstanding Clause 1.5 (Third party rights).

1.5	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) or otherwise to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

1.6	Spanish Terms

In each Finance Document, where it relates to a person incorporated or having its Centre of Main Interests in Spain, a reference to:

(a)

an insolvency proceeding includes a declaración de concurso, con independencia de su carácter necesario o voluntario, any notice to a competent court pursuant to Article 5 Bis of the Spanish Insolvency Law and its “solicitud de inicio de procedimiento de concurso”, “auto de declaración de concurso”, “convenio judicial o extrajudicial con acreedores” and “transacción judicial o extrajudicial”;

(b)	a winding-up, administration or dissolution includes, without limitation, disolución, liquidación, procedimiento concursal or any other similar proceedings;

(c)	a receiver, administrative receiver, administrator or the like includes, without limitation, administración del concurso, administrador concursal or any other person performing the same function;

(d)	a composition, compromise, assignment or arrangement with any creditor includes, without limitation, the celebration of a convenio de acreedores in the context of a concurso;

(e)	a matured obligation includes, without limitation, any crédito líquido vencido y exigible;

(f)

Security includes, without limitation, any prenda (con o sin desplazamiento posesorio), hipoteca, garantía financiera pignoraticia and any other garantía real o personal, derecho de retención, crédito privilegiado, preferencia en el orden de prelación de créditos or other transaction having the same effect as each of the foregoing; and

(g)	a person being unable to pay its debts includes that person being in a state of insolvencia or concurso.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders agree to make available to:

(a)	Quasar Holdco, a euro term loan facility in an aggregate amount equal to the Total Term Facility A1A Commitments;

(b)	Quasar Holdco, a euro term loan facility in an aggregate amount equal to the Total Term Facility A1B Commitments;

(c)	Quasar Holdco, a euro term loan facility in an aggregate amount equal to the Total Term Facility A2A Commitments;

(d)	Quasar Holdco, a euro term loan facility in an aggregate amount equal to the Total Term Facility A2B Commitments;

(e)	Quasar Holdco, a euro term loan facility in an aggregate amount equal to the Total Term Facility A3A Commitments;

(f)	Quasar Holdco, a euro term loan facility in an aggregate amount equal to the Total Term Facility A3B Commitments;

(g)	LoanCo, a euro term loan facility in an aggregate amount equal to the Total Term Facility A4A Commitments;

(h)	LoanCo, a euro term loan facility in an aggregate amount equal to the Total Term Facility A4B Commitments;

(i)	the Borrowers (other than Quasar Holdco) a euro term loan facility in an aggregate amount equal to the Total Term Facility BA Commitments; and

(j)	the Borrowers (other than Quasar Holdco) a euro term loan facility in an aggregate amount equal to the Total Term Facility BB Commitments.

2.2	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.3	Obligors’ rights and obligations

(a)

Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter (as applicable) irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	and empowers (even if it involves acting with multiple-representation, self-contracting (autocontracion) or a conflict with interests) the Company on its behalf to:

(A)	supply all information concerning itself contemplated by this Agreement to the Finance Parties;

(B)

give all notices and instructions including in respect of any of its Control Accounts or sums standing to the credit of any of its Control Accounts and, in the case of a Borrower, Utilisation Requests;

(C)

make such agreements (including the execution of any Spanish Public Document or the notarisation of any Finance Document) and effect the relevant amendments, supplements and variations capable of being given (including signing any Finance Document or any amendment or waiver in relation to it), made or effected by that Obligor notwithstanding that they may affect that Obligor, without further reference to or the consent of that Obligor;

(D)

sign, dispatch and receive as its agent (without prior consultation or agreement) all documents and notices to be signed, dispatched or received by that Obligor (including in respect of any of its Control Accounts);

(E)	sign or agree any amendment or waiver in relation to any Finance Document on behalf of that Obligor; and

(F)	take as its agent any other action necessary or desirable under or in connection with the Finance Documents; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company on its behalf,

and in each case that Obligor shall be bound thereby as though that Obligor itself had given such notices and instructions (including, without limitation, any Utilisation Requests) or executed or made such agreements or effected the amendments, supplements or variations, or received any such notice, demand or other communication.

(b)	The Company hereby accepts the appointment as agent of the other Obligors in relation to the Finance Documents on the terms set out in paragraph (a) above.

(c)

Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Company or given to the Company under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

2.4	Reallocation of Commitments

(a)

The Parties agree that, notwithstanding any provision of the Finance Documents to the contrary, a Lender (the Reallocating Lender) may, from time to time, deliver a Reallocation Notice to the Facility Agent for the purposes of reallocating its Commitments under:

(i)	Term Facility A1A to Term Facility A1B (or Term Facility A1B to Term Facility A1A);

(ii)	Term Facility A2A to Term Facility A2B (or Term Facility A2B to Term Facility A2A);

(iii)	Term Facility A3A to Term Facility A3B (or Term Facility A3B to Term Facility A3A);

(iv)	Term Facility A4A to Term Facility A4B (or Term Facility A4B to Term Facility A4A); or

(v)	Term Facility BA to Term Facility BB (or Term Facility BB to Term Facility BA),

provided that:

(A)	any such reallocation will not result in an increase in the principal amount of the Loans owed by a Borrower; and

(B)	no Reallocating Lender may reallocate any Commitments or participations in:

I.

Term Facility A1A, Term Facility A2A, Term Facility A3A, Term Facility A4A or Term Facility BA unless the Commitments or participations which are to be reallocated represent a pro rata amount of all participations and Commitments owned by that Lender under each of Term Facility A1A, Term Facility A2A, Term Facility A3A, Term Facility A4A and Term Facility BA; or

II.

Term Facility A1B, Term Facility A2B, Term Facility A3B, Term Facility A4B or Term Facility BB unless the Commitments or participations which are to be reallocated represent a pro rata amount of all participations and Commitments owned by that Lender under each of Term Facility A1B, Term Facility A2B, Term Facility A3B, Term Facility A4B and Term Facility BB.

(b)	Each Party (other than the Reallocating Lender) authorises the Facility Agent to execute any duly completed Reallocation Notice delivered to it pursuant to paragraph (a) above on its behalf.

(c)

A reallocation of Commitments referred to in paragraph (a) above will only be effective when the Facility Agent countersigns a Reallocation Notice which has been duly executed by the Reallocating Lender. The Facility Agent will promptly on receipt countersign any Reallocation Notice appearing on its face to comply with the terms of this Agreement. Each Party (other than the Reallocating Lender) authorises the Facility Agent to execute any duly completed Reallocation Notice delivered to it pursuant to paragraph (a) above on its behalf.

(d)

Any drawn Commitments reallocated under paragraph (a) above shall be deemed to have been originally drawn as a Loan by the relevant Borrower under the Facility to which that drawn Commitment has been reallocated.

(e)	The Facility Agent shall as soon as reasonably practicable inform the other Lenders and the Company if a Reallocating Lender reallocates its Commitments pursuant to this Clause 2.4.

3.	PURPOSE

3.1	Term Facility A1A

Quasar Holdco shall apply all amounts drawn by it under Term Facility A1A in or towards (directly or indirectly):

(a)	financing the purchase price for the Acquisition (in respect of the shares in Canvives only) as set out in the Acquisition Agreement; and

(b)	financing or refinancing the Transaction Costs (in respect of the Financing Costs attributable to the shares in Canvives only).

3.2	Term Facility A1B

Quasar Holdco shall apply all amounts drawn by it under Term Facility A1B in or towards (directly or indirectly):

(a)	financing the purchase price for the Acquisition (in respect of the shares in Canvives only) as set out in the Acquisition Agreement; and

(b)	financing or refinancing the Transaction Costs (in respect of the Financing Costs attributable to the shares in Canvives only).

3.3	Term Facility A2A

Quasar Holdco shall apply all amounts drawn by it under Term Facility A2A in or towards (directly or indirectly):

(a)	financing the purchase price for the Acquisition (in respect of the shares in Aliseda SA only) as set out in the Acquisition Agreement; and

(b)	financing or refinancing the Transaction Costs (in respect of the Financing Costs attributable to the shares in Aliseda SA only).

3.4	Term Facility A2B

Quasar Holdco shall apply all amounts drawn by it under Term Facility A2B in or towards (directly or indirectly):

(a)	financing the purchase price for the Acquisition (in respect of the shares in Aliseda SA only) as set out in the Acquisition Agreement; and

(b)	financing or refinancing the Transaction Costs (in respect of the Financing Costs attributable to the shares in Aliseda SA only).

3.5	Term Facility A3A

Quasar Holdco shall apply all amounts drawn by it under Term Facility A3A in or towards (directly or indirectly):

(a)	financing the purchase price for the Acquisition (in respect of the shares in Tamadaba only) as set out in the Acquisition Agreement; and

(b)	financing or refinancing the Transaction Costs (in respect of the Financing Costs attributable to the shares in Tamadaba only).

3.6	Term Facility A3B

Quasar Holdco shall apply all amounts drawn by it under Term Facility A3B in or towards (directly or indirectly):

(a)	financing the purchase price for the Acquisition (in respect of the shares in Tamadaba only) as set out in the Acquisition Agreement; and

(b)	financing or refinancing the Transaction Costs (in respect of the Financing Costs attributable to the shares in Tamadaba only).

3.7	Term Facility A4A

LoanCo shall apply all amounts drawn by it under Term Facility A4A in or towards (directly or indirectly):

(a)

financing the purchase price for the Acquisition (in respect of the shares in the Targets other than Canvives, Aliseda SA, Tamadaba, Aliseda Servicios, Inversiones Inmobiliarias Popsol, S.L. and Elbrus Properties S.A) as set out in the Acquisition Agreement; and

(b)

financing or refinancing the Transaction Costs (other than Financing Costs attributable to Term Facility BA and Term Facility BB only, Financing Costs attributable to the shares in Canvives only, Financing Costs attributable to the shares in Aliseda SA only or Financing Costs attributable to the shares in Tamadaba only).

3.8	Term Facility A4B

LoanCo shall apply all amounts drawn by it under Term Facility A4B in or towards (directly or indirectly):

(a)

financing the purchase price for the Acquisition (in respect of the shares in the Targets other than Canvives, Aliseda SA, Tamadaba, Aliseda Servicios and Inversiones Inmobiliarias Popsol, S.L. and Elbrus Properties S.A) as set out in the Acquisition Agreement; and

(b)

financing or refinancing the Transaction Costs (other than Financing Costs attributable to Term Facility BA and Term Facility BB only, Financing Costs attributable to the shares in Canvives only, Financing Costs attributable to the shares in Aliseda SA only or Financing Costs attributable to the shares in Tamadaba only).

3.9	Term Facility BA

The Borrowers (other than Quasar Holdco) shall apply all amounts drawn by it under Term Facility BA in or towards (directly or indirectly):

(a)	financing the purchase price for the Acquisition of the Underlying Loans to be purchased by LoanCo as set out in the Acquisition Agreement;

(b)

refinancing indebtedness of each Target (including, without limitation, accrued interest, hedge termination costs, break costs, prepayment fees and any other fees, costs and expenses in relation thereto), in each case in accordance with the Sources and Uses Statement; and

(c)	financing or refinancing the Financing Costs attributable to Term Facility BA and Term Facility BB only.

3.10	Term Facility BB

The Borrowers (other than Quasar Holdco) shall apply all amounts drawn by it under Term Facility BB in or towards (directly or indirectly):

(a)	financing the purchase price for the Acquisition of the Underlying Loans to be purchased by LoanCo as set out in the Acquisition Agreement;

(b)

refinancing indebtedness of each Target (including, without limitation, accrued interest, hedge termination costs, break costs, prepayment fees and any other fees, costs and expenses in relation thereto), in each case in accordance with the Sources and Uses Statement; and

(c)	financing or refinancing the Financing Costs attributable to Term Facility BA and Term Facility BB only.

3.11	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ Participation) in relation to a Utilisation if on or before the Utilisation Date the Facility Agent has received all of the documents and other evidence listed in Part 1 of Schedule 6 (Conditions Precedent and Conditions Subsequent) (unless the requirement to provide any of such documents or other evidence is waived by the Facility Agent (acting on the instructions of the Lenders)) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Lenders). The Facility Agent shall (acting on the instructions of the Lenders) notify the Company promptly upon the Facility Agent (acting on the instructions of the Lenders) being so satisfied. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Additional Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ Participation) if on the date of the Utilisation Request and the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)

each of the representations and warranties in Clause 19 (Representations) (to the extent required to be made on the date of the Utilisation Request and the proposed Utilisation Date in accordance with Clause 19.25 (Times at which representations are made)) are correct in all material respects.

4.3	Conditions Subsequent

(a)

On or before the Closing Date the Company shall ensure that it provides the Facility Agent with each of the documents and other evidence listed in Part 2 of Schedule 6 (Conditions Precedent and Conditions Subsequent) (unless the requirement to provide any of such documents or other evidence is waived by the Facility Agent (acting on the instructions of the Lenders)) in each case in form and substance satisfactory to the Facility Agent (acting on the instructions of the Lenders). The Facility Agent shall (acting on the instructions of the Lenders) notify the Company promptly upon the Facility Agent (acting on the instructions of the Lenders) being so satisfied. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(b)

On or before the Account Opening Backstop Date the Company shall ensure that it provides the Facility Agent with each of the documents and other evidence listed in Part 3 of Schedule 6 (Conditions Precedent and Conditions Subsequent) (unless the requirement to provide any of such documents or other evidence is waived by the Facility Agent (acting on the instructions of the Majority Lenders)) in each case in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders). The Facility Agent shall (acting on the instructions of the Majority Lenders) notify the Company promptly upon the Facility Agent (acting on the instructions of the Majority Lenders) being so satisfied. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(c)

Within 10 Business Days of registration of the capital increase referred to in Schedule 5 (Transaction Security Documents), the Company shall (unless the requirement to provide any of such documents or other evidence is waived by the Facility Agent (acting on the instructions of the Majority Lenders)):

(i)

extend the pledge over the shares of Quasar Holdco to the newly registered shares by means of Spanish Public Document (and such pledge extension should be acknowledged by Quasar Holdco by executing such Transaction Security Document);

(ii)	ratify the irrevocable power of attorney related to such pledge; and

(iii)	deliver to the Security Agent a copy of:

(A)

a share pledge certificate issued by the secretary of the board of directors (or equivalent body) to evidence ownership of the newly registered shares and that the extension of the relevant Spanish law pledge has been duly recorded in the shareholders’ registry book (libro registro de) of Quasar Holdco, jointly with a copy of such book (as applicable) with the relevant extension of pledge duly recorded; and

(B)	copy of the ownership title of the newly registered shares with the relevant extension of pledge duly recorded,

in each case in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders). The Facility Agent shall (acting on the instructions of the Majority Lenders) notify the Company promptly upon the Facility Agent (acting on the instructions of the Majority Lenders) being so satisfied. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(d)	Each Obligor shall procure that each Existing Account is:

(i)	closed; or

(ii)	designated as a Control Account if the relevant Obligor has:

(A)	created and perfected Transaction Security over the Existing Account; and

(B)

provided the Facility Agent with each of the documents and other evidence listed in Part 3 of Schedule 6 (Conditions Precedent and Conditions Subsequent) in respect of that Existing Account (unless the requirement to provide any of such documents or other evidence is waived by the Facility Agent (acting on the instructions of the Majority Lenders)) in each case in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders), in each case, as soon as reasonably practicable following the Utilisation Date and, in any event, by no later than the Account Closing Backstop Date.

4.4	Consolidation of Loans

Upon all or part of a Loan being transferred by means of an assignment of rights and assumption of obligations by an existing Borrower to another Borrower in accordance with Clause 30.4 (Push down) that (part of that) Loan shall be consolidated and constitute one Loan.

4.5	Division of Loans

Immediately prior to all or part of a Loan being transferred by means of an assignment of rights and assumption of obligations by an existing Borrower to another Borrower in accordance with Clause 30.4 (Push down) that Loan shall be divided, such that upon assignment and assumption of that (part of that) Loan it shall constitute a separate Loan to the existing Borrower (in the case of assignment and assumption of part of a Loan) and each other Borrower that is specified as the transferee of that Loan (and in the amount) set out in the Accession Letter or Debt Transfer Letter (as applicable).

5.	UTILISATION OF LOANS

5.1	Delivery of a Utilisation Request

Each Facility may be utilised by delivery to the Facility Agent of a duly completed Utilisation Request not later than 11am on the date falling two Business Days prior to the proposed Utilisation Date (or such later time as the Facility Agent may agree).

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Facility to be utilised;

(b)	it identifies the Borrower;

(c)	the proposed Utilisation Date is a Business Day within the Availability Period for the applicable Facility;

(d)	the currency specified is euro;

(e)

the amount of the proposed Loan (when aggregated with all other Loans advanced under the same Facility then outstanding or requested under this Agreement) must be an amount which is not more than the applicable Available Facility;

(f)	the payment instructions in the Utilisation Request provide that:

(i)	an amount equal to the Initial Capex Reserve Amount is to be transferred to Capex Reserve Account;

(ii)	an amount equal to the Initial Interest Reserve Amount is to be transferred to Interest Reserve Account; and

(iii)

the proceeds of the Loan (other than the fees and other amounts to be deducted from the proceeds of the Loan in accordance with paragraph 4 of the Utilisation Request and the amounts specified in subparagraphs (i) and (ii) above) are to be transferred to the Closing Account; and

(g)

the Utilisation Request provides for each of Term Facility A1A, Term Facility A1B, Term Facility A2A, Term Facility A2B, Term Facility A3A, Term Facility A3B, Term Facility A4A, Term Facility A4B, Term Facility BA and Term Facility BB to be utilised on the same date.

5.3	Lenders’ Participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)

The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its applicable Available Commitment to the applicable Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

6.	REPAYMENT

The Borrowers shall repay the aggregate outstanding principal amount of the Loans and all other Secured Liabilities (if any) in full on the Final Repayment Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If at any time it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to make, fund, issue or maintain its participation in any Loan (an Illegal Lender):

(a)	that Illegal Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent receiving a notification pursuant to paragraph (a) above, the Facility Agent shall notify the Company in writing; and

(c)

on such date as that Illegal Lender shall have specified in the notice delivered pursuant to paragraph (a) above (being no earlier than the last Business Day allowed by the relevant law (taking into account any applicable grace period)):

(i)	the Commitments of that Illegal Lender shall be cancelled and reduced to the extent required by the relevant law; and

(ii)

each Borrower shall repay that Illegal Lender’s participation in the Loans together with accrued interest thereon and all other amounts owing to that Illegal Lender under the Finance Documents, in each case to the extent required by the relevant law, provided that on or prior to such date the Company shall have the right to require that Illegal Lender to transfer (and that Illegal Lender shall transfer if so required) such Commitments and participation in the Loans in accordance with Clause 29.8 (Replacement of Lenders).

7.2	Voluntary prepayment

Subject to Clause 7.6 (Prepayments: General) and Clause 7.7 (Order of application), if a Borrower or the Company on its behalf gives the Facility Agent not less than five Business Days’ (or such shorter period as the Facility Agent may agree) prior notice, a Borrower may prepay the whole or any part of any Loan (being in a minimum amount of €1,000,000 and in integral multiples of €250,000 (or, in each case, if less, the outstanding amount of that Loan)).

7.3	Voluntary cancellation

Subject to Clause 7.6 (Prepayments: General), a Borrower or the Company on its behalf may, by giving not less than five Business Days’ (or such shorter period as the Facility Agent may agree) prior notice to the Facility Agent, cancel the whole or any part of the Available Facility (being in a minimum amount of €500,000 (or, if less, such Available Facility)). Any such cancellation shall reduce each Lender’s Commitment under the relevant Facility on a pro rata basis.

7.4	Mandatory cancellation

The Available Commitments for a Facility will be cancelled on the close of business on the last day of the Availability Period of that Facility.

7.5	Change of Control

(a)	In this Clause 7.5:

Change of Control means

(i)	the Blackstone Investors cease to control Topco; or

(ii)	other than as a result of a Permitted Disposal, Topco ceases to control any Obligor (other than Topco).

control means (whether directly or indirectly):

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of:

(1)	in the case of Topco, more than one half of the maximum number of votes that might be cast at a general shareholders’ meeting of Topco;

(2)	in the case of an Obligor (other than Topco, any SOCIMI and any SOCIMI Sub), all of the votes that might be cast at a general shareholders’ meeting of that Obligor; or

(3)	in the case of any SOCIMI and any SOCIMI Sub, all of the votes that might be cast at a general shareholders’ meeting of that SOCIMI or that SOCIMI Sub (excluding the Free Float Stake);

(B)	appoint or remove all (in the case of an Obligor (other than Topco)), or a majority (in the case of Topco), of the directors, managers or other equivalent officers of the relevant Obligor; and

(ii)	the holding of:

(A)	in the case of Topco, more than one half of the issued share capital of Topco;

(B)	in the case of an Obligor (other than Topco, any SOCIMI or any SOCIMI Sub), all of the issued share capital of that Obligor; or

(C)	in the case of any SOCIMI or any SOCIMI Sub, all of the issued share capital of that SOCIMI or that SOCIMI Sub (excluding the Free Float Stake),

(excluding, in each case, any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(b)	The Company shall promptly notify the Facility Agent if it becomes aware of any Change of Control.

(c)	Following a Change of Control, if the Majority Lenders so require, the Facility Agent shall by notice to the Company:

(i)	cancel all Commitments; and

(ii)	declare all outstanding Loans, together with accrued interest and all other accrued unpaid amounts under the Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

7.6	Prepayments: General

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any repayment or prepayment under this Agreement shall be made together with (without double counting):

(i)	accrued but unpaid interest (including Margin) on the amount repaid or prepaid;

(ii)	any applicable Break Costs and the applicable Prepayment Fee (if any); and

(iii)	payment of any other Secured Liabilities which become due and payable as a result of the prepayment or repayment,

but shall otherwise be made without premium or penalty.

(c)	No Borrower may re-borrow any part of a Facility which has been repaid or prepaid.

(d)	No Obligor may repay or prepay all or any part of the Loans other than at the times and in the manner expressly provided for in this Agreement, unless otherwise agreed by the Facility Agent.

(e)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender(s), as appropriate.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)

If all or any part of any Lender’s participation in a Loan under a Facility is repaid or prepaid, an amount of that Lender’s Commitments under the relevant Facility (equal to the amount of the participation which is repaid or prepaid in respect of that Facility) will be deemed to be cancelled on the date of such repayment or prepayment.

(h)

Any prepayment of a Loan (other than a prepayment to a single Lender pursuant to Clause 7.1 (Illegality) or Clause 29.8 (Replacement of Lenders)) shall be applied pro rata to each Lender’s participation in that Loan.

7.7	Order of application

Any prepayment of the Loans will be applied against the Loans in the following order:

(a)	in respect of any prepayment funded from a Control Account of any Obligor other than a Target:

(i)

firstly, the Term Facility A1A Loans, Term Facility A1B Loans, Term Facility A2A Loans, Term Facility A2B Loans, Term Facility A3A Loans, Term Facility A3B Loans, Term Facility A4A Loans and Term Facility A4B Loans only, pro rata; and

(ii)	second, the Term Facility BA Loans and the Term Facility BB Loans only, pro rata;

(b)

in respect of any prepayment funded from a Control Account of Canvives, against the Term Facility A2A Loans, Term Facility A2B Loans, Term Facility A3A Loans, Term Facility A3B Loans, Term Facility A4A Loans, Term Facility A4B Loans, Term Facility BA Loans and Term Facility BB Loans only, pro rata;

(c)

in respect of any prepayment funded from a Control Account of Aliseda SA, against the Term Facility A1A Loans, Term Facility A1B Loans, Term Facility A3A Loans, Term Facility A3B Loans, Term Facility A4A Loans, Term Facility A4B Loans, Term Facility BA Loans and Term Facility BB Loans only, pro rata;

(d)

in respect of any prepayment funded from a Control Account of Tamadaba, against the Term Facility A1A Loans, Term Facility A1B Loans, Term Facility A2A Loans, Term Facility A2B Loans, Term Facility A4A Loans, Term Facility A4B Loans, Term Facility BA Loans and Term Facility BB Loans only, pro rata;

(e)

in respect of any prepayment funded from a Control Account of a Target (other than Canvives, Aliseda SA, Tamadaba and Elbrus Properties S.A.), against the Term Facility BA Loans and the Term Facility BB Loans only, pro rata; and

(f)

in respect of any prepayment funded from a Control Account of Elbrus Properties S.A., against the Term Facility A2A Loans, Term Facility A2B Loans, Term Facility A3A Loans, Term Facility A3B Loans, Term Facility A4A Loans, Term Facility A4B Loans, Term Facility BA Loans and Term Facility BB Loans only, pro rata, other than, in each case, pursuant to Clause 7.1 (Illegality), in respect of which such prepayment will be applied against the Illegal Lender’s participations in the Loans (and, to the extent the Illegal Lender’s participations in the Loans are not being prepaid in full, between such participations as required as a result of the relevant illegality).

7.8	Disposal Deficit Ledger

(a)	The Company shall maintain a ledger (the Disposal Deficit Ledger).

(b)

If, on an Interest Payment Date, the Ledger Asset Actual Prepayment Amount of a Ledger Asset in respect of which the Disposal Proceeds were credited to the Collection Account during the Interest Period ending on that Interest Payment Date is less than the Ledger Asset Target Prepayment Amount of that Ledger Asset, the Company shall debit from the Disposal Deficit Ledger an amount equal to the amount by which that Ledger Asset Target Prepayment Amount exceeds that Ledger Asset Actual Prepayment Amount.

(c)

If, on an Interest Payment Date, the Ledger Asset Actual Prepayment Amount of a Ledger Asset in respect of which the Disposal Proceeds were credited to the Collection Account during the Interest Period ending on that Interest Payment Date is more than the Ledger Asset Target Prepayment Amount of that Ledger Asset, the Company shall credit to the Disposal Deficit Ledger an amount equal to the amount by which that Ledger Asset Actual Prepayment Amount exceeds that Ledger Asset Target Prepayment Amount.

(d)

Following a prepayment pursuant to subparagraph (b)(xiii) of Clause 8.6 (Collection Account), the Company shall credit to the Disposal Deficit Ledger an amount equal to the aggregate principal amount of the Loans so prepaid.

(e)

If the Company makes a voluntary prepayment under Clause 7.2 (Voluntary prepayment) (other than any such prepayment funded from amounts standing to the credit of the Collection Account or the Cash Trap Account), the Company shall credit an aggregate amount equal to the aggregate principal amount of the Loans so prepaid to the Disposal Deficit Ledger.

7.9	Permitted Substitution Shortfall Ledger

(a)	The Company shall maintain a ledger (the Permitted Substitution Shortfall Ledger ).

(b)	If a Permitted Substitution Valuation Event is outstanding, the Company shall debit from the Permitted Substitution Shortfall Ledger an amount equal to €25,000,000.

(c)

If a Permitted Substitution Valuation procured pursuant to paragraph (a) of Clause 22.4 (Permitted Substitutions) specifies that the aggregate value of Portfolio Asset(s) (the Permitted Substitution Aggregate Value) acquired;

(i)	is greater than €75,000,000, an amount equal to the Permitted Substitution Aggregate Value minus €75,000,000 shall be credited to the Permitted Substitution Shortfall Ledger by the Company; or

(ii)	is less than €75,000,000, the Company shall debit from the Permitted Substitution Shortfall Ledger an amount equal to €75,000,000 minus the Permitted Substitution Aggregate Value.

(d)

Following a prepayment pursuant to subparagraph (b)(xii) of Clause 8.6 (Collection Account), the Company shall credit to the Permitted Substitution Shortfall Ledger an amount equal to the aggregate principal amount of the Loans so prepaid.

7.10	SOCIMI Retrospective Tax Ledger

(a)	The Company shall maintain a ledger (the SOCIMI Retrospective Tax Ledger).

(b)	If any amount of SOCIMI Retrospective Tax is paid by an Obligor, the Company shall debit from the SOCIMI Retrospective Tax Ledger an amount equal to those SOCIMI Retrospective Taxes.

(c)

Following a prepayment pursuant to subparagraph (b)(xi) of Clause 8.6 (Collection Account), the Company shall credit to the SOCIMI Retrospective Tax Ledger an amount equal to the aggregate principal amount of the Loans so prepaid.

8.	ACCOUNTS

The undertakings in this Clause 8 remain in force from the date of this Agreement for so long as any amount of the Secured Liabilities is outstanding or any Commitment is in force.

8.1 Opening of Control Accounts

(a)

Each Obligor shall open and maintain in its name interest bearing current accounts as specified (and on or prior to the time specified for such account) opposite its name in Schedule 4 (Control Accounts) and any Obligor may, subject to paragraph (e) below, open and maintain a Hedge Collateral Account.

(b)

Other than as set out in Clause 8.2 (Existing Accounts), no Obligor may, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders), maintain any bank account other than any Control Account or any Permitted Special Purpose Account.

(c)

Any Obligor may at any time open and maintain an additional bank account and designate such account as a “General Account” (each such account, an Extra General Account) provided that the requirements of paragraph (f) of Clause 8.3 (Account Banks) and Clause 8.4 (Control Accounts generally) are complied with in respect of such account.

(d)

LoanCo and any Obligor that owns a REO Property may at any time open and maintain an additional bank account and designate such account as an “Income Account” (each such account, an Extra Income Account) provided that the requirements of paragraph (f) of Clause 8.3 (Account Banks) and Clause 8.4 (Control Accounts generally) are complied with in respect of such account.

(e)	A Hedge Collateral Account may only be opened in the name of an Obligor if, on or before the date that any amount is credited to that Hedge Collateral Account the relevant Obligor has:

(i)	created and perfected Transaction Security over that Hedge Collateral Account; and

(ii)

provided corporate authorisations and legal opinion(s) (in respect of capacity and authority of that Obligor and enforceability in respect of the Transaction Security referred to in subparagraph (i) above).

(f)

Any Obligor may, at any time, close any Control Account in its name provided that following such closure it maintains at least one of each type of Control Account it is required to maintain pursuant to the terms of this Agreement.

8.2	Existing Accounts

Each Obligor shall procure that:

(a)	no Existing Account shall become overdrawn; and

(b)	unless designated as a Control Account in accordance with paragraph (c) of Clause 4.3 (Conditions Subsequent), the balance of each Existing Account is transferred to:

(i)	in respect of that part of the balance which represents Portfolio Income received after the Closing Date or received in respect of any period falling after the Closing Date, the Collection Account;

(ii)	in respect of that part of the balance which represents Pre-Close Collections:

(A)	an amount equal to 80% of such Pre-Close Collections to the Pre-Close Collections Deposit Account; and

(B)	an amount equal to 20% of such Pre-Close Collections to a General Account; and

(iii)	in respect of all other amounts, a General Account; and

in each case on or prior to the earlier of:

(A)	the date that such Existing Account is closed;

(B)	the date falling five Business Days after the date the Collection Account or the relevant General Account (as applicable) is opened.

8.3	Account Banks

(a)

Each Control Account shall initially be opened with an Initial Account Bank operating out of its branch in the jurisdiction specified in the column entitled “Account jurisdiction” against that Control Account in Schedule 4 (Control Accounts).

(b)

Each Obligor may (in their sole discretion and at their own cost), subject to paragraphs (c), (d), (e) and (f) below, transfer any of its Control Account(s) to any other Account Bank at any time provided that the new Account Bank has its designated branch in the same jurisdiction as the Account Bank in respect of the existing Control Account that is being replaced. The relevant Obligor shall give the Facility Agent and the Security Agent prior notice of any such transfer (and shall provide account details as may be reasonably required by the Facility Agent). The Facility Agent and the Security Agent shall provide assistance as is reasonably required for such transfer in respect of any Control Account.

(c)

Each Account Bank with which a Control Account is held must hold a Requisite Rating at the time the Control Account is opened with it. If any Account Bank with which a Control Account is held ceases to have a Requisite Rating, the Facility Agent may request in writing that any Control Account held with such Account Bank is transferred to a new Account Bank that holds a Requisite Rating (or, if it is not possible to find a replacement Account Bank with a Requisite Rating, any other bank or financial institution agreed between the Facility Agent and the Company (each acting reasonably)).

(d)	As soon as reasonably practicable after (as applicable) either:

(i)	receipt of a request from the Facility Agent under paragraph (c) above (but in any event within 60 days of such receipt); or

(ii)

agreement is reached as to the identity of the Account Bank to which the relevant Control Account is to be transferred in accordance with paragraph (c) above (but in any event within 60 days of such agreement having been reached), the relevant Obligor shall transfer (and shall do all other things reasonably necessary to effect such transfer) that Control Account to an Account Bank with the Requisite Rating or the agreed upon Account Bank (as applicable) and shall provide such account details as may be reasonably required by the Facility Agent. The Facility Agent and Security Agent shall provide assistance as is reasonably required to effect such transfer.

(e)

Each Obligor shall do all such things as the Facility Agent or Security Agent reasonably requests in order to facilitate any change of Account Bank in accordance with this Clause 8.3 (including, without limitation, the execution of bank mandate forms, granting irrevocable powers of attorney relating to the disposal of the account, transfer of balances, issue of revised payment instructions relating to any tenant or guarantor under any Occupational Lease and the granting and/or perfection of Transaction Security over the new accounts).

(f)

Any amounts standing to the credit of a Control Account may only be transferred to a new Control Account at an Account Bank if the relevant Obligor has created and perfected first ranking Transaction Security over the new account and, in the case of an Obligor, granted irrevocable powers of attorney relating to the disposal of those accounts and provided such other documentation in connection with such transfer as the Facility Agent may reasonably request (including, without limitation, corporate authorisations and a legal opinion addressed to the Finance Parties).

8.4	Control Accounts generally

(a)	Each Control Account shall earn interest at such rate(s) as each Obligor may from time to time agree with the relevant Account Bank.

(b)	Each Control Account shall be denominated in euro.

(c)

No Control Account may become overdrawn and to the extent that any withdrawal (if made in full) would cause a Control Account to become overdrawn, such withdrawal shall be reduced so that it will not result in such Control Account becoming overdrawn.

(d)

Each Obligor may pay to the relevant Account Bank such reasonable transaction charges and other fees (in each case, consistent with such Account Bank’s usual practice in relation to similar accounts with persons having a similar credit profile to the relevant Obligor) as they may from time to time agree with the Account Bank in respect of the Control Accounts.

(e)	If an Obligor makes any payment into a Control Account which is not held in its name or for its benefit, a Subordinated Loan shall arise owed by the relevant Obligor to the Obligor making the payment.

(f)

To the extent that any payment is made from a Control Account by or on behalf of any Obligor to or for the benefit of another Obligor, a Subordinated Loan shall arise owed by the Obligor on whose behalf the payment was made to the Obligor which made that payment.

8.5	Payments into Control Accounts

(a)

The Company shall procure that all Portfolio Income (excluding any amount of Quasar Management Fees (Profit Element)) received by an Obligor is paid directly into the relevant Income Account(s) or the Collection Account.

(b)	Each Obligor will ensure that:

(i)

all amounts payable to it (not otherwise paid directly to the Facility Agent or the Security Agent) under any agreement in respect of a Permitted Hedging Transaction (except for any collateral posted by a counterparty under such agreement which is required to be paid to a Hedge Collateral Account under the terms of that agreement);

(ii)	payments made in accordance with subparagraph (c)(ii) of Clause 8.16 (Hedge Collateral Account);

(iii)	any Free Float Proceeds;

(iv)	any Disposal Proceeds;

(v)

any amount standing to the credit of any Rent Deposit Account which it is entitled to withdraw for its own account to the extent such amount constitutes Portfolio Income (other than any such amounts which are paid directly into the Collection Account);

(vi)	any Insurance Prepayment Proceeds (other than in respect of operating losses, loss of rent or such proceeds paid directly to the Facility Agent or the Security Agent) received by it;

(vii)	any distribution to Quasar Holdco that constitutes Quasar Management Fees (Profit Element);

(viii)	any Recovery Prepayment Proceeds received by it; and

(ix)	any Employee Indemnity Proceeds,

are promptly paid directly into the Collection Account.

(c)

Notwithstanding the above, the Obligors shall not be required to make any payment to the Collection Account from an Income Account (or any Control Account in respect of the payments referred to in paragraph (b) above) of a Target if such payment would constitute unlawful financial assistance in respect of that Target under Articles 143,2 or 150 of the Spanish Companies Law, as applicable.

(d)	Each Obligor will ensure that:

(i)	any Excluded Insurance Proceeds received by it (other than any proceeds of any Insurance Policy in respect of operating losses or loss of rent); and

(ii)	any Excluded Recovery Proceeds received by it,

are promptly paid directly into its General Account(s).

(e)	Each Obligor will ensure that:

(i)	80% of any Pre-Close Collections received by it or any Investor Affiliate is promptly paid directly into the Pre-Close Collections Deposit Account; and

(ii)	20% of any Pre-Close Collections received by it or any Investor Affiliate is promptly paid directly into a General Account.

(f)

Each Obligor will ensure that, on any Quarterly IPD on which the outstanding principal amount of the Loans is not greater than the amount set out in the row opposite the Financial Quarter Date falling immediately prior to that Interest Payment Date in the column labelled “9 months” in Schedule 7 (Maximum Loan Balances), any Distribution Blocked Amount in respect of monies transferred to a General Account from the Collection Account since the immediately precedent Quarterly IPD, are promptly paid directly into the Cash Trap Account.

(g)	Notwithstanding any other term of any Finance Document, any REO Refund Proceeds received by an Obligor may be transferred to the REO Refund Proceeds Account.

(h)	Any collateral posted by a counterparty to a Permitted Hedging Transaction shall be paid into the Hedge Collateral Account.

(i)	Any dividend paid to or receivable by the Group from a SOCIMI shall as soon as reasonably practicable upon receipt of the same into a Listed Shares Account:

(i)	to the extent such dividend originates from monies in a General Account, be transferred to a General Account; or

(ii)	to the extent such dividend originates from monies in an Income Account, be transferred to the Collection Account.

8.6	Collection Account

(a)	The Facility Agent shall have sole signing rights to the Collection Account.

(b)	On each Interest Payment Date, the Facility Agent shall (and is irrevocably authorised by each Obligor to) withdraw from the Collection Account such amount as is necessary for application towards:

(i)

firstly, payment to the Working Capital Account of an amount not more than the Property/Underlying Loan Expenses then due or projected by the Company (acting reasonably and in good faith) to become due in the 12 Month period commencing on that Interest Payment Date (excluding (A) any Property/Underlying Loan Expenses in respect of which a transfer to the Working Capital Account under this subparagraph (i) or Clause 8.14 (Cash Trap Account) was made on a prior Interest Payment Date and (B) any Property/Underlying Loan Expenses the subject of a withdrawal out of an Income Account under sub-paragraph (b)(i)(B) of Clause 8.8 (Income Accounts)) minus the aggregate of (1) any amount standing to the credit of the Working Capital Account representing Property/Underlying Loan Expenses in respect of which a transfer to the Working Capital Account was made under this subparagraph (i)or Clause 8.14 (Cash Trap Account) on a prior Interest Payment Date to the extent that such Property/Underlying Loan Expenses which actually fell due were less than the amount of such Property/Underlying Loan Expenses projected by the Company as falling due, and (2) the aggregate amount of the reserve standing to the credit of the Income Amounts in accordance with sub-paragaph (b)(ii) of Clause 8.8 (Income Accounts);

(ii)

second, payment pro rata of any unpaid costs, fees and expenses then due and payable to the Security Agent (including any due to any Receiver or Delegate), the Facility Agent and any Mandated Lead Arranger under the Finance Documents;

(iii)

third, payment pro rata of any unpaid costs, fees and expenses then due and payable to the Finance Parties (other than the Security Agent, any Receiver or Delegate, the Facility Agent and any Mandated Lead Arranger) under the Finance Documents;

(iv)	fourth, payment pro rata of all accrued interest then due and payable to the Lenders under the Finance Documents;

(v)	fifth, payment to the Working Capital Account of an amount equal to the lower of:

(A)	100% of any surplus; and

(B)

the aggregate of the amount that is not more than the Portfolio Expenses then due or projected by the Company (acting reasonably and in good faith) to become due in the 12 Month period commencing on that Interest Payment Date (excluding any Portfolio Expenses in respect of which a transfer to the Working Capital Account under this subparagraph (v) or Clause 8.14 (Cash Trap Account) was made on a prior Interest Payment Date) minus any amount standing to the credit of the Working Capital Account representing Portfolio Expenses in respect of which a transfer to the Working Capital Account was made under this subparagraph (v) or Clause 8.14 (Cash Trap Account) on a prior Interest Payment Date to the extent that such Portfolio Expenses which actually fell due were less than the amount of such Portfolio Expenses projected by the Company as falling due;

(vi)	sixth, payment to the Working Capital Account of an amount equal to the lower of:

(A)	100% of any surplus; and

(B)	the aggregate of the amount that is not more than the Taxes then due or projected by the Company (acting reasonably and in good faith) to become due in the 12 Month period commencing on that Interest Payment Date (excluding any Taxes relating to that period in respect of which a transfer to the Working Capital Account under this subparagraph (vi) or Clause 8.14 (Cash Trap Account) was made on a prior Interest Payment Date) minus any amount standing to the credit of the Working Capital Account representing Taxes in respect of which a transfer to the Working Capital Account was made under this subparagraph (vi) or Clause 8.14 (Cash Trap Account) on a prior Interest Payment Date to the extent that such Taxes which actually fell due were less than the amount of such Taxes projected by the Company as falling due;

(vii)	seventh, payment to the Working Capital Account of an amount equal to the lower of:

(A)	100% of any surplus; and

(B)	the aggregate of the amount that is not more than the:

I.	Corporate Expenses; and

II.

Management Fees provided that (excluding any amount of Quasar Management Fees (Profit Element)) the aggregate amount in respect of Management Fees that may be transferred to the Working Capital Account under this subparagraph II (when aggregated with the aggregate amount in respect of Management Fees transferred to the Working Capital Account under Clause 8.14 (Cash Trap Account) in the same Financial Year) in any Financial Year shall not exceed the lower of:

(aa)	€105,000,000; and

(bb)	(to the extent that Financial Year ends on or after 31 December 2020) 125% of the aggregate amount of Management Fees that were paid by the Obligors in the prior Financial Year,

in each case, then due or projected by the Company (acting reasonably and in good faith) to become due in the 12 Month period commencing on that Interest Payment Date (excluding any such Corporate Expenses and/or Management Fees relating to that period in respect of which a transfer to the Working Capital Account under this subparagraph (vii) or Clause 8.14 (Cash Trap Account) was made on a prior Interest Payment Date) minus any amount standing to the credit of the Working Capital Account representing Corporate Expenses or Management Fees in respect of which a transfer to the Working Capital Account was made under this subparagraph (vii) or Clause 8.14 (Cash Trap Account) on a prior Interest Payment Date to the extent that such Corporate Expenses or Management Fees which actually fell due were less than the amount of such Corporate Expenses or Management Fees projected by the Company as falling due;

(viii)	eighth, payment to the Interest Reserve Account of an amount equal to the lower of:

(A)	100% of any surplus; and

(B)	an amount such that the balance of the Interest Reserve Account is equal to the lower of:

I.	€55,000,000; and

II.	300% of the aggregate amount of interest due under Clause 9.2 (Payment of interest) on that Interest Payment Date;

(ix)	ninth, payment to the Opex Reserve Account of an amount equal to the lower of:

(A)	100% of any surplus; and

(B)	an amount such that the balance of the Opex Reserve Account is equal to the lower of:

I.	€100,000,000; and

II.

in respect of any Interest Payment Date falling on or after the first anniversary of the Utilisation Date, the aggregate amount of Operating Expenses incurred by the Obligors in the six Month period ending on the Financial Quarter Date ending immediately prior to that Interest Payment Date;

(x)	tenth, an amount equal to:

(A)	if on that Interest Payment Date, the LTC is 60% or more, 80%; or

(B)	if on that Interest Payment Date, the LTC is less than 60%, 70%,

in each case, of any surplus shall be applied in prepayment of the Loans in accordance with Clause 7.2 (Voluntary prepayment) together with the payment of all amounts payable in connection with such prepayment in accordance with Clause 7.6 (Prepayments: General) provided that:

I.	for the purposes of any such prepayment the minimum prepayment amount, integral multiples and notice requirements set out in Clause 7.2 (Voluntary prepayment) shall not apply; and

II.

all amounts payable in connection with such prepayment in accordance with 7.6 (Prepayments: General) shall be payable from the amount withdrawn from the Collection Account (and the principal amount prepaid shall be reduced accordingly) pursuant to this subparagraph (x) on the relevant Interest Payment Date;

(xi)	eleventh, if on that Interest Payment Date the SOCIMI Retrospective Tax Ledger has a debit balance an amount equal to the lower of:

(A)	100% of any surplus; and

(B)	the amount required to be applied in prepayment of the Loans to ensure that the SOCIMI Retrospective Tax Ledger does not have a debit balance,

shall be applied in prepayment of the Loans in accordance with Clause 7.2 (Voluntary prepayment) together with the payment of all amounts payable in connection with such prepayment in accordance with Clause 7.6 (Prepayments: General) provided that:

I.	for the purposes of any such prepayment the minimum prepayment amount, integral multiples and notice requirements set out in Clause 7.2 (Voluntary prepayment) shall not apply; and

II.

all amounts payable in connection with such prepayment in accordance with 7.6 (Prepayments: General) shall be payable from the amount withdrawn from the Collection Account (and the principal amount prepaid shall be reduced accordingly) pursuant to this subparagraph (xi) on the relevant Interest Payment Date;

(xii)	twelfth, if on that Interest Payment Date the Permitted Substitution Shortfall Ledger has a debit balance an amount equal to the lower of:

(A)	100% of any surplus; and

(B)	the amount required to be applied in prepayment of the Loans to ensure that the Permitted Substitution Shortfall Ledger does not have a debit balance,

shall be applied in prepayment of the Loans in accordance with Clause 7.2 (Voluntary prepayment) together with the payment of all amounts payable in connection with such prepayment in accordance with Clause 7.6 (Prepayments: General) provided that:

I.	for the purposes of any such prepayment the minimum prepayment amount, integral multiples and notice requirements set out in Clause 7.2 (Voluntary prepayment) shall not apply; and

II.

all amounts payable in connection with such prepayment in accordance with 7.6 (Prepayments: General) shall be payable from the amount withdrawn from the Collection Account (and the principal amount prepaid shall be reduced accordingly) pursuant to this subparagraph (xii) on the relevant Interest Payment Date;

(xiii)	thirteenth, if on that Interest Payment Date the Disposal Deficit Ledger has a debit balance an amount equal to the lower of:

(A)	100% of any surplus; and

(B)	the amount required to be applied in prepayment of the Loans to ensure that the Disposal Deficit Ledger does not have a debit balance,

shall be applied in prepayment of the Loans in accordance with Clause 7.2 (Voluntary prepayment) together with the payment of all amounts payable in connection with such prepayment in accordance with Clause 7.6 (Prepayments: General) provided that:

I.	for the purposes of any such prepayment the minimum prepayment amount, integral multiples and notice requirements set out in Clause 7.2 (Voluntary prepayment) shall not apply; and

II.

all amounts payable in connection with such prepayment in accordance with 7.6 (Prepayments: General) shall be payable from the amount withdrawn from the Collection Account (and the principal amount prepaid shall be reduced accordingly) pursuant to this subparagraph (xiii) on the relevant Interest Payment Date;

(xiv)	fourteenth, if on that Interest Payment Date:

(A)	Net Debt (DY) is less than 30% of the outstanding principal amount of the Loans as at the Utilisation Date; and

(B)	the Debt Yield is less than 6.5%,

an amount equal to the lower of:

I.	100% of any surplus; and

II.	the amount required to be applied in prepayment of the Loans to ensure that the Debt Yield is not less than 6.5%,

shall be applied in prepayment of the Loans in accordance with Clause 7.2 (Voluntary prepayment) together with the payment of all amounts payable in connection with such prepayment in accordance with Clause 7.6 (Prepayments: General) provided that:

(aa)	for the purposes of any such prepayment the minimum prepayment amount, integral multiples and notice requirements set out in Clause 7.2 (Voluntary prepayment) shall not apply; and

(bb)

all amounts payable in connection with such prepayment in accordance with 7.6 (Prepayments: General) shall be payable from the amount withdrawn from the Collection Account (and the principal amount prepaid shall be reduced accordingly) pursuant to this subparagraph (xiv) on the relevant Interest Payment Date;

(xv)	fifteenth, if a Cash Trap Event occurred on that Interest Payment Date, 100% of any surplus shall be transferred to the Cash Trap Account; and

(xvi)	sixteenth, 100% of any surplus shall be transferred to the General Account(s) as specified by the Waterfall Calculation for that purpose.

8.7	Working Capital Account

(a)	Quasar Holdco shall have sole signing rights to the Working Capital Account.

(b)	Subject to paragraph (c) below and Clause 8.17 (Withdrawals), the Company may only make withdrawals from the Working Capital Account to pay Operating Expenses then due and payable.

(c)

The Company may not make a withdrawal from the Working Capital Account to pay capital expenditure to the extent such amount can be funded by amounts standing to the credit of the Capex Reserve Account (not allocated towards any other purpose).

8.8	Income Accounts

(a)	Each Obligor shall have sole signing rights to its Income Account(s).

(b)	Subject to Clause 8.17 (Withdrawals):

(i)	an Obligor may only make withdrawals from its Income Account(s) if such withdrawal:

(A)	is a transfer to the Collection Account; or

(B)	is to pay Property/Underlying Loan Expenses then due and payable; and

(ii)

the Company will ensure that all amounts standing to the credit of each Income Account (other than a reasonable reserve for Property/Underlying Loan Expenses projected to fall due prior to the next Interest Payment Date) are transferred to the Collection Account at least once a fortnight.

8.9	Opex Reserve Account

(a)	Quasar Holdco shall have sole signing rights to the Opex Reserve Account.

(b)

Subject to paragraph (c) below and Clause 8.17 (Withdrawals), the Company may only make withdrawals from the Opex Reserve Account if such withdrawal is a transfer to the Working Capital Account and used to pay Operating Expenses then due and payable and which cannot be funded by the existing balance of the Working Capital Account.

(c)

The Company may not make a withdrawal from the Opex Reserve Account to pay capital expenditure to the extent such amount can be funded by amounts standing to the credit of the Capex Reserve Account (not allocated towards any other purpose).

8.10	Interest Reserve Account

(a)	The Facility Agent shall have sole signing rights to the Interest Reserve Account.

(b)

On an Interest Payment Date, the Facility Agent shall (and is irrevocably instructed by each Obligor to) withdraw from the Interest Reserve Account and transfer to the Collection Account an amount equal to any shortfall in amounts due and payable pursuant subparagraph (b)(ii) to (b)(iv) of Clause 8.6 (Collection Account) to the extent such amounts cannot be funded from the Collection Account.

(c)	After the application of paragraph (b) above, if on an Interest Payment Date, the balance of the Interest Reserve Account is more than:

(i)	if no Cash Sweep Event occurred on that Interest Payment Date, 300%; or

(ii)	if a Cash Sweep Event occurred on that Interest Payment Date, 600%,

in each case of the aggregate amount of interest due under Clause 9.2 (Payment of interest) on that Interest Payment Date (the Required Interest Reserve Amount), the Facility Agent shall (and is irrevocably instructed by each Obligor to) withdraw from the Interest Reserve Account and transfer to the Collection Account an amount such that the balance of the Interest Reserve Account is equal to the Required Interest Reserve Amount.

8.11	Capex Reserve Account

(a)	Quasar Holdco shall have sole signing rights to the Capex Reserve Account.

(b)

Subject to Clause 8.17 (Withdrawals), the Company may only make withdrawals from the Capex Reserve Account if such withdrawal is to pay capital expenditure in respect of Permitted Capex Projects then due and payable.

8.12	Pre-Close Collections Deposit Account

(a)	The Facility Agent shall have sole signing rights to the Pre-Close Collections Deposit Account.

(b)

On each Interest Payment Date immediately following receipt of any Pre-Close Collections into the Pre-Close Collections Deposit Account, the Facility Agent shall (and is irrevocably authorised by each Obligor to) withdraw such Pre-Close Collections from the Collection Deposit Account for application towards prepayment of the Loans in accordance with Clause 7.2 (Voluntary prepayment) together with the payment of all amounts payable in connection with such prepayment in accordance with Clause 7.6 (Prepayments: General) provided that:

(i)	for the purposes of any such prepayment the minimum prepayment amount and integral multiples requirements set out in Clause 7.2 (Voluntary prepayment) shall not apply; and

(ii)

all amounts payable in connection with such prepayment in accordance with Clause 7.6 (Prepayments: General) shall be payable from the amount withdrawn from the Pre-Close Collections Deposit Account(and the principal amount prepaid shall be reduced accordingly) pursuant to this paragraph (b) on the relevant date of prepayment.

(c)	The Company shall no longer be required to maintain the Pre-Close Collections Deposit Account if:

(i)	the Company reasonably believes that it is not entitled to, and will not receive, any further Pre-Close Collections; and

(ii)	the amount standing to the credit of the Pre-Close Collections Deposit Account at that time is zero.

8.13	REO Refund Proceeds Account

(a)	Quasar Holdco shall have sole signing rights to the REO Refund Proceeds Account.

(b)

The REO Refund Proceeds Account may be credited with amounts from funds standing to the credit of the General Accounts (not allocated towards any other purpose), pursuant to the advance of Investor Debt and/or Subordinated Loans and/or the making of one or more Equity Contributions.

(c)	Subject to Clause 8.17 (Withdrawals), the Company may only make withdrawals from the REO Refund Proceeds Account to:

(i)	make Permitted Distributions; and

(ii)	make payments in respect of any REO (Enforcement Acquisition).

8.14	Cash Trap Account

(a)	The Facility Agent shall have sole signing rights to the Cash Trap Account.

(b)

On an Interest Payment Date, the Facility Agent shall (and is irrevocably instructed by each Obligor to) withdraw from the Cash Trap Account and transfer to the Collection Account an amount equal to any shortfall in amounts due and payable pursuant to subparagraph (b)(ii) to (b)(iv) of Clause 8.6 (Collection Account) to the extent such amounts cannot be funded from the Interest Reserve Account.

(c)

Promptly and no more than five Business Days after a request from the Company, the Facility Agent shall (and is irrevocably instructed by each Obligor to) withdraw from the Cash Trap Account and transfer to the Working Capital Account an amount equal to Operating Expenses then due and payable provided that:

(i)	(other than in respect of Operating Expenses constituting Property/Underlying Loan Expenses or Taxes) no Event of Default is continuing;

(ii)

the aggregate amount in respect of Management Fees (excluding any amount of Quasar Management Fees (Profit Element)) that may be transferred to the Working Capital Account under this paragraph (c) (when aggregated with the aggregate amount in respect of Management Fees transferred to the Working Capital Account under subparagraph (b)(vii)(B)II of Clause 8.6 (Collection Account) or paragraph (e) below in the same Financial Year) in any Financial Year shall not exceed the lower of:

(A)	€105,000,000; and

(B)	(to the extent that Financial Year ends on or after 31 December 2020) 125% of the aggregate amount of Management Fees that were paid by the Obligors in the prior Financial Year; and

(iii)	the Facility Agent is not required to make any withdrawal from the Cash Trap Account to pay:

(A)	Operating Expenses to the extent such amount can be funded by amounts standing to the credit of the Working Capital Account and/or the Opex Reserve Account; or

(B)	capital expenditure to the extent such amount can be funded by amounts standing to the credit of the Capex Reserve Account.

(d)

Provided that no Event of Default is continuing, if on any two consecutive Interest Payment Dates no Cash Trap Event occurs (provided that when determining if a Cash Trap Event has occurred the balance of the Cash Trap Account shall be deemed to be zero) the Facility Agent shall (and is irrevocably instructed by each Obligor to) on the second of such consecutive Interest Payment Dates withdraw all amounts standing to the credit of the Cash Trap Account and transfer such amount to the General Account(s) as specified by the Waterfall Calculation for that purpose.

(e)

If on any Interest Payment Date a Cash Sweep Event occurs the Facility Agent shall (and is irrevocably instructed by each Obligor to) withdraw all amounts standing to the credit of the Cash Trap Account for application as follows:

(i)

firstly, payment to the Working Capital Account of an amount not more than the Property/Underlying Loan Expenses then due or projected by the Company (acting reasonably and in good faith) to become due in the 12 Month period commencing on that Interest Payment Date (excluding:

(A)	any Property/Underlying Loan Expenses in respect of which a transfer to the Working Capital Account under:

I.	this subparagraph (i) was made on any prior Interest Payment Date;

II.	paragraph (c) above; or

III.	subparagraph (b)(i) of Clause 8.6 (Collection Account) was made on that Interest Payment Date or any prior Interest Payment Date); and

(B)	any Property/Underlying Loan Expenses the subject of a withdrawal out of an Income Account under sub-paragraph (b)(i)(B) of Clause 8.8 (Income Accounts)),

minus the aggregate of (1) any amount standing to the credit of the Working Capital Account representing Property/Underlying Loan Expenses in respect of which a transfer to the Working Capital Account was made under this subparagraph (i), paragraph (c) above or subparagraph (b)(i) of Clause 8.6 (Collection Account) on a prior Interest Payment Date to the extent that such Property/Underlying Loan Expenses which actually fell due were less than the amount of such Property/Underlying Loan Expenses projected by the Company as falling due, and (2) the aggregate amount of the reserve standing to the credit of the Income Amounts in accordance with sub-paragaph (b)(ii) of Clause 8.8 (Income Accounts);

(ii)	second, payment to the Working Capital Account of an amount equal to the lower of:

(A)	100% of any surplus; and

(B)

the aggregate of the amount that is not more than the Portfolio Expenses then due or projected by the Company (acting reasonably and in good faith) to become due in the 12 Month period commencing on that Interest Payment Date (excluding any Portfolio Expenses in respect of which a transfer to the Working Capital Account was made under:

I.	this subparagraph (ii) on any prior Interest Payment Date;

II.	paragraph (c) above; or

III.	subparagraph (b)(v) of Clause 8.6 (Collection Account) on that Interest Payment Date or any prior Interest Payment Date),

minus any amount standing to the credit of the Working Capital Account representing Portfolio Expenses in respect of which a transfer to the Working Capital Account was made under this subparagraph (ii), paragraph (c) above or subparagraph (b)(v) of Clause 8.6 (Collection Account) on a prior Interest Payment Date to the extent that such Portfolio Expenses which actually fell due were less than the amount of such Portfolio Expenses projected by the Company as falling due;

(iii)	third, payment to the Working Capital Account of an amount equal to the lower of:

(A)	100% of any surplus; and

(B)

the aggregate of the amount that is not more than the Taxes then due or projected by the Company (acting reasonably and in good faith) to become due in the 12 Month period commencing on that Interest Payment Date (excluding any such Taxes relating to that period in respect of which a transfer to the Working Capital Account was made under:

I.	this subparagraph (iii) on any prior Interest Payment Date;

II.	paragraph (c) above; or

III.	subparagraph (b)(vi) of Clause 8.6 (Collection Account) on that Interest Payment Date or any prior Interest Payment Date),

minus any amount standing to the credit of the Working Capital Account representing Taxes in respect of which a transfer to the Working Capital Account was made under this subparagraph (iii), paragraph (c) above or subparagraph (b)(vi) of Clause 8.6 (Collection Account) on a prior Interest Payment Date to the extent that such Taxes which actually fell due were less than the amount of such Taxes projected by the Company as falling due;

(iv)	fourth, payment to the Working Capital Account of an amount equal to the lower of:

(A)	100% of any surplus; and

(B)	the aggregate of the amount that is not more than the:

I.	Corporate Expenses; and

II.

Management Fees provided that (excluding any amount of Quasar Management Fees (Profit Element)) the aggregate amount in respect of Management Fees that may be transferred to the Working Capital Account under this subparagraph II (when aggregated with the aggregate amount in respect of Management Fees transferred to the Working Capital Account under subparagraph (b)(vii)(B)II of Clause 8.6 (Collection Account) or paragraph (c) above in the same Financial Year) in any Financial Year shall not exceed the lower of:

(aa)	€105,000,000; and

(bb)	(to the extent that Financial Year ends on or after 31 December 2020) 125% of the aggregate amount of Management Fees that were paid by the Obligors in the prior Financial Year,

in each case, then due or projected by the Company (acting reasonably and in good faith) to become due in the 12 Month period commencing on that Interest Payment Date (excluding any such Corporate Expenses and/or Management Fees relating to that period in respect of which a transfer to the Working Capital Account was made under:

(1)	this subparagraph (iv) on any prior Interest Payment Date;

(2)	paragraph (c) above or

(3)	subparagraph (b)(vii) of Clause 8.6 (Collection Account) on that Interest Payment Date or any prior Interest Payment Date),

minus any amount standing to the credit of the Working Capital Account representing Corporate Expenses or Management Fees in respect of which a transfer to the Working Capital Account was made under this subparagraph (iv), paragraph (c) above or subparagraph (b)(vii) of Clause 8.6 (Collection Account) on a prior Interest Payment Date to the extent that such Corporate Expenses or Management Fees which actually fell due were less than the amount of such Corporate Expenses or Management Fees projected by the Company as falling due;

(v)	fifth, payment to the Interest Reserve Account of an amount equal to the lower of:

(A)	100% of any surplus; and

(B)	an amount such that the balance of the Interest Reserve Account is equal to the lower of:

I.	€55,000,000; and

II.

600% of the aggregate amount of interest due under Clause 9.2 (Payment of interest) on that Interest Payment Date (minus the amount transferred to the Interest Reserve Account under subparagraph (b)(viii) of Clause 8.6 (Collection Account) on that Interest Payment Date);

(vi)	sixth, payment to the Opex Reserve Account of an amount equal to the lower of:

(A)	100% of any surplus; and

(B)	an amount such that the balance of the Opex Reserve Account is equal to the lower of:

I.	€100,000,000; and

II.

in respect of any Interest Payment Date falling on or after the first anniversary of the Utilisation Date, the aggregate amount of Operating Expenses incurred by the Obligors in the six Month period ending on the Financial Quarter Date ending immediately prior to that Interest Payment Date minus any amount transferred to the Opex Reserve Account under subparagraph (b)(ix) of Clause 8.6 (Collection Account) on that Interest Payment Date;

(vii)	seventh, an amount equal to the lower of:

(A)	100% of any surplus; and

(B)	the amount required to ensure that, if applied in prepayment of the Loans, no Cash Trap Event would have occurred on that Interest Payment Date,

in prepayment of the Loans in accordance with Clause 7.2 (Voluntary prepayment) together with the payment of all amounts payable in connection with such prepayment in accordance with Clause 7.6 (Prepayments: General) provided that:

I.	for the purposes of any such prepayment the minimum prepayment amount, integral multiples and notice requirements set out in Clause 7.2 (Voluntary prepayment) shall not apply; and

II.

all amounts payable in connection with such prepayment in accordance with 7.6 (Prepayments: General) shall be payable from the amount withdrawn from the Cash Trap Account (and the principal amount prepaid shall be reduced accordingly) pursuant to this subparagraph (vii) on the relevant Interest Payment Date; and

(viii)	eighth, any surplus shall be transferred to the General Account(s) as specified by the Waterfall Calculation for that purpose.

(f)

The determinations and application of monies standing to the credit of the Cash Trap Account on any Interest Payment Date under this Clause 8.14 (Cash Trap Account) shall be made after the application of monies standing to the credit of the Collection Account under Clause 8.6 (Collection Account).

8.15	General Accounts

(a)	Each Obligor shall have sole signing rights to its General Account(s).

(b)

Subject to Clause 8.17 (Withdrawals), an Obligor may make withdrawals from its General Account(s) at any time, to be applied in or towards any purpose in compliance with the Finance Documents (including, for the avoidance of doubt, for the making of Permitted Distributions).

8.16	Hedge Collateral Account

(a)	The relevant Obligor shall have sole signing rights to the Hedge Collateral Account.

(b)

Each Hedge Collateral Account shall be credited with any collateral posted by a counterparty to a Permitted Hedging Transaction in accordance with the terms of the relevant agreement in respect of that Permitted Hedging Transaction.

(c)

Subject to Clause 8.17 (Withdrawals), the relevant Obligor may withdraw and apply any amounts or securities standing to the credit of a Hedge Collateral Account that have been posted by a counterparty to a Permitted Hedging Transaction:

(i)

in or towards payment or delivery to that counterparty of any amounts or securities that are payable or deliverable to that counterparty in accordance with the terms of the relevant agreement in respect of the Permitted Hedging Transaction; or

(ii)

provided that no Event of Default is continuing, in transfer to the Collection Account of any amounts or securities (or the cash proceeds of sale of any securities) that are payable or deliverable to any Obligor in accordance with the terms of the relevant agreement in respect of that Permitted Hedging Transaction.

8.17	Withdrawals

(a)	At any time when an Event of Default is continuing:

(i)	the Facility Agent:

(A)	may operate any Unblocked Account;

(B)

may notify the relevant Obligor that its rights to operate any Unblocked Account (other than a Hedge Collateral Account) are suspended, such notice to take effect in accordance with its terms (and the Security Agent may notify each Account Bank that no amount may be withdrawn from any Unblocked Account (other than a Hedge Collateral Account) without its prior written consent (acting on the instructions of the Majority Lenders) (an Account Blocking Notice);

(C)

may withdraw from, and apply amounts standing to the credit of, any Unblocked Account (other than a Hedge Collateral Account) in or towards any purpose for which monies in any Unblocked Account may be applied; and

(D)	may withdraw from, and apply amounts standing to the credit of, any Hedge Collateral Account in or towards:

I.

a payment or delivery to a counterparty to a Permitted Hedging Transaction of amounts or deliverables that are payable or deliverable to that counterparty in accordance with the terms of the relevant agreement in respect of that Permitted Hedging Transaction; and/or

II.

if the relevant hedging transactions have been closed out or terminated in accordance with the relevant agreement in respect of that Permitted Hedging Transaction and any amounts or securities payable or deliverable to the counterparty under the relevant agreement in respect of that Permitted Hedging Transaction have been paid or delivered and are not, under the terms of any relevant agreement in respect of that Permitted Hedging Transaction, required to be returned to that counterparty, any purpose for which moneys in any Control Account may be applied;

(ii)	no withdrawal may be made by any Obligor from a Control Account other than:

(A)	with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); or

(B)	made pursuant to paragraph (b) of this Clause 8.17; or

(C)	if an Account Unblocking Notice (as defined below) has been served.

(b)	Notwithstanding any other term of this Agreement:

(i)	at any time prior to an Account Blocking Notice being served, any Obligor may make withdrawals from any Unblocked Account to pay:

(A)	amounts due and payable in respect of Taxes and Property/Underlying Loan Expenses; and

(B)	to the Collection Account an amount equal to any shortfall in amounts due and payable pursuant to paragraphs (b)(ii) to (b)(iv) (inclusive) of Clause 8.6 (Collection Account); and

(ii)

at any time following an Account Blocking Notice being served (and prior to an Account Unblocking Notice (as defined below) being served under paragraph (c) of this Clause 8.17), other than at any time after the Facility Agent has provided notice to the Company pursuant to paragraph (b) of Clause 23.15 (Acceleration)) declaring all of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, any Obligor may (and the Security Agent and the Facility Agent shall provide written consent to the relevant Account Bank for such payment to be made (if applicable)) or the Facility Agent shall (promptly following a request from the Company) make withdrawals from any Unblocked Account to pay:

(A)	amounts due and payable in respect of Taxes and Property/Underlying Loan Expenses; and

(B)	to the Collection Account an amount equal to any shortfall in amounts due and payable pursuant to paragraphs (b)(ii) to (b)(iv) (inclusive) of Clause 8.6 (Collection Account);

in each case to the extent that there are sufficient amounts standing to the credit of the Unblocked Accounts to make such payments.

(c)

Following service of an Account Blocking Notice, if the relevant Event of Default ceases to be continuing (and no other Event of Default is continuing), the Security Agent shall, upon request by the Company or the relevant Obligor, promptly notify each Account Bank that the prior written consent of the Security Agent (acting on the instructions of the Majority Lenders) is no longer required in relation to withdrawal of amounts from the Unblocked Accounts (an Account Unblocking Notice).

(d)

Whilst an Event of Default is continuing under Clause 23.1 (Non-payment) or at any time after the Facility Agent has provided notice to the Company pursuant to Clause 23.15 (Acceleration) that all of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, are immediately due and payable, the monies standing to the credit of:

(i)

any Control Account (other than the Hedge Collateral Account or any Permitted Special Purpose Account) may be applied by Facility Agent or, following the enforcement of the Transaction Security, the Security Agent in or towards payment of the Secured Liabilities to the extent then due and payable; and

(ii)	any Hedge Collateral Account in or towards:

(A)

a payment or delivery to a counterparty to a Permitted Hedging Transaction of amounts or deliverables that are payable or deliverable to that counterparty in accordance with the terms of the agreement in respect of that Permitted Hedging Transaction; and/or

(B)

if the relevant hedging transactions have been closed out or terminated in accordance with the relevant agreement in respect of that Permitted Hedging Transaction and any amounts or securities payable or deliverable to the counterparty under the relevant agreement in respect of that Permitted Hedging Transaction have been paid or delivered and are not, under the terms of any relevant agreement in respect of that Permitted Hedging Transaction, required to be returned to that counterparty, in or towards payment of the Secured Liabilities to the extent then due and payable.

(e)

The Security Agent will not enforce any Security over any Hedge Collateral Account unless the relevant hedging transactions have been closed out or terminated in accordance with the relevant agreement in respect of the relevant Permitted Hedging Transaction and any amounts or securities payable or deliverable to the counterparty under the relevant agreement in respect of that Permitted Hedging Transaction have been paid or delivered.

(f)	This Clause 8 does not limit or affect any Obligor’s obligations to pay the Secured Liabilities or to make voluntary or mandatory payments under the Finance Documents.

(g)

The Finance Parties shall not be responsible to the Obligors for the non-payment of any of the Secured Liabilities which could be paid out of monies standing to the credit of any Control Account nor shall the Finance Parties be liable for any withdrawal from a Control Account wrongly made (except for gross negligence, fraud or wilful misconduct by any Finance Party).

8.18	Miscellaneous Accounts provisions

(a)

Any amount received or recovered by an Obligor otherwise than by credit to a Control Account or a Permitted Special Purpose Account must be held subject to the security created by the Finance Documents and immediately be paid to the relevant Control Account or Permitted Special Purpose Account (as applicable) in the same funds as received or recovered.

(b)

If any payment is made into a Control Account in relation to which the Facility Agent has sole signing rights which should have been paid into another Control Account, then, unless an Event of Default is continuing, the Facility Agent shall, promptly after (and in any event within three Business Days of) request of the Company or the relevant Obligor and on receipt of evidence satisfactory to the Facility Agent that the payment should have been made to that other Control Account, pay that amount to that other Control Account.

(c)	The Company shall, within five Business Days of any request by the Facility Agent, supply the Facility Agent with the following information in relation to any payment received in a Control Account:

(i)	the date of payment or receipt;

(ii)	the payer; and

(iii)	the purpose of the payment or receipt.

(d)

No later than the date falling seven Business Days prior to each Interest Payment Date (or any other later date that may be agreed between the Company and the Facility Agent in respect of any such Interest Payment Date) the Facility Agent shall provide to the Company confirmation of the amounts that will become due and payable on the next Interest Payment Date under sub paragraphs (b)(ii) to (b)(iv) of Clause 8.6 (Collection Account) (the IPD Payment Amount).

(e)	To the extent there are insufficient funds in the Collection Account to make the IPD Payment Amount the Company shall either:

(i)	ensure that sufficient amounts are transferred to the Collection Account from any General Account prior to that Interest Payment Date; and/or

(ii)

request in writing that the Facility Agent (and the Facility Agent shall comply with such request on or before that Interest Payment Date) transfers sufficient amounts (as specified in such request by the Company) to the Collection Account (on or before the relevant Interest Payment Date) from the Interest Reserve Account which has a surplus after giving effect to the IPD Payment Amount to be made from the Collection Account on that Interest Payment Date.

(f)

A Borrower may delegate signing rights it has over any Unblocked Account to a property manager, corporate services provider and/or any Permitted Portfolio Servicer/Asset Manager provided that such delegation does not reduce or limit any Obligor’s obligations under the Finance Documents.

(g)

The Parties expressly acknowledge that the signing rights granted to the Facility Agent (and ancillary irrevocable powers of attorney) and the ability to operate the accounts as foreseen in this Clause 8, formalised pursuant to this Agreement or any other Finance Document have been agreed as a mechanism (i) to preserve the credit position assumed by the Finance Parties and (ii) to ensure that the borrowed amounts are applied to the purposes of the financing in accordance with the payments provisions agreed under this Agreement and the other Finance Documents and, in particular but without limitation, so that monies standing at the Control Accounts are applied toward the payments and in the order of application set out under this Clause 8 and Clause 31 (Payment Mechanics).

8.19	Provision and contents of Waterfall Calculation

(a)	The Company shall deliver a copy of a Waterfall Calculation to the Facility Agent no later than three Business Days prior to each Interest Payment Date.

(b)	The Facility Agent shall provide a copy of each Waterfall Calculation to the Lenders as soon as reasonably practicable following receipt by it of the same.

(c)	Each Waterfall Calculation must be delivered by (or on behalf of) an authorised signatory of the Company.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the sum of:

(a)	Margin; and

(b)	the applicable EURIBOR.

9.2	Payment of interest

(a)	Each Borrower shall pay accrued interest on each Loan made to it on each Interest Payment Date.

(b)

For the purpose of Article 317 of the Spanish commercial code, the Parties agree that interest (if unpaid) will be compounded with the principal amount of the Loans at the end of each Interest Period but shall remain immediately due and payable.

9.3	Default interest

(a)

If any Obligor fails to pay any amount (other than non-compounded interest) payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (a) below, is 1.00% per annum higher than the percentage rate per annum which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the relevant Obligor on demand by the Facility Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 1.00% per annum higher than the percentage rate per annum which would have applied if the Unpaid Sum had not become due.

(c)

Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but shall remain immediately due and payable.

9.4	Notification

The Facility Agent shall promptly notify the Lenders and the Company in writing of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Interest Periods

(a)	Interest shall be calculated and payable on each Loan by reference to Interest Periods.

(b)

Subject to the other provisions of this Agreement, the first Interest Period relating to a Loan shall start on its Utilisation Date and end on the first Interest Payment Date to occur after its Utilisation Date.

(c)

Each successive Interest Period shall start on the last day of the immediately preceding Interest Period for that Loan and end on the next Interest Payment Date provided that where an Interest Period would overrun the Final Repayment Date, that Interest Period shall be shortened so that it ends on the Final Repayment Date (or, if such date is not a Business Day, the immediately preceding Business Day).

10.2	Changes to Interest Periods

(a)	The Facility Agent and the Company may enter into such other arrangements as they may agree for the determination and adjustment of Interest Periods.

(b)	If any change is made to an Interest Period pursuant to paragraph (a) above, the Facility Agent shall promptly notify the Company and the Lenders in writing.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation as at the Rate Fixing Time on the Quotation Day for the relevant Interest Period, EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)

the rate notified to the Facility Agent by that Lender as soon as practicable and in any event prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may select (acting reasonably).

(b)	In this Agreement Market Disruption Event means:

(i)

at or about noon on the Quotation Day for the relevant Interest Period EURIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine EURIBOR for the relevant Interest Period; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40% of that Loan) that the cost to it or them of funding its or their participations in that Loan from the wholesale market for euro would be in excess of EURIBOR.

11.3	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest for the relevant Loans.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior written consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)

Each Borrower shall, on demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being repaid or paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Finance Party shall, as soon as reasonably practicable after a demand under paragraph (a) above provide to the Facility Agent a certificate confirming the amount of its Break Costs.

12.	FEES

12.1	Prepayment Fees

The Company shall pay (or procure is paid) to the Facility Agent (for the account of each Lender pro rata) a prepayment fee in the amount and at the times agreed in the Prepayment Fee Letter.

12.2	Arrangement Fee

The Company shall pay (or procure is paid) to the Mandated Lead Arrangers (for their own account) an arrangement fee in the amount and at the times agreed in the Arrangement Fee Letter.

12.3	Facility Agent Fee

The Company shall pay (or procure is paid) to the Facility Agent (for its own account) an agency fee in the amounts and at the times agreed in the Facility Agent Fee Letter.

12.4	Security Agent Fee

The Company shall pay (or procure is paid) to the Security Agent (for its own account) an agency fee in the amounts and at the times agreed in the Security Agent Fee Letter.

12.5	Commitment Fees

(a)

The Company shall pay (or procure is paid) to the Facility Agent (for the account of each Lender pro rata in accordance with each Lender’s share of the Commitments) a fee in euro, computed at the rate of 1.26% per annum on the undrawn and uncancelled amount of the Facilities for the period commencing on the date of this Agreement and ending on the last day of the Availability Period.

(b)	The accrued amount of such commitment fee is due and payable on the earlier of:

(i)	Utilisation Date; and

(ii)	the last day of the Availability Period.

(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

13.	TAX GROSS UP AND INDEMNITIES 13.1 Tax Definitions

(a)	In this Agreement:

Change of Tax Law means in respect of any Lender, any change which occurs after the date on which that Lender became a Lender under this Agreement, in (or in the published interpretation, administration or the application of) any law or regulation or relevant double taxation treaty or any published practice or published concession of any relevant Tax Authority, in each case, affecting such Lender.

Qualifying Lender means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Spanish Domestic Lender;

(ii)

resident for tax purposes in a Member State of the European Union (other than Spain) or a permanent establishment of a European Union resident situated in another State of the European Union provided that it does not act through a country or territory classified as a tax haven pursuant to Spanish law (as currently set out in Royal Decree 1080/1991, of 5 of July, or any other regulation which may replace, amend or supplement this) nor through a permanent establishment in Spain; or

(iii)	a Spanish Treaty Lender.

Spanish Domestic Lender means a Lender which is:

(i)

a financial institution (entidad de crédito o establecimiento financiero de crédito) resident for tax purposes in the Kingdom of Spain as identified in paragraph (c) of article 61 of Spanish Royal Decree 634/2015, of 10 July (Real Decreto 634/2015, de 10 de Julio); or

(ii)

a securitisation fund resident for tax purposes in the Kingdom of Spain as identified in paragraph (k) of article 61of the Spanish Royal Decree 634/2015, of 10 July (Real Decreto 634/2015, de 10 de Julio); or

(iii)

a permanent establishment in Spain of a non-Spanish financial institution, as identified in the second paragraph of article 8.1 of Spanish Royal Decree 1776/2004, of 30 of July (Real Decreto 1776/2004, de 30 de Julio).

Spanish Treaty Lender means a Lender which:

(i)	is resident for Tax purposes in a country which has a double taxation treaty in force with Spain which makes provision for full exemption from Tax imposed on interest payments deriving from Spain; and

(ii)

meets all other conditions in the relevant double taxation treaty for full exemption from Tax (subject to completion of any necessary procedural formalities) (except that for this purpose it shall be assumed that any condition which relates expressly or by implication to there being (or not being) a special relationship between any Obligor and a Lender or between the Lender and another person or to the amount or terms of the Loans is satisfied); and

(iii)	does:

(A)	not carry on business in Spain through a permanent establishment; and

(B)	not act from a Facility Office in Spain,

in each case, with which that Lender’s participation in the Loans is effectively connected.

Tax Credit means a credit against, relief from, or rebate of, or repayment or remission of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

Tax Payment means an increased payment made by an Obligor to a Finance Party under Clause 13.3 (Tax Gross-Up) or a payment made under Clause 13.4 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13, a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Payments to be Free and Clear

Each Obligor shall make all payments to be made by it to any Finance Party under the Finance Documents without any Tax Deduction, in each case, unless a Tax Deduction is required by law.

13.3	Tax Gross-Up

(a)

If an Obligor or a Lender becomes aware that an Obligor is required by law to make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) or that a Lender is not, or has ceased to be, a Qualifying Lender it shall promptly (but in any event at least five Business Days prior to the next Interest Payment Date) notify the Facility Agent of such requirement or change. If the Facility Agent receives such notification from a Lender or an Obligor it shall promptly (but in any event at least four Business Days prior to the next Interest Payment Date) notify the affected Parties.

(b)

If a Lender is not, or ceases to be, a Qualifying Lender it shall promptly (but in any event at least five Business Days prior to the next Interest Payment Date) notify the Facility Agent. If the Facility Agent receives such notification from a Lender it shall promptly (but in any event at least four Business Days prior to the next Interest Payment Date) notify the Company. Without prejudice to the foregoing, each Lender shall promptly provide the Facility Agent and the Company (if requested by the Facility Agent or the Company) with:

(i)

a written confirmation that it is or, as the case may be, is not a Qualifying Lender provided that if a Lender delivers such a written confirmation on the date on which it becomes a Lender, the Facility Agent and the Company shall only request a further confirmation from that Lender to the extent they consider (acting reasonably) they have reasonable grounds for doing so, including as a result of any Change of Tax Law; and

(ii)	such documents and other evidence as the Facility Agent and/or the Company may reasonably require to support any confirmation given pursuant to subparagraph (i) above.

(c)

If an Obligor is required by law to make a Tax Deduction it shall make that Tax Deduction in the minimum amount required by law and shall make any payment to the relevant Tax Authority required in connection with any Tax Deduction within the time period and in the amount required by law.

(d)

If a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from that Obligor shall be increased to an amount which ensures that, after the making of that Tax Deduction, each relevant Party entitled to such payment receives on the due date and retains (free from any liability in respect of such Tax Deduction) an amount equal to the amount of the payment which it would have received and so retained if no such Tax Deduction had been required.

(e)

Promptly after written request by the Facility Agent (which may not be made until the deadline provided for by the law for the payment required to be made in connection with any Tax Deduction), the Obligor making that Tax Deduction or payment shall deliver to the Facility Agent and the Facility Agent shall promptly deliver to the relevant Party entitled to that payment, a copy of a receipt or other evidence satisfactory to that Party (acting reasonably) that the Tax Deduction has been made and that any payment which is required in connection with any Tax Deduction has been made to the relevant Tax Authority.

(f)

No Borrower is required to make any increased payment to a Lender under paragraph (d) above on account of a Tax Deduction imposed by Spain in respect of that Borrower in respect of any payment under the Finance Documents if on the date the payment falls due:

(i)	that Lender is not, or has ceased to be, a Qualifying Lender, unless that Lender has ceased to be a Qualifying Lender as a result of a Change of Tax Law; or

(ii)

that Lender is a Qualifying Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to that Lender without a Tax Deduction had that Lender complied with its obligations under Clause 13.6 (Filings and Lender Confirmation).

(g)

If as a result of a Change of Tax Law, an Obligor is required to make a Tax Deduction on payment to Morgan Stanley Principal Funding Inc. at a rate in excess of 10%, then unless Morgan Stanley Principal Funding Inc. is a Qualifying Lender as a result of an earlier Change of Tax Law, the amount of the payment due by that Obligor shall be increased to an amount which ensures that, after making that Tax Deduction, Morgan Stanley Principal Funding Inc. receives on the due date and retains an amount equal to the amount of the payment which it would have received and so retained if a Tax Deduction of 10% had been required provided that at such time Morgan Stanley Principal Funding Inc. is in compliance with Clause 13.6 (Filings and Lender Confirmation).

(h)

A Guarantor will not be obliged to make a Tax Payment with respect to a payment by it of a liability due for payment by a Borrower to the extent that, had the payment been made by that Borrower, Tax would have been imposed on such payment for which that Borrower would not have been obliged to make such Tax Payment.

13.4	Tax indemnity

(a)

The Company shall (within five Business Days of demand by the Facility Agent (acting on the instructions of the relevant Finance Party)) pay (or procure payment) to a Finance Party of an amount equal to the loss, liability or cost which that Finance Party determines (acting reasonably and in good faith) will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s permanent establishment or Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; and

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.3 (Tax Gross-Up);

(B)	would have been compensated for by an increased payment under Clause 13.3 (Tax Gross-Up) but was not so compensated solely because one of the exclusions in Clause 13.3 (Tax Gross-Up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)

A Finance Party making, or intending to make, a claim pursuant to paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company.

(d)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 13.4, notify the Facility Agent.

13.5	Tax Credit

(a)

If an Obligor makes a Tax Payment and the relevant Finance Party determines (acting reasonably and in good faith) that it has obtained, utilised and retained on a standalone or an affiliated group basis a Tax Credit or other similar Tax benefit which is attributable to that Tax Payment (or an increased payment of which that Tax Payment forms part), that Finance Party shall pay to that Obligor such amount as that Finance Party determines (acting reasonably and in good faith) will leave that Finance Party (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been made by that Obligor.

(b)	If:

(i)

an Obligor makes a Tax Payment to a Lender which is not, or has ceased to be, a Qualifying Lender at the time of that Tax Payment (other than as a result of a Change of Tax Law) (each a Relevant Tax Payment); and

(ii)	the relevant Obligor was not notified prior to such date that such Lender was not, or had ceased to be, a Qualifying Lender in accordance with paragraph (b) of Clause 13.3 (Tax Gross-Up),

that Lender shall pay to the relevant Obligor such amount as that Obligor determines, acting reasonably and in good faith, will leave that Obligor in the same position as it would have been in if the Relevant Tax Payment made to that Lender had not been made by that Obligor.

(c)	The provisions of paragraphs (a) and (b) above shall remain binding on each person which has received a Tax Payment notwithstanding that such person may have ceased to be a Party.

(d)

If a Lender makes any payment to an Obligor pursuant to this Clause 13.5 (Tax Credit) and such Lender subsequently determines that the Tax Credit in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such Tax Credit in full (in each case save where the Tax Credit was not available, had been withdrawn or could not be used in full solely in each case because of any act or omission of that Lender), such Obligor shall reimburse the Lender such amount as such Lender determines (acting reasonably and in good faith) is necessary to place it in the same after-Tax position as it would have been in if such Tax Credit had been obtained and fully used and retained by such Lender provided that the Obligor shall not be required to pay any amount in excess of the amount of the payment received by it from the Lender.

13.6	Filings and Lender Confirmation

(a)

Each Lender which must complete procedural formalities in order to receive payments under this Agreement without a Tax Deduction being imposed or with a minimum Tax Deduction under applicable law, shall notify the Facility Agent and the Company promptly on completion of all such formalities.

(b)	Bank of America Merrill Lynch International Limited confirms that on the date of this Agreement, in respect of Tax Deductions imposed by Spain, it is a Qualifying Lender.

(c)

Deutsche Bank AG, London Branch confirms that on the date of this Agreement, in respect of Tax Deductions imposed by Spain, it is a Qualifying Lender (other than a Spanish Treaty Lender or a Spanish Domestic Lender).

(d)	J.P. Morgan Securities Plc confirms that on the date of this Agreement, in respect of Tax Deductions imposed by Spain, it is a Spanish Treaty Lender.

(e)	Morgan Stanley Bank, N.A. confirms that on the date of this Agreement, in respect of Tax Deductions imposed by Spain, it is a Spanish Treaty Lender.

(f)

Morgan Stanley Principal Funding, Inc. confirms that on the date of this Agreement, in respect of Tax Deductions imposed by Spain, it is not a Qualifying Lender, but it is resident for tax purposes in the United States of America and entitled to a reduced withholding tax rate of 10% established in the treaty for the avoidance of double taxation between Spain and the United States.

(g)

Parlex 15 Lux Eur Finco, S.à r.l. confirms that on the date of this Agreement, in respect of Tax Deductions imposed by Spain, it is a Qualifying Lender (other than a Spanish Treaty Lender or a Spanish Domestic Lender).

(h)	The Royal Bank of Scotland Plc confirms that on the date of this Agreement, in respect of Tax Deductions imposed by Spain, it is a Spanish Treaty Lender.

(i)

SOF Investments S.à r.l. confirms that on the date of this Agreement, in respect of Tax Deductions imposed by Spain, it is a Qualifying Lender (other than a Spanish Treaty Lender or a Spanish Domestic Lender).

(j)

SOF Parallel Investments S.à r.l. confirms that on the date of this Agreement, in respect of Tax Deductions imposed by Spain, it is a Qualifying Lender (other than a Spanish Treaty Lender or a Spanish Domestic Lender).

(k)

Each Lender (other than each Original Lender) which becomes a Party to this Agreement after the date of this Agreement shall indicate and confirm, in the relevant Assignment Agreement which it executes on becoming a Party, which of the categories set out in that Assignment Agreement it falls in.

(l)

Each Lender shall promptly after becoming a Lender under this Agreement and from time to time thereafter (but in any event at least five Business Days prior to the next Interest Payment Date) promptly submit any forms and documents and complete any procedural formalities as may be necessary (at any time) for each Obligor to obtain and maintain authorisation (at all times) to make payments under this Agreement without having to make a Tax Deduction or with the minimum possible Tax Deduction

(m)

If a New Lender fails to indicate its status in accordance with this Clause 13.6 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent and the Company in writing of which category applies. For the avoidance of doubt, an Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 13.6.

(n)

Each Qualifying Lender which is not a Spanish Domestic Lender shall, as soon as reasonably practicable after the date on which it becomes a party to this Agreement, but before any payment of interest is due, deliver to the Company a certificate of tax residence duly issued by the competent Tax Authorities of its country of residence evidencing that such Qualifying Lender is resident for Tax purposes in that country and, if a Spanish Treaty Lender accrediting such Spanish Treaty Lender as resident in the relevant jurisdiction and declaring that it is entitled to the benefits of the relevant double taxation treaty. Each such Qualifying Lender shall be required to deliver a new certificate each time the existing certificate expires in accordance with the applicable Spanish legislation.

13.7	Stamp Taxes

Each Obligor shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss (but not loss of profit) or liability that any Finance Party properly incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document provided that notwithstanding any other term of any Finance Document no Obligor shall be liable for any cost, loss or liability:

(a)

associated with any assignment, transfer or Sub-Participation pursuant to Clause 29 (Changes to the Finance Parties) other than if the assignment, transfer or Sub-Participation is performed at the request of an Obligor; or

(b)	due as a result of registration or other action by a Finance Party where such registration or action is not:

(i)	necessary to maintain, preserve, establish, enforce, perfect or protect the rights of the Finance Parties under the Finance Documents; or

(ii)	required by any competent tax administration or supervisory body.

13.8	Withholding tax treatment of Sub-Participations

(a)

Any Lender which enters into a Sub-Participation which results in that sub-participant being or being treated as the beneficial owner of the interest on the portion of the Loans so sub-participated, is entitled to receive payments under Clause 13.3 (Tax Gross-Up) or Clause 13.4 (Tax indemnity) in respect of such interest in an amount equal to (and no more than) the payment which the sub-participant would have been entitled to receive under Clause 13.3 (Tax Gross-Up) or Clause 13.4 (Tax indemnity) had it become a Lender that is beneficially entitled to such interest (subject to paragraphs (b) and (c) below) under this Agreement on the date of the Sub-Participation provided that, for this purpose, a Change of Tax Law will not occur in respect of that sub-participant if such Change of Tax Law was known (according to an official publication) to be coming into force on the date of the Sub-Participation.

(b)

Any Lender which enters into any Sub-Participation which would result in that Lender ceasing to be beneficially entitled to interest on the portion of the Loans so participated under a Finance Document shall notify in writing to the Facility Agent, on or before the date of the Sub-Participation, whether any payment of interest paid on such sub-participated Loans is subject to a Tax Deduction and the rate of Tax Deduction (if any). If the Facility Agent receives such notification from a Lender it shall notify the Company and the Borrower. A notification pursuant to this paragraph (b) shall be deemed to satisfy the notification requirements under paragraph (b) of Clause 13.3 (Tax Gross-Up).

(c)

If (and for so long as) a Lender fails to make the notification in accordance with paragraph (b) above, then such Lender shall be treated, in respect of the payments on the portion of the Loan so sub-participated as if it is not a Qualifying Lender.

13.9	VAT

(a)

All amounts set out in, or expressed to be payable under, a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is or becomes chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document:

(i)

if the Finance Party is required to account to the relevant Tax Authority for the VAT, that Party shall pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT provided that such Finance Party has provided an appropriate VAT invoice to such Party; or

(ii)

if such Party is required to directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by Article 196 of Council Directive 2006/112/EC, as amended and implemented by any relevant member state of the European Union, then such Party shall account for the VAT at the appropriate rate and the Finance Party shall provide an appropriate invoice to such Party stating that the amount is charged in respect of a supply that is subject to VAT but that the reverse charge mechanism in accordance with Council Directive 2006/112/EC applies.

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant Tax Authority for the VAT) the Relevant Party shall also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient shall (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant Tax Authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and.

(ii)

(where the Recipient is the person required to account to the relevant Tax Authority for the VAT) the Relevant Party shall promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant Tax Authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time reimburse or indemnify (as the case may be) the Finance Party against all VAT incurred by the Finance Party in respect of such costs or expenses but only to the extent that the Finance Party (reasonably) determines that it is not entitled to credit or repayment from the relevant Tax Authority in respect of the VAT.

(d)

Any reference in this Clause 13.8 to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC as amended (or as implemented by any relevant member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party shall promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(f)

Where a Finance Party has an option available to it under applicable law whether or not to subject a payment under a Finance Document to VAT and the exercise of the option not to subject such payment to VAT does not compromise the Tax position of that Finance Party, such Finance Party undertakes not to elect to subject the payment to VAT.

13.10	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime promulgated in accordance with FATCA; and

(iv)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any law or regulation enacted in any applicable jurisdiction which is similar to FATCA.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraphs (a)(iii) and (a)(iv) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(iv)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies but excluding subparagraph (a)(iv)), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.11	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Facility Agent and the Facility Agent shall notify the other Finance Parties

14.	INCREASED COSTS

14.1	Increased costs

(a)

Subject to Clause 14.3 (Exceptions), the Company shall, within five Business Days of demand by the Facility Agent (acting on the instruction of any affected Finance Party), pay (or procure payment of) for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,

in each case made after the date on which that Finance Party becomes a Finance Party.

(b)	In this Agreement:

(i)

Basel II means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III);

(ii)	Basel III means:

(A)

the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, in the form existing on the date of this Agreement;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, in the form existing on the date of this Agreement; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III” as at the date of this Agreement;

(iii)	CRD IV means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(iv)	Increased Costs means:

(A)	a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent or the Company, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)

attributable to the implementation or application of or compliance with Basel II or any other law or regulation which implements Basel II (but excluding Basel III) (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(ii)

attributable to the implementation or application of or compliance with CRD IV or any other law or regulation which implements CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(iii)

attributable to the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(iv)	attributable to a Tax Deduction required by law to be made by an Obligor;

(v)

compensated for by Clause 13.4 (Tax indemnity) (or would have been compensated for under Clause 13.4 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.4 (Tax indemnity) applied);

(vi)	attributable to a FATCA Deduction required to be made by a Party; or

(vii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or any term of any Finance Document.

(b)

Any Lender which enters into a Sub-Participation which results in the sub-participant being or being treated as the beneficial owner of the interest on the portion of the Commitment and/or Loan so subparticipated shall not be entitled to receive or claim any amount required to be paid by an Obligor under Clause 14.1 (Increased costs) in excess of the amount that it would have been entitled to receive or claim if that Sub-Participation had not occurred if the relevant Increased Cost is a result of laws or regulations in force or known to be coming into force at the time the Sub-Participation was entered into.

(c)	In this Clause 14.3 reference to a Tax Deduction has the same meaning given to the term in Clause 13.1 (Tax Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)

If any sum due from an Obligor to a Finance Party under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

(a)

Each Obligor shall, within five Business Days of demand, indemnify each Finance Party (including any Receiver or Delegate) against any cost, loss (but not loss of profit) or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date (after taking into account any applicable grace period) including, without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in a Utilisation requested in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or gross negligence by that Finance Party alone);

(iv)	any liability under Environmental Law relating (directly or indirectly) to any REO Properties or any other asset owned by an Obligor;

(v)	a Loan (or any part of a Loan) not being prepaid in accordance with a notice of prepayment given by or on behalf of a Borrower; or

(vi)

any litigation commenced by any person against a Finance Party or any Obligor in connection with any transaction contemplated by the Finance Documents unless such cost, loss or liability is caused by a wilful breach of law or of any Finance Document by, or the gross negligence, fraud or wilful misconduct of, that Finance Party.

(b)

Each Obligor shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (and, in the case of the Security Agent, any Receiver or Delegate), against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or its Affiliate) or Delegate or Receiver in connection with or arising out of the Acquisition(s) or the funding or refinancing of the Acquisition(s) (as applicable) (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition(s)), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate) (or, in the case of the Security Agent, any Receiver or Delegate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 15.2.

15.3	Indemnity to the Facility Agent and Security Agent

Each Obligor shall promptly indemnify the Facility Agent and the Security Agent (and any Receiver or Delegate) (as the case may be) against any cost properly incurred, loss (but not, without limiting the rights of the Facility Agent under Clause 12.3 (Facility Agent Fee) and the Facility Agent Fee Letter and the rights of the Security Agent under Clause 12.4 (Security Agent Fee) and the Security Agent Fee Letter, loss of profit) or liability incurred by the Facility Agent, the Security Agent or any Receiver or Delegate (as the case may be) as a result of:

(a)	investigating any event which it believes (acting reasonably) is a Default;

(b)

acting or relying on any notice, request or instruction received from an Obligor pursuant to or in connection with the Finance Documents which it believes (acting reasonably) to be genuine and appropriately authorised;

(c)	having physical possession of certificates of title to any shares;

(d)	the taking, holding, protection, preservation or enforcement of the Transaction Security and the Transaction Security Documents; or

(e)

the proper exercise of any of the duties, rights, powers, discretions and remedies vested in the Facility Agent, the Security Agent or any Receiver or Delegate (as the case may be) appointed by them, by the Finance Documents or by law.

15.4	Priority of indemnity

The Security Agent may (for and on behalf of itself and on behalf of the Facility Agent and every Receiver or Delegate (as the case may be)), in priority to any payment to a Finance Party indemnify itself or the Facility Agent and every Receiver or Delegate (as the case may be) out of the Transaction Security in respect of, and pay and retain, all sums necessary to give effect to the indemnity in Clause 15.3 (Indemnity to the Facility Agent and Security Agent) and shall have a lien on the Transaction Security and the proceeds of enforcement of the Transaction Security for all monies payable to it.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)

Each Finance Party shall, after consultation with the Company for three Business Days (or such other period of time agreed between such Finance Party and the Company), take all reasonable steps to mitigate any circumstances which arise and which would result in a Facility (or any part of a Facility) ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross Up and Indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	Each Obligor shall indemnify each Finance Party for all costs and expenses incurred by that Finance Party (acting reasonably) as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)

A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in any material respect.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

Each Obligor shall promptly on demand pay each Finance Party the amount of all third party costs and expenses (including but not limited to legal fees, land registry fees, security registration fees, administrative fees and notarial fees) reasonably incurred by that Finance Party (and, in the case of the Facility Agent or the Security Agent, by any Receiver or Delegate (as the case may be)) in connection with the negotiation, preparation, printing, execution, notarisation and perfection (but not syndication) of each of the Finance Documents and, in each case, subject to prior agreement by the Company (acting reasonably) of fee estimates and limitations or caps (if any) before commencing any material work.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent in respect of any of the Finance Documents or the resignation of any Obligor pursuant to Clause 30.2 (Resignation of Obligors) or requires an REO Property Title Split to occur or (b) an amendment is required pursuant to Clause 31.9 (Change of currency), that Obligor will, promptly on demand, reimburse each of the Facility Agent and the Security Agent and any Receiver or Delegate (as the case may be) for the amount of all third party costs and expenses (including legal, notarial, registration or administrative fees or Taxes) incurred (acting reasonably) by the Facility Agent and the Security Agent (and, in the case of the Facility Agent and the Security Agent, by any Receiver or Delegate (as the case may be)) in responding to, evaluating, negotiating or complying with that request or requirement and, in each case, subject to prior agreement by the Company (acting reasonably) of fee estimates and limitations or caps (if any) before commencing any material work.

17.3	Preservation costs

(a)

Each Obligor shall within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal, notarial, registration or administrative fees or Taxes) incurred by that Finance Party (and, in the case of the Facility Agent or the Security Agent, any Receiver or Delegate (as the case may be)) in connection with the preservation of any rights, powers, discretions and remedies under, any Finance Document and the Transaction Security.

(b)

Any Lender which enters into a Sub-Participation which results in the sub-participant being or being treated as the beneficial owner of the interest on the portion of the Commitment and/or Loan so subparticipated shall not be entitled to receive or claim any amount required to be paid by an Obligor under paragraph (a) above (the Preservation Amount) in excess of the amount that it would have been entitled to receive or claim if that Sub-Participation had not occurred if the Preservation Amount is as a result of laws or regulations in force or known to be coming into force at the time the Sub-Participation was entered into.

17.4	Enforcement costs

Each Obligor shall within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal, notarial, registration or administrative fees or Taxes or Spanish court clerk fees, even if the intervention is not mandatory) incurred by that Finance Party (and, in the case of the Facility Agent or the Security Agent, any Receiver or Delegate (as the case may be)) in connection with the enforcement of any rights, powers, discretions and remedies under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent and each Receiver or Delegate as a consequence of taking or holding the Security or enforcing any of such rights, powers, discretions and remedies.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand by the Facility Agent pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of any other Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by each Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantors under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by any act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature and whether or not more onerous) or replacement of a Finance Document or any other document or security (including, without limitation, any change in the purpose of, any extension of, or any variation or increase in any facility or amount made available under any facility or the addition of any new facility under any Finance Document or other documents);

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security; or

(g)	any insolvency or similar proceedings.

18.5	Guarantor intent

Without prejudice to the generality of Clause 18.4 (Waiver of defences), the Guarantors expressly confirm that they intend that this guarantee and indemnity shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:

(a)	carrying out restructurings;

(b)	refinancing existing facilities;

(c)	refinancing any other indebtedness;

(d)	making facilities available to new borrowers;

(e)	any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and

(f)	any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party or any Delegate to proceed against or enforce any other rights or Security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party or any Delegate may:

(a)

refrain from applying or enforcing any other monies, Security or rights held or received by that Finance Party or any Delegate in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest bearing suspense account any monies received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.8	Deferral of Guarantor’s rights

(a)

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs in writing, the Guarantors shall not exercise any rights which they may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable or liability arising, under this Clause 18:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Clause 18;

(v)	to exercise any right of set-off against any Obligor; or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(b)

If the Guarantors receive any benefit, payment or distribution in relation to such rights they shall hold that benefit, payment or distribution to the extent necessary to enable all the Secured Liabilities to be repaid or discharged in full, on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 31 (Payment Mechanics).

18.9	Release of Guarantors’ right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by, or in relation to the assets of, the Retiring Guarantor.

18.10	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.11	Limitations: Spain

(a)

Each Obligor expressly declares that this Clause 18 constitutes a first demand guarantee (garantía abstracta a primera demanda) and hence the principles of exclusion, order and/or division (beneficio de excusión, order y/o division) under Article 1830 of the Spanish Civil Code are not applicable.

(b)

The guarantee given by Canvives does not apply to any Secured Liabilities under Term Facility A1A or Term Facility A1B to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of Article 150 of the Spanish Companies Law or any equivalent provision of any other applicable law.

(c)

The guarantee given by Aliseda SA does not apply to any Secured Liabilities under Term Facility A2A or Term Facility A2B to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of Article 150 of the Spanish Companies Law or any equivalent provision of any other applicable law.

(d)

The guarantee given by Tamadaba does not apply to any Secured Liabilities under Term Facility A3A or Term Facility A3B to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of Article 150 of the Spanish Companies Law or any equivalent provision of any other applicable law.

(e)

The guarantee given by any Target (other than Canvives, Aliseda SA, Tamadaba or Elbrus Properties S.A.) does not apply to any Secured Liabilities under Term Facility A1A, Term Facility A1B, Term Facility A2A, Term Facility A2B, Term Facility A3A, Term Facility A3B, Term Facility A4A or Term Facility A4B to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of Article 143, 2 of the Spanish Companies Law or any equivalent provision of any other applicable law.

(f)

The guarantee given by Elbrus Properties S.A. does not apply to any Secured Liabilities under Term Facility A1A or Term Facility A1B to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of Article 150 of the Spanish Companies Law or any equivalent provision of any other applicable law.

19.	REPRESENTATIONS 19.1 General

(a)	Each Obligor makes the following representations and warranties to each Finance Party at the times specified in Clause 19.25 (Times at which representations are made).

(b)

Each Obligor makes the following representations and warranties to each Finance Party at the times specified in Clause 19.25 (Times at which representations are made) in respect of each Non-wholly Owned Entity (and, in each case, construing any reference to an “Obligor” in this Clause 19 as a reference to a “Non-wholly Owned Entity”, any reference to the “Group” in this Clause 19 as including that Non-wholly Owned Entity and any reference to a REO Property as including any property owned by that Non-wholly Owned Entity) provided that no Default shall occur as a result of any representation or statement made by an Obligor under this Clause 19 in respect of any fact or circumstance relating to a Non-wholly Owned Entity that was subsisting on the REO Date in respect of the Permitted REO Acquisition of that Non-wholly Owned Entity.

19.2	Status

(a)	It is duly incorporated or created under the law of its jurisdiction of incorporation or formation.

(b)	It is validly existing under the law of its jurisdiction of incorporation or formation.

(c)	It has the power to own its assets and carry on its business as it is being conducted.

19.3	Binding obligations

Subject to the Legal Reservations and Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations;

(b)

each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective; and

(c)

the Transaction Security has (in each case on the date on which it is entered into) first ranking priority (or subsequent ranking priority insofar as the prior ranking priority Security is conferred under another Transaction Security Document) and is not subject to any prior ranking or pari passu ranking Security (other than under another Transaction Security Document) other than Permitted Security.

19.4	Non conflict with other obligations

The entry into, delivery by it of, the exercise of its rights under and the performance of its obligations under the Transaction Documents to which it is or will be a party and the transactions contemplated thereby, and the grant of the Transaction Security do not and will not:

(a)	conflict in any material respect with any law or regulation applicable to it;

(b)	conflict with its constitutional documents; or

(c)

conflict with any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument in each case to an extent which would have a Material Adverse Effect.

19.5	Power and authority

(a)

It has the power, capacity and authority to enter into, deliver, exercise its rights and perform its obligations under the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)

It has taken all necessary action under its constitutional documents to duly authorise its entry into, the delivery by it of, the exercise of its rights under and the performance of its obligations under the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

19.6	Validity and admissibility in evidence

(a)	Subject to the Legal Reservations, all Authorisations required in its Relevant Jurisdiction:

(i)

to enable it lawfully to enter into, deliver, exercise its rights and perform its obligations in each of the Transaction Documents to which it is or will be a party and the transactions contemplated thereby; and

(ii)

at the time that evidence is required to be submitted to make the Transaction Documents to which it is or will be a party admissible in evidence in its Relevant Jurisdiction and in the courts of any relevant jurisdiction to which the parties to such Transaction Document have submitted, have been obtained or effected and are in full force and effect, in each case, other than any Perfection Requirement.

(b)

All Authorisations necessary for the conduct of the business, trade and ordinary activities of all members of the Group have been obtained or effected and are in full force and effect other than to the extent failure to obtain or effect those Authorisations would not have a Material Adverse Effect.

(c)	No Obligor is in breach of any law or regulation in a manner or to an extent which would have a Material Adverse Effect.

19.7	Governing law and enforcement

(a)

The choice of the applicable law as the governing law of each Transaction Document to which it is a party (as set out in each Transaction Document) will, subject to the Legal Reservations and Perfection Requirements, be recognised and enforced in its Relevant Jurisdiction.

(b)

Any judgment obtained in relation to any Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will, subject to the Legal Reservations and Perfection Requirements, be recognised and enforced in its Relevant Jurisdiction.

19.8	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

19.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction(s) it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than in connection with any Perfection Requirement

19.10	No default

(a)	On the date of this Agreement no Default is continuing.

(b)

No event or circumstance is outstanding which constitutes a breach of or default (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which would have a Material Adverse Effect.

19.11	No misleading information

(a)	All written material factual information supplied by it or on its behalf to:

(i)	any Finance Party in connection with the Transaction Documents; and/or

(ii)	any report provider in connection with the preparation of any Report,

was, so far as it is aware (having made due enquiry appropriate and consistent for entities of a similar nature to the Obligors acting on transactions similar to those contemplated by the Transaction Documents), true, complete and accurate in all material respects and was not misleading in any material respect, in each case, as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)

Any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date, on the basis of recent historical information and assumptions believed by it to be fair and reasonable at such time (having made due consideration appropriate and consistent for entities of a similar nature to the Obligors acting on transactions similar to those contemplated by the Transaction Documents) provided that each Finance Party acknowledges that such financial projections are based on assumptions and subject to significant uncertainties and contingencies and no assurance can be given that such projections will be realised.

(c)

It has not omitted to supply information in its possession or of which it is aware (having made due enquiry appropriate and consistent for entities of a similar nature to the Obligors acting on transactions similar to those contemplated by the Transaction Documents) which, if disclosed, would make any of the information referred to in paragraph (a) above untrue or misleading in any material respect.

(d)

So far as it is aware (having made due enquiry appropriate and consistent for entities of a similar nature to the Obligors acting on transactions similar to those contemplated by the Transaction Documents) nothing has occurred since the date of the provision of the information referred to in paragraph (a) above which renders that information untrue or misleading in any material respect.

(e)

All written material factual information supplied by it or on its behalf to any Finance Party in connection with the most recent Quarterly Management Report was, so far as it is aware, true, complete and accurate in all material respects and is not misleading in any material respect, in each case, as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

19.12	Financial statements

The financial statements most recently delivered to the Facility Agent under Clause 20.1 (Financial statements):

(a)	have been prepared in accordance with the Accounting Principles; and

(b)

give a true and fair view of (if audited) or fairly present (if unaudited and subject to customary year-end adjustments and to the extent reasonably expected of financial statements not subject to audit procedures) the financial condition of the Group or, as applicable, the relevant Obligor as at the end of, and consolidated results of operations for, the period to which they relate.

19.13	No proceedings pending

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency are current or, to the best of its knowledge (having made due enquiry appropriate and consistent for entities of a similar nature to the Obligors acting on transactions similar to those contemplated by the Transaction Documents), pending against it or any of its Subsidiaries which if adversely determined would have a Material Adverse Effect.

19.14	Environmental laws

(a)

It is in compliance with Clause 21.3 (Environmental compliance) and, to the best of its knowledge (having made due and careful enquiry), no circumstances have occurred which would prevent that performance or observation where failure to do so would have a Material Adverse Effect.

(b)

No Environmental Claim is current or, to the best of its knowledge (having made due and careful enquiry), pending or threatened against it which if adversely determined would have a Material Adverse Effect.

19.15	Taxation

(a)

On the Closing Date except as disclosed in a Report, it has paid and discharged all material Taxes imposed on it or its assets within the time period allowed without incurring interest or penalties (save to the extent that (i) payment is being contested in good faith , (ii) it has maintained adequate reserves for the payment of such Taxes and (iii) payment can be lawfully withheld).

(b)

There are no claims which are current or, to the best of its knowledge (having made due enquiry appropriate and consistent for entities of a similar nature to the Obligors acting on transactions similar to those contemplated by the Transaction Documents), pending against it with respect to Taxes which if adversely determined would have a Material Adverse Effect.

(c)	On the Closing Date except as disclosed in a Report, it is not materially overdue in the filing of any Tax returns.

(d)	No Obligor is treated as a member of a VAT Group other than a VAT Group consisting solely of Obligors.

(e)	Each Obligor has at all times (in the case of any Target, as from the Closing Date) maintained its tax residence solely in the jurisdiction of its incorporation or formation.

(f)	No Obligor (other than any Target prior to its Acquisition) is, or has ever been, treated as a member of a CIT Group other than a CIT Group consisting solely of the Obligors.

19.16	Financial Indebtedness

No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

19.17	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors other than those creditors whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

19.18	Centre of Main Interests

(a)	Its Centre of Main Interests is its jurisdiction of incorporation or formation.

(b)	It has no Establishment in any jurisdiction other than in its jurisdiction of incorporation or formation.

19.19	No other business

No Obligor has traded or carried on any business since the date of its incorporation or establishment except for:

(a)

entering into the Transaction Documents to which it is a party and effecting the transactions contemplated thereby and the acquisition, ownership, management, financing, development and leasing of its interests in the Portfolio Assets and any activities directly related thereto; and

(b)	in the case of a Holdco, effecting transactions in the administration and business of being a Holding Company and the ownership of subsidiaries.

19.20	Ownership of Obligors

The Group Structure Chart is true, complete and accurate in all material respects and shows the structure of the Group following completion of the Transaction on the Closing Date.

19.21	Security

(a)	No Security exists over all or any of the present or future assets of the Obligors expressed to be the subject of the Transaction Security except Permitted Security.

(b)

All of the shares in any Obligor which are expressed to be subject to the Transaction Security have been duly issued, are fully paid and are not subject to any option to purchase or similar rights (other than (i) in favour of an Obligor under an Acquisition Document, or (ii) in favour of Banco Santander, S.A. in respect of the shares in Aliseda Servicios under the Aliseda SGI Shareholders’ Agreement (as defined in the Acquisition Agreement)) and constitute all of the issued shares in that Obligor.

(c)

The constitutional documents of any Obligor the shares in which are expressed to be subject to Transaction Security do not restrict or inhibit any transfer of those shares on creation or would not restrict or inhibit any transfer of those shares on enforcement of the Transaction Security and do not restrict or inhibit the voting rights attached to any such shares on or after the occurrence of an Event of Default which is continuing.

(d)

Subject to any rights of an Account Bank (except to the extent waived pursuant to the relevant acknowledgement of Transaction Security), there is no restriction or prohibition applicable to any of its Control Accounts or any part thereof which may restrict or prohibit, and there is no consent required for, any transfer or assignment by way of security or otherwise of any of its Control Account or any part thereof (including, without limitation, under or pursuant to the Transaction Security Documents) and without prejudice to the foregoing there is no resolution, mandate, agreement or arrangement which could restrict or prohibit any transfer or assignment by way of security or otherwise of its Control Account or any part thereof (including, without limitation, under or pursuant to the Transaction Security Documents).

19.22	Acquisition Documents

(a)	The Acquisition Documents contain all the material terms of the Acquisition.

(b)

There is no disclosure made to the Acquisition Agreement which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the information provided to any Finance Party in connection with the Finance Documents.

(c)

To the best of its knowledge, no representation or warranty (as qualified by any disclosure made in accordance with the terms of the Acquisition Documents) given by the Vendor and set out in an Acquisition Document is untrue or misleading in any material respect.

19.23	Sanctions

(a)	No Obligor or any of its Subsidiaries, officers, directors, or employees, or, to the best of its knowledge after due inquiry, any other persons acting on behalf of any of the foregoing:

(i)	is a Sanctions Restricted Party;

(ii)

has engaged or is engaging in any transaction or conduct that could result in it becoming a Sanctions Restricted Party (including, without limitation, conduct sanctionable under the U.S. Iran Sanctions Act of 1996, as amended, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, Executive Order 13590, or the Iran Financial Sanctions Regulations, 31 C.F.R. Part 561);

(iii)	directly or indirectly, has conducted or is conducting any trade, business or other activities with or for the benefit of any Sanctions Restricted Party;

(iv)	has engaged or is engaging in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to breach, any of the prohibitions set forth in any Sanctions; or

(v)	has received notice of, nor is otherwise aware of, any Sanctions Claim involving it with respect to Sanctions.

(b)

Its operations have been at all times since the date of completion of the Acquisition, conducted in compliance with Anti-Money Laundering Laws, and it has not received notice of, nor is otherwise aware of, any Sanctions Claim involving it with respect to Anti-Money Laundering Laws.

(c)

The representations and warranties given in this Clause 19.23 (Sanctions) shall only be made or deemed to be made by and apply to any Obligor or any of its Subsidiaries or for the benefit of any Finance Party to the extent that giving of and complying with or receiving of such representation and warranties does not result in a violation of or conflict with or does not expose any Obligor or any of its Subsidiaries or any Finance Party or any of its Affiliates or any director, officer or employee thereof to any liability under any Anti-Money Laundering Laws or any Sanction law (including, without limitation, the Council Regulation (EC) No 2271/96 and/or sec. 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung)).

19.24	Anti-Corruption

None of it or its Subsidiaries, officers, directors, or employees, and, to the best of its knowledge after due inquiry, any other persons acting on behalf of any of the foregoing, has:

(a)

violated or is in violation of any applicable anti-bribery or anti-corruption law or regulation enacted in any jurisdiction whether in connection with or arising from the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions or otherwise, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act (together, Anti-Corruption Laws);

(b)

made, received, offered to make or receive, promised to make or authorised the payment or giving/receipt of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) any person while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage (each a Sanctions Prohibited Payment); or

(c)	been subject to any Sanctions Claim with regard to any actual or alleged Sanctions Prohibited Payment.

19.25	Times at which representations are made

(a)

All the representations and warranties in this Clause 19 are made by each Obligor to each Finance Party on the date of this Agreement, on the date of the Utilisation Request and on the Utilisation Date other than:

(i)	paragraph (e) of Clause 19.11 (No misleading information); and

(ii)	Clause 19.12 (Financial statements).

(b)

All the representations and warranties in this Clause 19 are made by each Additional Obligor (in respect of itself only and not any other Obligor) to each Finance Party on the date of its accession as a Party other than:

(i)	paragraph (e) of Clause 19.11 (No misleading information); and

(ii)	Clause 19.12 (Financial statements).

(c)

Other than as set out in paragraph (a) above, the representations and warranties set out in paragraphs (a)(i), (b) and (c) of Clause 19.11 (No misleading information) shall only be made on each date an Obligor (or anyone on its behalf) supplies any written material factual information to a Finance Party in connection with a Transaction Document and only with respect to that information.

(d)

The representations and warranties set out in paragraph (e) of Clause 19.11 (No misleading information) shall only be made on the date of delivery of the relevant Quarterly Management Report and only with respect to information set out in that Quarterly Management Report.

(e)

The representations and warranties set out in Clause 19.12 (Financial statements) shall only be made on the date of delivery of the relevant financial statements in accordance with Clause 20.1 (Financial statements) and only with respect to those financial statements.

(f)	The Repeating Representations are deemed to be made by each Obligor to each Finance Party, by reference to the facts and circumstances then existing, on the first day of each Interest Period.

(g)

Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Company shall deliver to the Facility Agent as soon as they are available, but in any event within 180 days of the end of each Financial Year ending after the Utilisation Date, a copy of the Company’s unaudited (or, if prepared, audited) consolidated financial statements for that Financial Year.

20.2	Requirements as to financial statements

(a)	Each set of financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i)

shall, if unaudited, be certified by a director, manager or other equivalent officer of the relevant Obligor as fairly representing its financial condition as at the date as at which those unaudited financial statements were drawn up;

(ii)

shall give a true and fair view (in the case of audited financial statements) or fairly represent (in other cases and subject to customary year-end adjustments and to the extent reasonably expected of financial statements not subject to audit procedures) its financial condition and operations as at the date as at which those financial statements were drawn up;

(iii)

shall be prepared using the Accounting Principles unless, in relation to any set of financial statements, the Company notifies the Facility Agent that there has been a change in the Accounting Principles since the previous financial statements delivered pursuant to this Clause 20.2 and delivers to the Facility Agent:

(A)	a set of financial statements which reflect such change in the Accounting Principles;

(B)

the financial statements for the financial reference period immediately preceding the change in Accounting Principles, amended to reflect how such financial statements would have appeared if the change in Accounting Principles had been effected prior to such immediately preceding financial reference period;

(C)

a description of any change necessary for those financial statements to reflect the Accounting Principles or accounting practices upon which the financial statements of the relevant Obligor were prepared prior to such change in Accounting Principles; and

(D)

sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and the financial statements of the Obligors prior to such change in Accounting Principles.

(b)

If the Company notifies the Facility Agent of a change in accordance with paragraph (a)(iii) above then the Company and the Facility Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

20.3	Portfolio Asset information

(a)	The Company shall deliver to the Facility Agent on each Quarterly IPD a Quarterly Management Report.

(b)	The Company shall promptly (but in any event before the next Interest Payment Date) following:

(i)	a Permitted Acquisition falling under paragraph (e) or (f) of the definition of “Permitted Acquisition”; or

(ii)	a Permitted Substitution,

provide the Facility Agent with an updated Allocated Cost Schedule which shall show the allocated cost of the assets referred to as being acquired in paragraph (i) and (ii) above provided that:

(A)

the Allocated Cost (including any component of that Allocated Cost attributable to the Initial Interest Reserve Amount or the Initial Interest Capex Amount) of any asset referred to in paragraph (i) above shall be equal to the purchase price of such asset plus any transaction costs incurred in connection with the acquisition of that asset;

(B)

the Allocated Cost (including any component of that Allocated Cost attributable to the Initial Interest Reserve Amount or the Initial Interest Capex Amount) of any asset referred to in paragraph (ii) above (other than where more than one asset is being acquired or disposed of pursuant to that Permitted Substitution) shall be the Allocated Cost of the asset being disposed of pursuant to that Permitted Substitution; and

(C)

the Allocated Cost (including any component of that Allocated Cost attributable to the Initial Interest Reserve Amount or the Initial Interest Capex Amount) of any asset referred to in paragraph (ii) above where more than one asset is being acquired or disposed of pursuant to that Permitted Substitution shall be equal to the sum of the Allocated Costs of the assets being disposed of pursuant to that Permitted Substitution.

20.4	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)

any law, regulation, applicable market guidance applicable to, or internal policy of, the Facility Agent or any Lender in relation to any relevant person regarding the periodic review and/or updating of customer information;

(iii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iv)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer ,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iv) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender deliver to, or procure the delivery of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iv) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iv) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Facility Agent deliver, or procure the delivery of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations on Lenders or prospective Lenders pursuant to the transactions contemplated in the Finance Documents.

20.5	Information: miscellaneous

Each Obligor shall deliver to the Facility Agent:

(a)

at the same time as they are dispatched all non-administrative documents dispatched by any member of the Group to its shareholders (or any class of them) in their capacity as shareholders or dispatched by any member of the Group to its creditors generally;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group (or against its directors or officers) and which, if adversely determined, would have a Material Adverse Effect;

(c)

promptly upon becoming aware of them, the details of any Environmental Claim which is current, threatened or pending against any Obligor which, if adversely determined, would have a Material Adverse Effect;

(d)

promptly upon becoming aware of them, any facts or circumstances which shall or are reasonably likely to result in an Environmental Claim being commenced or threatened against any Obligor which, if adversely determined, would have a Material Adverse Effect;

(e)

promptly upon becoming aware of them, the details of any claim which is current, threatened or pending against the Vendor or any other person in respect of the Acquisition Agreement in an amount in excess of €1,000,000 (or its currency equivalent);

(f)

promptly and in any event within five Business Days of making a PSA/AMA Change or entering into any New Portfolio Servicer/Asset Manager Agreement, provide the Facility Agent with a copy of the amended Portfolio Servicer/Asset Manager Agreement or New Portfolio Servicer/Asset Manager Agreement, as applicable;

(g)	promptly after request by the Facility Agent, a copy of each document setting out the terms of any Investor Debt (if any) and/or Subordinated Loans (if any) in place at the time of such request;

(h)	promptly, such further information regarding verification of the information supplied in any Waterfall Calculation as any Finance Party (through the Facility Agent) may reasonably request;

(i)

promptly, details of any matter affecting the legality, validity, effectiveness, adequacy or enforceability of the BP Transfer Agreement Security or any Insolvency Event in respect of Banco Popular Español, S.A.;

(j)	promptly, such further information regarding the financial condition, business and operations of any Obligor as any Finance Party (acting through the Facility Agent) may reasonably request.

20.6	Notification and determination of Default

(a)

Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

The Facility Agent (acting on the instructions of the Majority Lenders) shall make a determination as to whether or not a Default is continuing for the purposes of any Finance Document as soon as reasonably practicable after being asked by the Company to make such a determination.

(c)

Promptly upon a request by the Facility Agent if it believes (acting in good faith) that a Default may have occurred and is continuing, the Company shall supply to the Facility Agent a certificate signed by an authorised signatory on its behalf certifying that so far as the Company is aware no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(d)

In determining whether a Default is continuing, the Facility Agent may, without any further investigation or enquiry, rely on a certificate issued by the Company as determinative, in the absence of express knowledge to the contrary, of the absence of any Default.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	if requested by the Facility Agent, supply to the Facility Agent copies of, any Authorisations required under any law or regulation of a Relevant Jurisdiction to enable it to:

(i)	perform its obligations under the Transaction Documents to which it is a party;

(ii)	subject to the Legal Reservations, ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of any Transaction Document; and

(iii)	own its assets and carry on its business, trade and ordinary activities as currently conducted where failure to obtain or comply with those Authorisations would have a Material Adverse Effect.

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it or any Portfolio Asset owned by it or any other asset which is the subject of the security created pursuant to the Transaction Security Documents is subject, in each case, where failure to do so would have a Material Adverse Effect.

21.3	Environmental compliance

Each Obligor shall:

(a)	comply with all Environmental Law applicable to each REO Property owned by it;

(b)

obtain, maintain and ensure compliance with all requisite Environmental Permits as required for the business currently carried on at each REO Property owned by it or to which that Obligor may otherwise be subject and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same;

(c)

comply with all other covenants, undertakings, conditions, restrictions or agreements directly or indirectly relating to any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with each REO Property owned by it; and

(d)	implement where legally required the procedures required under any Environmental Law applicable to the business carried on at each REO Property owned by it,

in each case where failure to do so would have a Material Adverse Effect.

21.4	Merger

(a)

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than with the consent of the Facility Agent (acting on the instructions of the Majority Lenders).

(b)	Paragraph (a) does not apply to any Permitted Obligor Merger.

21.5	Conduct of business

(a)

The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Group taken as a whole as at the Closing Date.

(b)	Each Obligor may only:

(i)

conduct the business of acquiring, owning, managing and servicing, financing, refinancing, developing and letting the Portfolio Assets (and, in the case of Aliseda Servicios, the managing and servicing of any other loans and properties it services and/or manages) and related activities in any manner in compliance with the Finance Documents; and

(ii)

in respect of a Holdco, shall not trade, carry on any business, own any assets or incur any liabilities other than as described in subparagraph (i) above and in addition in the ordinary course of business in relation to the ownership of shares in its subsidiaries, intra Group debit balances and credit balances, other incidental assets and the incurrence of liabilities and consummation of other transactions in compliance with the Transaction Documents.

(c)	Each Obligor shall conduct its business in a reasonable and prudent manner and in accordance with its constitutional documents and in a manner which is in compliance with the Finance Documents.

(d)

Each Obligor shall (in each case, to the extent that Obligor considers it is in accordance with its interests to do so or is directed by the Facility Agent to do so) take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies, including those arising in respect of any Report.

(e)	Subject to Clause 8 (Accounts), each Obligor will:

(i)	maintain its accounts, books and records separately from any other person;

(ii)	not co-mingle its assets with those of any other person;

(iii)	discharge all obligations and liabilities due and owing by it from its own funds; and

(iv)	hold itself out as a separate entity.

21.6	Material contracts

No Obligor shall enter into any material agreement without the prior written consent of the Facility Agent (acting on the instruction of the Majority Lenders (not to be unreasonably withheld, delayed or conditioned)) other than:

(a)	any Transaction Document;

(b)	any other agreement permitted under any term of any Finance Document; and

(c)	any agreement consistent with its business as set out in Clause 21.5 (Conduct of business).

21.7	Acquisitions

(a)	Except as permitted under paragraph (c) below, no Obligor shall:

(i)	acquire a company, any shares, business, undertaking or real estate assets (or in each case any interest in them) from any person; or

(ii)	incorporate a company, partnership, firm or any other form of corporation or organisation (howsoever described).

(b)

Except as permitted under paragraph (c) below, no Obligor shall acquire or allow to be transferred to it any assets other than those which are necessary for the performance of its obligations under the Finance Documents or otherwise pursuant to its business permitted under the Finance Documents.

(c)	Paragraphs (a) and (b) above do not apply to any Permitted Acquisition.

21.8	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with the claims against it of all its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally.

21.9	Centre of main interests

(a)	No Obligor shall permit its Centre of Main Interests to be in any jurisdiction other than its jurisdiction of incorporation or formation.

(b)	No Obligor shall permit to exist an Establishment in any jurisdiction other than in its jurisdiction of incorporation or formation.

21.10	Negative pledge

(a)	In this Clause 21.10, Quasi Security means a transaction described in paragraph (b)(ii) below.

(b)	Except as permitted under paragraph (c) below:

(i)	no Obligor shall create or permit to subsist any Security over the whole or any part of its assets; and

(ii)	no Obligor shall:

(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it;

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(C)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(D)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)

Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi Security which is Permitted Security provided that, while an Event of Default is continuing, no additional Security (except for any Security arising by operation of law) may be granted which would constitute Permitted Security without the prior written consent of the Majority Lenders.

21.11	Disposals

(a)

Except as permitted under paragraph (b) below, no Obligor may enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary, to dispose of the whole or any part of its assets.

(b)	Paragraph (a) above does not apply to any disposal which is a Permitted Disposal.

21.12	Arm’s length basis

(a)

Except as permitted by paragraph (b) below, no Obligor shall enter into any transaction with any person except on arm’s length terms (including, for the avoidance of doubt, any contract or agreement in relation to letting agent fees and leasing commissions and any Portfolio Servicer/Asset Manager Agreement).

(b)	Paragraph (a) above does not apply to:

(i)	any transaction entered into on terms more favourable to the relevant Obligor than arm’s length terms;

(ii)	any Subordinated Loan;

(iii)	any Investor Debt;

(iv)	transactions between Obligors;

(v)	any Equity Contribution; and

(vi)	any transaction or arrangement under or contemplated in the Finance Documents.

21.13	Employees and pensions

Each Obligor shall ensure that all pension schemes maintained, operated or funded by or for the benefit of any member of the Group and/or any of their employees are maintained, operated or funded (as appropriate) as required by law, or in accordance with any collective agreements or contracts governing the provision of such pensions, where failure to do so would have a Material Adverse Effect.

21.14	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall incur or allow to remain outstanding any guarantee or indemnity in respect of Financial Indebtedness.

(b)	Paragraph (a) above does not apply to a guarantee or indemnity which is a Permitted Guarantee.

21.15	Dividends, distributions and share redemption

(a)	Except as permitted in paragraph (c) below, no Obligor shall:

(i)

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee, distributions or expenses) in the nature of or intended to act as a distribution to any of its shareholders or any Investor Affiliate or make any payments in respect of Financial Indebtedness owed to any of its shareholders (in that capacity) (whether in cash or in kind);

(ii)	make any payment of any kind in respect of any Investor Debt provided that the roll-up or capitalization of any amount due in respect of such Financial Indebtedness shall be permitted;

(iii)	repay or distribute any dividend or share premium reserve; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)

Each Obligor shall promptly pay all calls or other payments which may be or become due in respect of any shares held by it and shall not appoint any third party nominee to exercise any members’ rights or information rights in relation to any shares held by it.

(c)	Paragraph (a) above does not apply to a Permitted Distribution.

21.16	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall incur or have outstanding any Financial Indebtedness to any person.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

21.17	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is a Permitted Loan.

21.18	Share capital and status

(a)	Except as permitted in paragraph (b) below, no Obligor shall:

(i)	issue any stock, share, debenture or other securities to any person; or

(ii)	subscribe for or otherwise acquire any stock or share which is only partly paid up or in respect of which the company which issued that stock or share has any call or lien.

(b)

Paragraph (a) above does not apply to shares issued by an Obligor to its immediate Holding Company where, if the existing shares issued by such Obligor (other than any Free Float Stake) are expressed to be the subject of the Transaction Security, the newly issued shares also become subject to the Transaction Security on the same terms and promptly following the issue of such shares all associated Perfection Requirements (if any) are met.

(c)

Paragraph (a) above does not apply where such action is taken to comply with the listing requirements of the SOCIMI Regime, where, if the existing shares issued by such Obligor are the subject of the Transaction Security, the newly issued shares (other than any Free Float Shares) also become subject to the Transaction Security on the same terms and promptly following the issue of such shares all associated Perfection Requirements (if any) are met.

(d)	No Obligor shall alter any rights relating to its issued shares other than an alteration which does not:

(i)	adversely affect the enforceability of the Transaction Security Documents or the rights of the Finance Parties under the Transaction Security Documents;

(ii)	adversely affect the saleability or transferability of such issued shares; or

(iii)	operate to decrease the value of such issued shares (taken as a whole).

21.19	Acquisition Documents

(a)

Except as permitted in paragraph (b) below, no Obligor shall amend, vary, novate, forego or waive (each a Change) any material provision, right or condition arising in or under any Acquisition Document or agree to do any of those things.

(b)	Paragraph (a) above does not apply to any Change:

(i)	made with the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders);

(ii)	which would not be adverse to the interests of the Finance Parties under the Finance Documents;

(iii)	to the extent that the relevant Change relates to the amendment or correction of a manifest or typographical error or is of an administrative nature; or

(iv)	required by law.

(c)

Each Obligor shall exercise and enforce its rights (in each case to the extent that Obligor considers that it is in accordance with its interests to do so or is directed by the Facility Agent (acting on the instructions of the Majority Lenders) to do so) and comply with its material obligations under the Acquisition Agreement to the fullest extent possible including (without limitation) diligently settling any payment due from an Obligor to the Vendor under the Acquisition Agreement as and when it falls due.

(d)

If during the period between the signing of the Acquisition Agreement and the closing of the Acquisition the relevant Obligor becomes entitled under the terms of the Acquisition Agreement to choose not to complete the Acquisition, that Obligor shall not waive such rights without the prior consent of the Facility Agent (acting on the instructions of all of the Lenders).

21.20	Portfolio Servicer/Asset Manager Agreements

(a)

No Obligor shall appoint any person as a servicer or asset manager of any Portfolio Asset unless such person is a Permitted Portfolio Servicer/Asset Manager and such appointment is made under a Portfolio Servicer/Asset Manager Agreement.

(b)

At the same time as the entry into each Portfolio Servicer/Asset Manager Agreement, each Obligor shall ensure that the relevant Permitted Portfolio Servicer/Asset Manager enters into a Portfolio Servicer/Asset Manager Duty of Care Agreement.

(c)

Each Obligor shall comply in all material respects with its obligations under each Portfolio Servicer/Asset Manager Agreement to which it is a party and shall take all reasonably commercial and prudent steps (in each case, to the extent that Obligor considers it is in accordance with its interests to do so or is directed by the Facility Agent (acting on the instructions of the Majority Lenders) to do so) to enforce the material terms of each Portfolio Servicer/Asset Manager Agreement against any other party thereto.

(d)

No Obligor shall terminate the appointment of a Permitted Portfolio Servicer/Asset Manager without the prior written consent of the Facility Agent (not to be unreasonably withheld, delayed or conditioned) unless:

(i)	the Facility Agent is first notified in writing (with at least five Business Days’ notice) of the Obligor’s intention to terminate the relevant appointment; and

(ii)	a new Permitted Portfolio Servicer/Asset Manager is promptly appointed under a New Portfolio Servicer/Asset Manager Agreement.

(e)	If a Permitted Portfolio Servicer/Asset Manager breaches a Portfolio Servicer/Asset Manager Agreement or a Portfolio Servicer/Asset Manager Duty of Care Agreement in any material respect:

(i)	the relevant Obligor shall promptly upon becoming aware of such breach notify the Facility Agent; and

(ii)

if any such breach is not remedied within 28 days following notice to that Permitted Portfolio Servicer/Asset Manager from the Obligor concerned or the Facility Agent, then the Facility Agent may require the relevant Obligor to appoint a new Permitted Portfolio Servicer/Asset Manager in relation to the relevant Portfolio Asset(s) under a New Portfolio Servicer/Asset Manager Agreement.

(f)

No Obligor shall amend, vary, novate, forego or waive (each a PSA/AMA Change) any provision, right of condition, arising in or under any Portfolio Servicer/Asset Manager Agreement without the prior consent of the Majority Lenders (acting reasonably).

(g)	Paragraph (f) above does not apply to any PSA/AMA Change that:

(i)	does not conflict with the provisions of the relevant Portfolio Servicer/Asset Manager Duty of Care Agreement; and

(ii)

does not adversely affect the interests of the Finance Parties under the Finance Documents or the validity or enforceability of the Transaction Security in respect of that Portfolio Servicer/Asset Manager Agreement.

(h)

For the avoidance of doubt and notwithstanding any other term of any Finance Document an Obligor may appoint any person as a property manager or managing agent of any REO Properties and this Clause 21.20 shall not apply to such appointment.

(i)

For the avoidance of doubt, this Clause 21.20 and the Finance Documents do not prohibit any Permitted Portfolio Servicer/Asset Manager from sub-contracting any services under any Portfolio Servicer/Asset Manager Agreements provided that this paragraph (i) shall be without prejudice to the obligations under the Finance Documents of the Obligors or any Permitted Portfolio Servicer/Asset Manager who has delegated their services under any Portfolio Servicer/Asset Manager Agreement.

21.21	Treasury Transactions

No Obligor shall enter into any Treasury Transaction other than any Permitted Hedging Transaction.

21.22	Taxes

(a)	Each Obligor shall:

(i)	maintain its tax residence solely in the jurisdiction of its incorporation or formation; and

(ii)	not carry on a trade or business for tax purposes in any jurisdiction other than its jurisdiction of incorporation or formation.

(b)	No Obligor may have, a branch, agency, business establishment or other permanent or fixed establishment in any jurisdiction other than in its jurisdiction of incorporation or formation.

(c)	Each Obligor shall:

(i)

ensure that all material Taxes payable by, or assessed upon, it are paid not later than the date on which such Taxes are required to be paid in order to avoid any liability to interest and penalties save to the extent:

(A)	such Taxes are being contested in good faith by it;

(B)	adequate reserves for the payment of such Taxes are being maintained by it; and

(C)	payment of such Taxes can be lawfully withheld;

(ii)

ensure that no tax losses belonging to it are surrendered, waived or otherwise disposed of for consideration which is less than the amount by which a liability to tax is able to be reduced by means of the utilisation of the relevant losses;

(iii)	comply in all material respects with all Tax laws of the Relevant Jurisdiction; and

(iv)

comply with all requirements to make, deliver or amend returns (including company tax returns) required to be made by it to any Tax Authority and shall use reasonable endeavours to file each such return no later than the date on which that return is required to be filed with the relevant Tax Authority to avoid any material liability to a penalty.

(d)	No Obligor shall, without the prior written consent of the Majority Lenders, become or be otherwise treated as a member of a CIT Group other than any CIT Group consisting only of Obligors.

21.23	VAT

(a)	Each Obligor shall (once registered) remain registered for Spanish VAT.

(b)

No Obligor shall, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders), become or be otherwise treated as a member of a VAT Group other than any VAT Group consisting only of Obligors.

(c)

No Obligor shall, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders), transfer or otherwise dispose of (whether pursuant to the exercise of any option, election, discretion or otherwise) any part of any right to credit or repayment in respect of any VAT from any relevant Tax Authority.

21.24	Syndication and Securitisation

(a)

Subject to compliance with Clause 29 (Changes to the Finance Parties), each Obligor agrees that all or part of any Loan or Commitment or each Original Lender’s interest (or a New Lender’s interest where such New Lender is a Securitisation Issuer) therein or under any Finance Document may be syndicated and/or subject to a Securitisation and/or subject to a Synthetic Sale.

(b)	Each Obligor agrees:

(i)

in connection with any Securitisation (including the offer or sale of notes within the United States of America to qualified institutional buyers within the meaning of Rule 144A under the Securities Act of the United States of America) and/or syndication of the Facilities and/or Synthetic Sale, to co-operate in the preparation of the related offering circular and/or information memorandum and to provide such information as a Mandated Lead Arranger may reasonably require, including any information relating to any Portfolio Asset and the Obligors generally which any Finance Party may reasonably consider necessary to include (or is required to be included pursuant to the relevant listing rules of a stock exchange on which a Mandated Lead Arranger may reasonably seek to list the Securitisation) in that offering circular and/or information memorandum;

(ii)

to provide, promptly after request by a Mandated Lead Arranger, such information regarding the financial condition, business and operations of any Obligor as that Mandated Lead Arranger may reasonably require to answer questions from rating agencies or prospective lenders or investors, in each case in connection with any syndication of the Loans and/or any Securitisation and/or any Synthetic Sale;

(iii)

to use reasonable endeavours, following a request by a Mandated Lead Arranger, to ensure full compliance with the relevant listing rules of a stock exchange on which that Mandated Lead Arranger may reasonably seek to procure the listing of a Securitisation and/or any Synthetic Sale;

(iv)

on reasonable notice make available senior management of the Obligors at reasonable times and use reasonable endeavours to make available representatives of the Investor to make a reasonable number of presentations to prospective lenders or investors at such times and in such places as the Facility Agent may reasonably request;

(v)

in connection with any Securitisation and/or syndication of the Facilities and/or any Synthetic Sale and subject to the terms of the Occupational Leases, to provide such access to the REO Properties, at reasonable times and on reasonable notice, as a Mandated Lead Arranger may reasonably require for prospective lenders or investors of for the purpose of preparation of the offering circular and/or information memorandum (as referred to in subparagraph (i) above);

(vi)

use reasonable endeavours to ensure that any Securitisation or syndication of the Facility or Synthetic Sale benefits from its existing lending relationships and the existing lending relationships of the Investors; and

(vii)	that each Original Lender, or a New Lender in the case of a Securitisation Issuer, may subdivide, split, sever or modify the terms and the amount of the Loan(s) so as to:

(A)

cause the Loan(s) to be split or subdivided into one or more different and separate parts or tranches (whether being of equal or unequal principal amounts having the same or different interest rates and/or margins and whether, as between themselves, ranking in priority, on a pari passu basis or otherwise) (each such part or tranche being a Tranche);

(B)	apportion the Margin and fees payable under the Finance Documents in respect of the Loans between each Tranche (whether on an equal or unequal basis); and/or

(C)	apportion or prioritise the security created by the Finance Documents as between each individual Tranche,

and the Obligors shall agree to amend the Finance Documents to reflect any changes reasonably required by the Original Lenders or any New Lender which is a Securitisation Issuer, to establish Tranches to give effect to this paragraph (b)(vi) and/or to enter into any ancillary documentation or agree to any amendments of a technical nature to the Finance Documents as the Facility Agent may reasonably require for the purpose of a Securitisation provided that the Obligors shall not be required to agree to any amendments which (I) result in the increase in the weighted average cost of the Facilities (whether by an increase in the Margin, fees or otherwise) to the Obligors, (II) are a change to the date of an Interest Payment Date, (III) would result in any Obligor being subject to more onerous obligations under the Finance Documents or (IV) would result in any rights or benefits of any Obligor under the Finance Documents being lost or reduced.

(c)

The Obligors shall be reimbursed by the Lenders for any reasonable costs, fees, expenses, stamp duty, stamp duty land tax, registration or other similar taxes (including attorneys’ fees) incurred by any Obligor as a result of or in connection with any syndication and/or Securitisation and/or or Synthetic Sale and/or any of the actions listed in paragraph (b) above.

(d)

The Obligors shall not be liable for the fees, costs or expenses of any Finance Party incurred (unless it is otherwise liable to make such reimbursement under the Finance Documents) as a result of or in connection with any syndication and/or Securitisation and/or Synthetic Sale and/or any of the actions listed in paragraph (b) above.

21.25	SOCIMI Conversion

(a)

Notwithstanding any other term of the Finance Documents, an Obligor (a SOCIMI Electing Obligor) and its Subsidiaries may apply for a SOCIMI Conversion and the share capital of that SOCIMI Electing Obligor may be listed on the Spanish Mercado Alternativo Bursátil (the Listing Venue) (such listed shares being the Listed Shares) provided that:

(i)	such listing does not result in a Change of Control; and

(ii)	that SOCIMI Electing Obligor has complied with all necessary requirements for admission to listing on the Listing Venue.

(b)	Each Obligor that holds shares in a SOCIMI shall attend all meetings of the shareholders of that SOCIMI.

(c)

Each Obligor shall procure that a sufficient number of the directors of a SOCIMI that have been appointed by that Obligor (the Obligor Appointed Directors) attend each meeting of the directors of that SOCIMI to ensure that the Obligor Appointed Directors constitute the majority of the directors in attendance at each such meeting.

(d)

With effect from the date on which the Listed Shares are listed (or any other prior date of effect as required under applicable law or by the Listing Venue) in accordance with paragraph (a) above, the Finance Parties agree that the Security Agent shall release those Listed Shares representing the Free Float Stake from the Transaction Security and, if necessary, amend the pledge over the shares of a SOCIMI for the purposes of reflecting the change in the form of representation of the shares and the partial release of the shares representing the Free Float Stake, where required, and return any share certificate(s) (título multiple) (in accordance with the terms of the pledge over the shares of that SOCIMI) representing the shares of that SOCIMI issued by the depositary entity. Nothing herein shall oblige the Finance Parties to release any of the Listed Shares (other than those comprised in the

Free Float Stake) which shall continue in full force and effect according to its terms. For these purposes, the Obligors, as applicable, at their own cost, undertake to grant any documents and take any actions as the Security Agent may request in order to ratify and extend the relevant Spanish Security Documents following any amendment as a result of the foregoing.

21.26	Sanctions

(a)	No Obligor shall:

(i)

use all or any part of the proceeds of the transaction, or lend, make payments, contribute or otherwise make available all or part of such proceeds to any Affiliate, Subsidiary, joint venture partner or other person or entity, directly or indirectly:

(A)	to fund any activities or business with or for the benefit of any Sanctions Restricted Party; or

(B)

in any other manner that it would expect, after due enquiry, to result in any person (including, but not limited to, the Lenders) being in breach of any Sanctions or becoming a Sanctions Restricted Party;

(ii)

fund all or part of any payment in connection with the Finance Documents out of proceeds derived from any business or transaction with a Sanctions Restricted Party, or from any conduct which is in breach of any Sanctions; or

(iii)	make, or permit to be made, any Sanctions Prohibited Payment.

(b)

Each Obligor shall comply with all relevant laws and regulations concerning all Sanctions, Anti Money Laundering Laws, Anti-Corruption Laws and any other applicable law and shall, to the extent required, implement policies, procedures and controls reasonably designed to prevent any actions being taken contrary to any applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(c)

Each Obligor shall, to the extent required by law, implement and maintain adequate internal financial and management controls and procedures that are reasonably designed to monitor, audit, detect and prevent any Sanctions Prohibited Payments and any direct or indirect use of the proceeds that does not comply with applicable law.

21.27	Margin stock

No part of the proceeds of any Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors.

21.28	Ratification of Security

Upon request by the Facility Agent following a disposal pursuant to paragraph (c) of the definition of Permitted Disposal or a Permitted Obligor Merger the Obligors shall, at its cost, promptly grant any documents and take any actions as any of the Finance Parties may request in order to ratify and extend the Transaction Security Documents.

21.29	BP Transfer Agreement Security

(a)

Upon request by the Facility Agent following a BP Transfer Agreement Security Enforcement Trigger Event, the Obligors shall enforce the BP Transfer Agreement Security in accordance with the instructions of the Facility Agent.

(b)	In Clause 21.29 a BP Transfer Agreement Security Enforcement Trigger Event means:

(a)	an Enforcement Event has occurred;

(b)	an Event of Default is continuing under Clause 23.6 (Insolvency) or Clause 23.7 (Insolvency proceedings); or

(c)

an Insolvency Event occurs in respect of Banco Popular Español, S.A., Banco Pastor, S.A. or Popular Banca Privada, S.A. and, following consultation with the Company for 10 Business Days (or such other period agreed between the Facility Agent and the Company), the Facility Agent confirms that the BP Transfer Agreement Security shall be enforced.

21.30	Non-wholly Owned Entities

Each Obligor that is a shareholder of a Non-wholly Owned Entity undertakes to exercise its voting and other rights as a shareholder and (to the extent applicable) as a board member in that Non-wholly Owned Entity, in a manner which seeks to procure compliance with such undertakings by each Non-wholly Owned Entity (in each case, construing any reference to an “Obligor” in this Clause 21 as a reference to a “Non-wholly Owned Entity”, any reference to the “Group” in this Clause 21 as including that Non-wholly Owned Entity and any reference to a REO Property as including any property owned by that Non-wholly Owned Entity) provided that no Default shall occur as a result of any fact or circumstances relating to a Non-wholly Owned Entity that was subsisting on the REO Date in respect of its Permitted REO Acquisition.

22.	PROPERTY UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount of the Secured Liabilities is outstanding or any Commitment is in force.

22.1	General

The Obligors will operate and manage the REO Properties in accordance with the principles of good estate and portfolio management.

22.2	Occupational Leases

(a)	Except as permitted under paragraph (b) below, no Obligor shall:

(i)	enter into any Agreement for Lease;

(ii)	grant a new Occupational Lease;

(iii)	consent to any assignment or sub-letting in respect of any Occupational Lease;

(iv)	consent to any change of use in respect of any tenant’s interest under any Occupational Lease;

(v)	forfeit or exercise any right of re-entry, or exercise any option or power to break, determine or extend the term of any Occupational Lease;

(vi)	accept or permit the surrender of all or any part of any Occupational Lease;

(vii)	agree to any dilapidations settlement under any Occupational Lease;

(viii)	grant any right to use or occupy any part of a REO Property;

(ix)	agree to any rent review under an Occupational Lease (other than upward rent review); or

(x) agree to any amendment, extension or waiver in respect of any Occupational Lease, (each a Letting Activity).

(b)	Paragraph (a) above does not apply to any Letting Activity which is a Permitted Letting Activity.

(c)

Each relevant Obligor shall use reasonable endeavours to diligently collect all Portfolio Income unless that relevant Obligor considers (acting reasonably and in good faith) that this would be prejudicial to good estate and portfolio management.

(d)

Each relevant Obligor shall use reasonable endeavours to enforce the tenant’s obligations under each Occupational Lease (including the enforcement of any related guarantee) unless that relevant Obligor considers (acting reasonably and in good faith) that this would be prejudicial to good estate and portfolio management.

22.3	Capital Expenditure and Alterations

(a)	Except as permitted under paragraph (b) below, no Obligor shall:

(i)	effect, carry out or permit any demolition, reconstruction, redevelopment or rebuilding of or any structural alteration to any REO Property; or

(ii)	incur capital expenditure in respect of works of alteration, addition, maintenance, repair, improvement, refurbishment and/or extension to any REO Property,

(each a Capex Project).

(b)	Paragraph (a) above does not apply to any Capex Project which is a Permitted Capex Project.

22.4	Permitted Substitutions

(a)

The Facility Agent may, at any time whilst a Permitted Substitution Valuation Event is outstanding, require, by notice to the Company, that the Company procures or the Company may (in its sole discretion) procure a red book valuation (from a reputable independent third party valuer experienced in valuing assets equivalent to the relevant Portfolio Assets) of each Portfolio Asset that has been the subject of a Permitted Substitution (and which has not been the subject of a prior valuation delivered under this paragraph (a) is delivered to the Facility Agent as soon as reasonably practicable after receipt by the Company of such notice (a Permitted Substitution Valuation).

(b)

A Permitted Substitution Valuation Event will be outstanding each time the aggregate value of all Portfolio Assets acquired pursuant to a Permitted Substitution and which have not been the subject of a third party valuation delivered in accordance with paragraph (a) above exceeds €100,000,000.

22.5	Insurances

(a)

From the date falling one Month after the Closing Date, the Company shall ensure that the Group maintains insurance cover (whether Group-wide or individual policies) in respect of REO Properties with reputable independent insurers which (in the opinion of the Company, acting reasonably and in good faith):

(i)

provides cover against all material risks which are normally insured against by other companies in Spain owning, possessing or leasing similar assets and carrying on similar businesses (taking into account the obligations of any tenant or mortgagor of any REO Property); and

(ii)	is at levels appropriate to a business of its size and nature,

in each case, for so long as such insurance is reasonably available in the insurance market.

(b)

Each Obligor shall promptly on request of the Facility Agent, provide such information in connection with the insurance policies described in paragraph (a) above as the Facility Agent may reasonably request.

23.	EVENTS OF DEFAULT

23.1	Non-payment

A Transaction Obligor does not pay on the due date any amount payable by it pursuant to a Finance Document to which it is a party at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	administrative or technical error in the transmission of funds and such failure to pay is remedied within three Business Days of its due date; or

(b)

the Facility Agent failing to make a payment or transfer out of any Control Account (in respect of which the Facility Agent has signing rights) in accordance with the terms of the Finance Documents in circumstances where that Control Account contained sufficient funds (after taking into account any transfers required to be made to that Control Account on that date in accordance with the terms of this Agreement) to make all of the payments due and payable under the Finance Documents from that Control Account on such date and the Facility Agent’s access to such funds was not restricted in a manner preventing it from making such payment due to any action or failure to act by an Obligor.

23.2	Breach of certain other obligations

An Obligor does not comply with:

(a)	paragraph (a) or (b) of Clause 4.3 (Conditions Subsequent); or

(b)

any of Clause 8.19 (Provision and contents of Waterfall Calculation), Clause 21.4 (Merger), Clause 21.10 (Negative pledge), Clause 21.11 (Disposals), Clause 21.16 (Financial Indebtedness), Clause 21.19 (Acquisition Documents) or Clause 21.21 (Treasury Transactions).

23.3	Other obligations

(a)

A Transaction Obligor does not comply with any other provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Breach of certain other obligations)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 21 days of the earlier of (i) the Facility Agent giving notice to the Company of such failure and (ii) any Transaction Obligor becoming aware of the failure to comply.

23.4	Misrepresentation

(a)

Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents, or in any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made by reference to the facts and circumstances then existing.

(b)

No Event of Default will occur under paragraph (a) above if the failure to comply is capable of remedy and is remedied within 21 days of the earlier of (i) the Facility Agent giving notice to the Company of such failure and (ii) any Transaction Obligor becoming aware of the failure to comply.

23.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due after the expiry of any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)

Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under paragraphs (a) to (d) of this Clause 23.5 if the aggregate amount of the Financial Indebtedness falling within paragraphs (a) to (d) (inclusive) above is less than €1,000,000 (or its equivalent in another currency or currencies).

23.6	Insolvency

(a)

Any Obligor is or is deemed unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts or insolvent under applicable law, ceases or suspends making payments on any of its debts or announces any intention to do so (or is so deemed for the purposes of any law applicable to it) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than any Finance Party) with a view to rescheduling any of its indebtedness.

(b)	Any Obligor’s indebtedness is subject to a moratorium.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration, any insolvency proceeding or insolvent reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor including, without limitation, the filing for pre-insolvency proceedings pursuant to Article 5bis of the Spanish Insolvency Law;

(ii)

a composition, compromise, assignment or arrangement with any creditor (other than any Finance Party) of any Obligor for reasons of that Obligor’s financial difficulty (including, without limitation, any agreement arrangement or compromise to obtain a release or stay of its current indebtedness and among others, a refinancing agreement within the meaning of Article 71 bis or the Fourth Additional Prevision of the Spanish Insolvency Law);

(iii)

the appointment of a provisional liquidator, a liquidator, receiver, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of any Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor.

(b)

Any of the Obligors falls within any of the categories set out in Article 363 of the Spanish Capital Companies Law which would require it to be dissolved and a general meeting does not adopt any resolution to remove the grounds for winding up in the two month period set forth in Article 365 of the Spanish Companies Law.

(c)	Any analogous procedure or step to those referred to in paragraph (a) or (b) above in respect of an Obligor is taken in any jurisdiction.

(d)

Paragraphs (a) and (iv) above shall not apply to any proceedings or actions which are frivolous or vexatious and contested in good faith and discharged, stayed, recalled or dismissed within 21 days of commencement.

23.8	Creditors’ process

Any expropriation, conservatory or executory seizure or attachment, sequestration, distress or execution (including by way of executory attachment or interlocutory attachment or any analogous process in any jurisdiction) (each a Creditors’ Process) affects any asset or assets of an Obligor and such Creditors’ Process has an aggregate value (when aggregated with the value of each other Creditors’ Process outstanding at that time) in excess of €10,000,000 (or its equivalent in other currencies) and is not discharged, stayed or dismissed within 21 days of commencement.

23.9	Unlawfulness and invalidity

(a)

It is or becomes unlawful for any party (other than any Finance Party) to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents to which it is a party ceases to be effective or is or becomes unlawful.

(b)

Any material obligation or material obligations of any party (other than any Finance Party) under any Finance Document to which it is a party is or are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

(c)

Any Finance Document ceases to be in full force and effect or any Transaction Security becomes unlawful or ineffective or is alleged by a party to it (other than any Finance Party) to be ineffective or, subject to the Legal Reservations and the Perfection Requirements, ceases to be legal, valid, binding or enforceable.

23.10	Repudiation

Any Transaction Obligor rescinds or repudiates a Finance Document to which it is a party or any of the Transaction Security to which it is a party or evidences an intention to rescinds or repudiate a Finance Document or any Transaction Security to which it is a party.

23.11	Cessation of business

Other than as a result of a Permitted Asset Disposal, any Obligor ceases (or threatens to cease) to carry on all or a substantial part of its business.

23.12	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes (including, without limitation any Environmental Claim, any claim in relation to Taxes and any adverse claims by any person in respect of the ownership of any REO Property or any interest in it) are commenced or threatened against any Obligor or its assets which is reasonably likely to be adversely determined against that Obligor or its assets and if so adversely determined would have a Material Adverse Effect.

23.13	Compulsory purchase

Any Expropriation occurs and such Expropriation would have a Material Adverse Effect (taking into account, for these purposes, the Insurance Policy relating to that REO Property and/or any prepayment of the Loans made or in respect of which notice of prepayment has been provided to the Facility Agent (provided that such prepayment is made within 20 Business Days of the date of such notice) to be made in connection with such Expropriation).

23.14	Major damage

Any part of any REO Property is destroyed or damaged (each a Major Damage) and such destruction or damage would have a Material Adverse Effect (taking into account, for these purposes, the Insurance Policy relating to that REO Property, any Permitted Capex Project under paragraph (f) of that definition which has been contracted and/or any prepayment of the Loans made or in respect of which notice of prepayment has been provided to the Facility Agent (provided that such prepayment is made within 20 Business Days of the date of such notice) to be made in connection with such Major Damage).

23.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled and any fees payable under the Finance Documents in connection with the Commitments shall be immediately due and payable;

(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent (acting on the instructions of the Majority Lenders);

(d)

provide an estimate, made in good faith, of any amount which in the reasonable opinion of the Facility Agent, is likely to become due and payable from any Obligor pursuant to any guarantee or indemnity given under Clause 18 (Guarantee and Indemnity) and declare that amount to be immediately due and payable or to be payable on demand, at which time such amount will become immediately due and payable or, as the case may be, payable on demand; and

(e)	enforce or direct the Security Agent to enforce the Transaction Security or exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents.

24.	ROLE OF THE FACILITY AGENT AND THE MANDATED LEAD ARRANGERS

24.1	Appointment of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party (other than the Facility Agent) authorises the Facility Agent to:

(i)

exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the Facility Agent.

(c)

In particular, each Finance Party (other than the Facility Agent) hereby grants to the extent legally possible full power to the Facility Agent (with express faculty of self-contracting, sub-empowering or multiple representation), acting through a duly appointed representative, to exercise, in the name and on behalf and instead of each Finance Party the following actions:

(i)

appear before a Notary Public and raise to the status of Spanish Public Document and/or execute this Agreement, any other Finance Document and any amendment, modification, ratification, waiver, assignment or transfer, release and/or extension thereto and/or accept, execute, amend, assign or transfer, release, extend or ratify any type of guarantee or security granted in favour of the Finance Parties (whether in its own capacity or as agent of other parties), fixing the address for serving of notices and submitting to the jurisdiction of law courts by waiving its own forum, and release such guarantees and to carry out such actions and execute such documents as may be necessary or advisable to enforce the relevant guarantees, all of the foregoing under the terms and conditions which the attorney may freely agree, signing the private or public documents (including escrituras públicas or pólizas intervenidas) that the attorney may deem fit;

(ii)

ratify, if necessary or convenient, any such private of public documents (including escrituras públicas or pólizas intervenidas) executed by an orally appointed representative in the name or on behalf of the Finance Parties; and

(iii)

execute and/or do any and all deeds, documents, acts and things, required in connection with the execution of the Finance Document and/or the execution of any further notarial deed of amendment (escritura pública de rectificación o subsanación) that may be required for the purpose or in connection with the power granted in this Clause.

(d)

Nothing in this Clause 24.1 shall imply that the Facility Agent is required to exercise any of its rights, powers, authorities or discretions specifically conferred on it under the Finance Documents in the absence of the instructions from the Majority Lenders or all Lenders (where all Lender consent is expressly required). The Facility Agent is only obliged to act on any instructions or directions so received to the extent that it, acting reasonably, considers these instructions or directions to be incidental to the exercise of the express rights and powers given to it under the Finance Documents.

(e)

To the extent that any Finance Party is unable to grant the Facility Agent the powers set out in paragraph (c) above, such Finance Party undertakes to the Facility Agent and the other Finance Parties to join, through its own attorneys, the Facility Agent and/or the Security Agent and any other Finance Parties in the execution of any of the actions set out above, as instructed by the Majority Lenders in accordance with the terms of this Agreement or the relevant majorities in accordance with any other Finance Document.

24.2	Duties of the Facility Agent

(a)

The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party other than any Assignment Agreement (other than the delivery to the Company of an Assignment Agreement which is required to be delivered to the Company in accordance with Clause 29.5 (Information on Assignment)).

(b)	The Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)

If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)

If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, a Mandated Lead Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(f)	The Facility Agent shall ensure that it acts through an office in the European Union (including, for the avoidance of doubt, at all times the United Kingdom).

(g)	If the Facility Agent has received a request from:

(i)

the Company for any consent, amendment, release or waiver under any Finance Document it shall, promptly on request from the Company, confirm the identity of each Lender and the per cent of that Lender’s Commitments and participations in the Loans:

(A)	that has not responded to such request; and

(B)	that has responded to such request and either consented to the request or not consent to the request; or

(ii)	any Finance Party for any information from an Obligor it shall, when making such request to the Company, confirm the identity of the Finance Party that has made such request.

(h)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(i)

Without prejudice to any other term of this Agreement (including, without limitation, Clause 15.3 (Indemnity to the Facility Agent and Security Agent), Clause 24.9 (Exclusion of liability) and Clause 24.10 (Lenders’ indemnity to the Facility Agent)), the Facility Agent must maintain professional indemnity insurance with cover equal to at least US$5,000,000 (or its currency equivalent).

24.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligation of any kind to any other Party under or in connection with any Finance Document.

24.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent or a Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent or a Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5	Business with the Group

The Facility Agent and any Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default);

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction (as that term is defined in paragraph (b) of Clause 42.2 (Debt Purchases by Investor Affiliates):

(A)	has been entered into; or

(B)	has been terminated.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Facility Agent or another Finance Party).

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)

The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement (other than any information relating to the fees payable to a Mandated Lead Arranger under the Finance Documents).

(f)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent or any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(g)

Without prejudice to the generality of paragraph (e) above, the Facility Agent shall disclose to the Company, to the extent it has been notified by a Lender that it is an Increased Cost Lender, a Non-Consenting Lender and/or a Defaulting Lender, the identity of that Lender and that it is an Increased Cost Lender, a Non-Consenting Lender and/or Defaulting Lender and/or a Lender that has made a notification to the Facility Agent pursuant to paragraph (b)(ii) of Clause 11.2 (Market disruption).

(h)

No Obligor shall be liable for any costs, expenses and/or other amount incurred by any Delegate appointed by or delegated to by the Facility Agent except to the extent that such costs, expenses and/or other amount would, but for the delegation or appointment, have been recoverable by the Facility Agent from an Obligor under the Finance Documents.

(i)

The Facility Agent may assume that any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents and unless it has received notice of revocation, that those instructions have not been revoked.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

24.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall:

(i)

only be required to exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with the instructions given to it by the Majority Lenders(or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)

The Facility Agent shall be entitled to request instructions or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested and it shall not be liable to any party pending receipt of those instructions or clarification.

(c)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(d)

The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such indemnification and/or security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(e)	In the absence of instructions from the Majority Lenders, or, if appropriate, the Lenders the Facility Agent may:

(i)	act (or refrain from taking action) as it considers to be in the best interests of the Lenders; or

(ii)	refrain from taking any action or exercising any powers, authorities or discretions whether or not such omission is in the best interests of the Lenders and shall not be liable for such omissions.

(f)

The Facility Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

(g)	For the avoidance of doubt, in any circumstance where the Facility Agent is obliged to act reasonably under the terms of the Finance Documents:

(i)	the Lenders or the Majority Lenders (as applicable) shall be obliged to act reasonably in giving instructions to the Facility Agent; and

(ii)	the Facility Agent may (unless a contrary indication appears in a Finance Document) act or refrain from acting on those instructions in accordance with the provisions of this Clause 24.7.

(h)

For the avoidance of doubt, in any circumstance where the Facility Agent is obliged to consult under the terms of the Finance Documents, the Lenders or the Majority Lenders (as applicable) shall be obliged to instruct the Facility Agent to consult with the relevant Obligors in accordance with the terms of the relevant Finance Document and the Facility Agent shall be obliged to carry out that consultation in accordance with the instructions it receives from the Majority Lenders or the Lenders (as applicable).

24.8	Responsibility for documentation

None of the Facility Agent or any Mandated Lead Arranger:

(a)

is responsible for or is under an obligation to verify the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, a Mandated Lead Arranger, the Security Agent, an Obligor or any other person given in or in connection with the Reports, the Transaction Documents or the transactions contemplated in the Transaction Documents including, without limitation, any information provided pursuant to Clause 20 (Information Undertakings);

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document or the Transaction Security; or

(c)

is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

24.9	Exclusion of liability

(a)

Without limiting paragraph (b) below, the Facility Agent shall not be liable for any action taken or not taken by it under or in connection with any Transaction Document unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or Transaction Document and any officer, employee or agent of the Facility Agent may rely on this Clause 24.9 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)

The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Facility Agent or any Mandated Lead Arranger to carry out any “know your customer” or other checks in relation to the identity of any person on behalf of any Lender and each Lender confirms to the Facility Agent and each Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or any Mandated Lead Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Facility Agent, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent).

24.10	Lenders’ indemnity to the Facility Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent ‘s gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)

The Obligors shall (to the extent it is otherwise liable to make such payment or indemnify the Facility Agent or a Lender in respect of such cost, loss or liability) promptly on demand by the Facility Agent reimburse each Lender for any payment made by it under paragraph (a) above.

24.11	Resignation of the Facility Agent

(a)

The Facility Agent may resign and appoint one of its Affiliates as successor Facility Agent acting through an office in the European Union (including, for the avoidance of doubt, at all times the United Kingdom) by giving notice to the other Finance Parties and the Company.

(b)

Alternatively the Facility Agent may resign by giving 30 days’ notice to the other Finance Parties, in which case the Majority Lenders (after consultation with the Company for three Business Days) may appoint a successor Facility Agent acting through an office in the European Union (including, for the avoidance of doubt, at all times the United Kingdom).

(c)

If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Company for three Business Days) may appoint a successor Facility Agent acting through an office in the European Union (including, for the avoidance of doubt, at all times the United Kingdom).

(d)

The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24.11 and Clause 24.10 (Lenders’ indemnity to the Facility Agent) (and any fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on the Interest Payment Date following) that date). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves under the Finance Documents as they would have had if such successor had been an original Party.

(g)

The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)

the Facility Agent fails to respond to a request under Clause 13.10 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Facility Agent pursuant to Clause 13.10 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

24.12	Replacement of the Facility Agent

(a)

After consultation with the Company for five Business Days, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent acting through an office in the European Union (including, for the avoidance of doubt, at all times the United Kingdom).

(b)

The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)

The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24.12 and Clause 24.10 (Lenders’ indemnity to the Facility Agent) and any fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on the Interest Payment Date following) that date.

(d)

Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves under the Finance Documents as they would have had if such successor had been an original Party.

24.13	Confidentiality

(a)

In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor any Mandated Lead Arranger is obliged to disclose to any other person (i) any Confidential Information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

24.14	Relationship with the Lenders

(a)

The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement

(b)

Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address and electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender .

24.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Security Agent and each Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)

the adequacy, accuracy and/or completeness of the Reports, any other information provided by the Facility Agent, any Mandated Lead Arranger, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and, further, each Lender warrants to the Facility Agent, the Security Agent and each Mandated Lead Arranger that it has not relied on and will not at any time rely on the Facility Agent, the Security Agent or any Mandated Lead Arranger in respect of any of these matters.

24.16	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.17	Reliance and engagement letters

Each Finance Party confirms that each of each Mandated Lead Arranger, the Facility Agent and the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by any Mandated Lead Arranger, the Facility Agent and/or the Security Agent) and any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants, auditors or providers of the diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

25.	THE SECURITY AGENT

25.1	Appointment of the Security Agent

(a)

Each Finance Party (other than the Security Agent) appoints the Security Agent to act as its security agent under the terms of this Agreement under or in connection with each Transaction Security Document and each Finance Party authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, duties, obligations, responsibilities, authorities and discretions.

(b)

Each Finance Party (other than the Security Agent) hereby grants full power to the Security Agent (with the express power to self-contract, sub-empower or grant multiple representation), which accepts, so that the Security Agent, acting through a duly appointed representative, may exercise, in the name and on behalf of each Finance Party the following actions:

(i)

to execute and/or appear before a notary public and raise into the status of a public document this Agreement, any Finance Document or Transaction Security Document, or any novation, amendment, release, ratification, waiver and/or extension thereto;

(ii)

to appear before a Notary Public and to accept execute, amend, assign or transfer, release or ratify any type of guarantee or security, whether personal or real, or irrevocable power of attorney, granted in favour of the Finance Parties (whether in its own capacity or as agent of other parties) over any and all kind of assets (including, without limitation), quotas, shares, rights, receivables, accounts, real estate properties or other goods and chattels, fixing their price for the purposes of an auction and the address for serving of notices and submitting to the jurisdiction of law courts by waiving its own forum, and to release such guarantees and/or security interests and to carry out such actions and execute such documents as may be necessary or advisable to enforce the relevant guarantees or security interests, all of the foregoing under the terms and conditions which the attorney may freely agree, signing the notarial deeds (escrituras públicas) or intervened policies (póliza intervenidas) that the attorney may deem fit;

(iii)

to ratify, if necessary or convenient, any such private and/or public document (including escrituras públicas or pólizas intervenidas) executed by an orally appointed representative in the name or on behalf of the Finance Parties;

(iv)

to execute and/or do any and all deeds, documents, acts and things, required in connection with the execution of the Transaction Security Documents, Finance Documents, the abovementioned documents and/or the execution of any further notarial deed of amendment (escritura pública de rectificación o subsanación) that may be required for the purpose or in connection with the power granted in this Clause; and

(v)

to represent the Finance Parties in any auction of any asset charged under the Transaction Security Documents and grant, in their name and on their behalf, all private and public documents as may be necessary in relation to the enforcement of such Transaction Security Documents (including the deed of auction/sale) and the transfer of credit rights (or other pledged assets) in favour of the acquirer(s) according to the terms of such documents;

(vi)

to dispose or formalise the disposal of any asset charged under the Transaction Security Documents in favour of the acquirer(s) which becomes their owner(s) as a result of the auction or as a result of any of the enforcement proceedings foreseen in the Transaction Security Documents;

(vii)	to request and obtain the copy issued for enforcement purposes (copia ejecutiva) of this Agreement, any Transaction Security Documents or other Finance Documents; and

(viii)	to take any enforcement action as foreseen in the Transaction Spanish Security Documents.

(c)	Upon enforcement in Spain of any Security created by an Obligor under the Finance Documents, the Finance Parties undertake to:

(i)

execute a power of attorney in favour of the Security Agent, as applicable, for any action to be carried out in Spain under the instructions received in accordance with this Agreement or any Finance Document; or

(ii)

take any action or appear in any proceeding in Spain, as may be required by the Security Agent, as applicable, to enforce the Security created under the Transaction Security Documents and, to such effect, follow the instructions received from each of them.

(d)

To the extent that any Finance Party is unable to grant the Security Agent the powers set out in paragraphs (b) or (c) above, such Finance Party undertakes to the Security Agent and the other Finance Parties to:

(i)

join, through its own attorneys, the Security Agent and/or any other Finance Parties, in the execution of any of the actions set out in paragraph (b) above, as instructed by the Majority Lenders in accordance with the terms of this Agreement or the relevant majorities in accordance with the Finance Documents;

(ii)

join through its own attorneys, the Security Agent and/or any other Finance Parties in any enforcement action referred to in paragraph (c) above to be carried out in accordance with the terms of this Agreement or any other Finance Document so that the Security Agent and/or the Finance Parties can take such enforcement action; and

(iii)	abide by and act, or refrain from acting, in accordance with, any decision of the Majority Lenders made in accordance with this Agreement in relation thereto.

(e)

Nothing in this Clause 25.1 shall imply that the Security Agent is required to exercise any of its rights, powers, authorities and discretions specifically conferred on it under the Finance Documents in the absence of express written instructions from the Majority Lenders or all Lenders (where all Lender consent is expressly required) or the Facility Agent (acting on the instructions of the Majority Lenders or all Lenders, as relevant). The Security Agent is only obliged to act on any instructions or directions so received to the extent that it, acting reasonably, considers these instructions or directions to be incidental to the exercise of the express rights and powers given to it under the Finance Documents.

25.2	Trust

(a)

Each of the parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Transaction Security Documents to which the Security Agent is expressed to be a party (and no others shall be implied).

(b)

If in any jurisdiction the courts of that jurisdiction would not recognise or give effect to the trust expressed to be created by this Agreement, then, for the purposes of that jurisdiction, the relationship of the Finance Parties to the Security Agent will be construed as one of principal to agent.

(c)	The Security Agent is not appointed to act as trustee under or in connection with any Transaction Security Document.

(d)

Other than under and in connection with the Transaction Security Documents, the Security Agent declares and holds the Charged Property on trust for the Secured Parties on the terms contained in this Agreement.

25.3	Spanish security provisions

(a)	Unless expressly provided to the contrary in the Finance Documents, the Transaction Security Documents will be granted in favour of all Finance Parties;

(b)	If the Security Agent (with the consent of each other Finance Party) so elects by notice to the Company, with respect to the Transaction Security Documents, the Security Agent:

(i)

will be the joint and several creditor (acreedor solidario pursuant to article 1137 et seq of the Spanish Civil Code) (together with the relevant Finance Party) of each and every obligation of each Obligor towards each Finance Party under this Agreement; and

(ii)	will have its own independent right to demand performance by each Obligor of those obligations.

(c)	Discharge by an Obligor of any obligation owed to the Security Agent or another Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(d)

Without limiting or affecting the Security Agent’s rights against each Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject to the following paragraph, it will not exercise its rights as a joint and several creditor with a Finance Party except with the consent of the relevant Finance Party.

(e)

Nothing in the previous paragraph shall in any way limit the Security Agent’s right to act in the protection or preservation of rights under or to enforce any Transaction Security Document as contemplated by this Agreement and/or the relevant Transaction Security Document (or to do any act reasonably incidental to any of the above).

25.4	No independent power

The Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Transaction Security Documents except through the Security Agent.

25.5	Duties of the Security Agent

(a)	Each Finance Party (other than the Security Agent) irrevocably authorises the Security Agent to:

(i)

perform the duties and to exercise the rights, powers, authorities and discretions that are specifically given to it under and in connection with the Finance Documents, together with any other incidental rights, powers, authorities and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the Security Agent for itself and/or on behalf of each other Finance Party.

(b)	The Security Agent has only those duties which are expressly specified in the Finance Documents.

(c)	The duties of the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(d)

No Obligor shall be liable for any costs, expenses and/or other amount incurred by any Delegate appointed by or delegated to by the Security Agent except to the extent that such costs, expenses and/or other amount would, but for the delegation or appointment, have been recoverable by the Security Agent from an Obligor under the Finance Documents.

(e)

Without prejudice to any other term of this Agreement (including, without limitation, Clause 15.3 (Indemnity to the Facility Agent and Security Agent), Clause 25.12 (Exclusion of liability) and Clause 25.15 (Lenders’ indemnity to the Security Agent)), the Security Agent must maintain professional indemnity insurance with cover equal to at least US$5,000,000 (or its currency equivalent).

25.6	No fiduciary duties

(a)	Except as specifically provided in a Finance Document:

(i)	nothing in the Finance Documents makes the Security Agent a custodian, a trustee or fiduciary for any other person; and

(ii)	the Security Agent need not hold on trust any monies paid to or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those monies.

(b)	The Security Agent shall not be bound to account to any Lender for any sum or profit element of any sum received by it for its own account.

25.7	Trustee Acts

(a)	Section 1 of Trustee Act 2000 does not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement.

(b)

If there is a conflict between this Agreement or the provisions of the Trustee Act 2000 and the Trustee Act 1925, the terms of this Agreement will, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000 or the Trustee Act 1925, constitute a restriction or exclusion for the purposes of that Act.

(c)

The Security Agent has all rights, powers and discretions conferred upon trustees by the Trustee Act 2000 and the Trustee Act 1925 and those rights, powers and discretions are supplemented by the terms of this Agreement. The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be in addition to any which may be vested in the Security Agent by general law or otherwise.

25.8	Individual position of Security Agent

(a)

If it is also a Lender, the Security Agent has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it was not the Security Agent.

(b)	The Security Agent may:

(i)	carry on any business with any Obligor or their related entities (including acting as an agent, a custodian or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or their related entities.

(c)

Notwithstanding anything contained in this Agreement, the Security Agent is entitled at all times to act without having been instructed in relation to matters for the purpose of enabling the Security Agent to protect its own position and interests in its personal capacity (including its own personal financial interest) or which the Security Agent determines to be necessary or appropriate to exercise for the protection of its position and interests in its personal capacity.

(d)

Nothing contained in this Agreement or the other Finance Documents shall require the Security Agent to expend or risk its own funds or otherwise incur any financial liability or be obliged to do or omit anything to be done including entering into any transaction or incurring any liability if it has reasonable grounds for believing that repayment of such funds or adequate indemnity and/or security against such risk or liability is not assured to it.

25.9	Reliance

The Security Agent may:

(a)	rely on any representation, notice or document believed by it to be genuine and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by:

(i)	an Obligor is made on behalf of and with the consent and knowledge of each Obligor; and

(ii)	the Facility Agent is made on behalf of and with the consent and knowledge of the Finance Parties it represents;

(d)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Security Agent); and

(e)	act under the Finance Documents through its personnel, delegates.

25.10	Security Agent Instructions

(a)

Subject to the terms of this Agreement, the Security Agent shall exercise any rights, power, authority or discretion vested in it in writing as Security Agent in accordance with any instructions given to it by all Lenders or the Majority Lenders (as applicable) or, if so instructed by all Lenders or the Majority Lenders (as applicable), refrain from exercising any such right, power or discretion. For the avoidance of doubt, all references in this Agreement to the Security Agent acting reasonably shall mean the Security Agent acting in accordance with the written instructions of the Majority Lenders (acting reasonably).

(b)

The Security Agent shall be entitled to request instructions or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested and it shall not be liable to any party pending receipt of those instructions or clarification.

(c)	The Security Agent shall be entitled:

(i)

to assume that any instructions received by it from the Facility Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents;

(ii)	to assume that unless it has received actual notice of revocation that any instructions or directions given to the Facility Agent have not been revoked; and

(iii)

to request instructions or clarifications of any direction from the Facility Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions, and the Security Agent may refrain from acting unless and until those instructions or clarifications are received by it.

(d)

The Security Agent is fully protected if it acts on the instructions of the Facility Agent or the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any instructions of the Majority Lenders will be binding on all the Finance Parties.

(e)

In the absence of instructions from the Facility Agent or the Majority Lenders, the Security Agent may act or refrain from acting as it considers to be in the best interests of all the Finance Parties. For the avoidance of doubt, in the absence of instructions from the Facility Agent or the Majority Lenders, the Security Agent shall incur no liability for any omission by it (whether or not such omission is in the best interests of the Finance Parties).

(f)

The Security Agent may, if it receives any instructions or directions from the Majority Lenders to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied.

(g)	The Security Agent may assume that, unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party has not been exercised.

(h)	Any instructions given to the Security Agent by the Majority Lenders will override any conflicting instructions given by or on behalf of any other Party.

(i)

The Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders until it has received security satisfactory to it (acting reasonably), whether by way of payment in advance or otherwise, against any liability or loss which it reasonably expect to incur in complying with the instructions.

(j)

The Security Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings in connection with any Finance Document, except where expressly permitted by the terms of this Agreement or where the legal or arbitration proceedings relate to:

(i)	the perfection, preservation or protection of rights under the Transaction Security Documents; or

(ii)	the enforcement of any Transaction Security Document.

25.11	Responsibility

(a)	The Security Agent is not responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	The Security Agent is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other document or the Transaction Security.

(c)

The Security Agent is not responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information, the use of which may be regulated or prohibited by law or regulation relating to insider dealing or otherwise.

(d)

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party (other than the Security Agent) confirms that it:

(i)

has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and their related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)

has not relied exclusively on any information provided to it by the Security Agent in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

25.12	Exclusion of liability

(a)

The Security Agent is not liable (including, without limitation, for negligence or any other category of liability whatsoever) to any Finance Party or any Obligor for any damages, costs or losses to any person, any diminution in value or any liability whatsoever from any action taken or not taken by the Security Agent in respect of the enforcement of the Transaction Security or the exercise of any of the Security Agent’s rights, remedies, powers or discretions under any Finance Document (whether in accordance with an instruction from the Facility Agent or otherwise), unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Security Agent) may take any proceedings against any officers, employees or agents of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Security Agent may rely on this Clause and enforce its terms under the Third Parties Act.

(c)

The Security Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Security Agent for that purpose.

(d)	Nothing in this Agreement will oblige the Security Agent to satisfy any customer due diligence requirement in relation to the identity of any person on behalf of any Finance Party.

(e)

Each Finance Party confirms to the Security Agent that it is solely responsible for any customer due diligence requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

(f)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent any liability of the Security Agent arising under or in connection with any Transaction Security Document or the Charged Property shall be limited to the amount of actual loss (which, for the avoidance of doubt, does not include consequential loss) which has been judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent or, if later, the date on which the loss arises as a result of such default).

25.13	No duty to monitor

The Security Agent is not bound to enquire:

(a)	whether a Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.14	Information

(a)	The Security Agent shall promptly:

(i)	inform the Facility Agent of the contents of any notice or document received by it in its capacity as Security Agent from any Obligor; and

(ii)	forward to the person concerned the original or a copy of any document which is delivered to the Security Agent by a Party for that person.

(b)	The Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Security Agent has no duty:

(i)

either initially or on a continuing basis to provide any Finance Party with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Finance Party in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)

In acting as the Security Agent, the Security Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by the Security Agent which, in its opinion, is acquired by another division or department or otherwise than in its capacity as the Security Agent may be treated as confidential by the Security Agent and will not be treated as information possessed by the Security Agent in its capacity as such and accordingly the Security Agent shall not be deemed to have notice of it.

(e)

The Security Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of an Obligor (or any related person) solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Security Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Security Agent.

(g)

Each Finance Party and each Obligor shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable it to perform its functions under this Clause.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

25.15	Lenders’ indemnity to the Security Agent

(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Security Agent (otherwise than by reason of the Security Agent’s, gross negligence or wilful misconduct) in acting as Security Agent under the Finance Documents (unless the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)

The Obligors shall (to the extent it is otherwise liable to make such payment or indemnify the Security Agent or a Lender in respect of such cost, loss or liability) promptly on demand by the Security Agent reimburse each Lender for any payment made by it under paragraph (a) above.

(c)	If a Party owes an amount to the Security Agent under the Finance Documents, the Security Agent may after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to the Security Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount,

and that Party will be regarded as having received the amount so deducted.

25.16	Compliance

The Security Agent may refrain from doing anything (including disclosing any information) which is likely, in its reasonable opinion, to constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

25.17	Resignation of the Security Agent

(a)

The Security Agent may resign and appoint any of its Affiliates as successor Security Agent acting through an office in the European Union (including, for the avoidance of doubt, at all times the United Kingdom) by giving notice to the other Finance Parties and the Company.

(b)

Alternatively, the Security Agent may resign by giving 30 days’ notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Security Agent acting through an office in the European Union (including, for the avoidance of doubt, at all times the United Kingdom).

(c)

Additionally, at any time on or after the Final Repayment Date the Security Agent may resign, without notice, and appoint a successor Security Agent acting through an office in the European Union (including, for the avoidance of doubt, at all times the United Kingdom).

(d)

If no successor Security Agent has been appointed under paragraph (b) above within 20 days after notice of resignation was given, the Security Agent may appoint a successor Security Agent acting through an office in the European Union (including, for the avoidance of doubt, at all times the United Kingdom).

(e)

The resignation of the Security Agent and the appointment of any successor Security Agent shall be effected by agreement in form and substance satisfactory to the retiring Security Agent and the successor Security Agent and will both become effective only when the successor Security Agent notifies all the Finance Parties and the Company that it accepts its appointment, and the successor Security Agent accedes to this Agreement. On giving of the notification, the successor Security Agent will succeed to the position of the Security Agent and the term Security Agent will mean the successor Security Agent.

(f)

The retiring Security Agent shall, in the case of any resignation under paragraphs (a) or (b) above at its own cost or, in the case of any resignation under paragraph (c) above at the cost of the Obligors or in the case of any resignation under paragraph (j) below at the cost of the Lenders:

(i)

make available to the successor Security Agent those documents and records and provide any assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as the Security Agent under the Finance Documents; and

(ii)

enter into and deliver to the successor Security Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Security Agent.

(g)

Each Obligor shall, (i) in the case of any resignation under paragraph (a) or (b) above, at the cost of the resigning Security Agent, (ii) in the case of any resignation under paragraph (c) above, at the cost of the Obligors and (iii) in the case of any resignation under paragraph (j) below at the cost of the Lenders, take any action and enter into and deliver any document which is required by the Security Agent to ensure that a Transaction Security Document provides for effective and perfected Security in favour of any successor Security Agent.

(h)

The Security Agent’s resignation shall only take effect on and from the appointment of a successor in accordance with this Clause 25.17 and any fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on the Interest Payment Date following) that date.

(i)

Upon its resignation becoming effective, this Clause 25.17 and Clause 25.15 (Lenders’ indemnity to the Security Agent) will continue to benefit the retiring Security Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Security Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(j)

The Majority Lenders may, by giving not less than 30 days’ notice, at any time, by notice to the Security Agent, require it to immediately resign under paragraph (b) above (in which case, the Security Agent shall immediately resign).

25.18	Relationship with Finance Parties

The Security Agent may treat each Finance Party as a Finance Party, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Finance Party to the contrary.

25.19	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Security Agent, the Security Agent may, at its discretion, accept a shorter notice period.

25.20	Responsibility

(a)	The Security Agent is not liable or responsible to any Finance Party for:

(i)	any failure in perfecting or protecting the security created by any Transaction Security Document; or

(ii)	any other action taken or not taken by it in connection with any Transaction Security Document,

unless directly caused by its gross negligence or wilful misconduct.

(b)	The Security Agent is not responsible for:

(i)	the right or title of any person in or to, or the value of, or sufficiency of any part of the Transaction Security;

(ii)	the priority of any security created by the Transaction Security Documents; or

(iii)	the existence of any other Security affecting any asset secured under a Transaction Security Document.

25.21	Title

The Security Agent may accept, without enquiry, the title (if any) any Obligor may have to any asset over which security is intended to be created by any Transaction Security Document, and shall not be bound to investigate or make any enquiry into such right or title or be liable for or bound to require the Obligors to remedy any defect in its right or title.

25.22	Possession of documents

The Security Agent is not obliged to hold in its own possession any Transaction Security Document, title agreement or other document in connection with any asset over which security is intended to be created by a Transaction Security Document. Without prejudice to the above, the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any of those documents in its possession.

25.23	Insurance by Security Agent

The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Transaction Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

25.24	Investments

Except as otherwise provided in any Transaction Security Document, all monies received by the Security Agent under a Transaction Security Document may be:

(a)

invested in the name of, or under the control of, the Security Agent in any investment for the time being authorised by any applicable law for the investment by security agents and/or trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Security Agent at any bank or institution (including any Finance Party) and on such terms as the Security Agent may agree.

25.25	Approval

Each Finance Party:

(a)	confirms its approval of each Transaction Security Document; and

(b)

authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the Transaction Security Documents as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.

25.26	Release or disposal of security and liabilities

(a)	If a disposal of an asset which is subject to any Transaction Security is made to a person in the following circumstances:

(i)	the disposal is a Permitted Disposal; or

(ii)	the disposal is being made at the request of the Security Agent in circumstances where any Transaction Security has become enforceable; or

(iii)	the disposal is being effected by enforcement of the Transaction Security pursuant to any Event of Default which is continuing with respect to the Secured Liabilities,

the Security Agent is irrevocably authorised (at the cost of the Obligors and without any consent, sanction, authority or further confirmation from any Finance Party or Obligor):

(A)	to:

I.

release the Transaction Security or any other claim over that asset and execute and deliver or enter into any release of that Transaction Security or claim and issue any consent to dealing that may, in the discretion of the Security Agent, be considered necessary or desirable;

II.

agree to the transfer of any claim over that asset (and to accept such transfer on behalf of such member of the Group) and execute and deliver or enter into any document relating to such transfer that may, in the discretion of the Security Agent, be considered necessary or desirable; and/or

III.	subsequently enter into a Resignation Letter requested in accordance with Clause 30.2 (Resignation of Obligors), and

(B)	if the assets which are disposed of consist of shares (other than any Free Float Shares) in an Obligor to:

I.	release:

(a)	that Obligor and any Subsidiary of that Obligor from all or any part of its Secured Liabilities;

(b)	any Transaction Security granted by that Obligor or any Subsidiary of that Obligor over any of its assets; and

(c)	any other claim of an Obligor over that Obligor’s assets or over the assets of any Subsidiary of that Obligor,

on behalf of the relevant Finance Parties and Obligors; and/or

II.	agree to the transfer (and, if in favour of a member of the Group, to accept such transfer on behalf of such member of the Group), of:

(a)	all or any part of any Secured Liabilities of that Obligor and any Subsidiary of that Obligor; and

(b)	any other claim of an Obligor over that Obligor’s assets or over the assets of any Subsidiary of that Obligor,

and execute and deliver or enter into any document relating to such transfer that may, in the discretion of the Security Agent, be considered necessary or desirable.

(b)	If a disposal is not completed, then any release relating to that disposal will have no effect, and the obligations of the Obligors under the Finance Documents will continue in full force and effect.

(c)

If and to the extent that the Security Agent is not entitled to do anything mentioned in paragraph (a) above or does not wish to do so, each Party shall enter into any document and do all such other things which are reasonably required to achieve that release in accordance with paragraph (a) above. Each other Finance Party irrevocably authorises the Security Agent to enter into any such document. Any release will not affect the obligations of any other Obligor under the Finance Documents.

(d)

If any REO Properties (or part thereof) or another asset of an Obligor is the subject of a transaction permitted by the terms of the Finance Documents (including, for the avoidance of doubt, any REO Property Title Split or disposal of a REO Property Portion), the Security Agent and/or the Facility Agent (as applicable) shall, at the request and the cost of the Company, do all such acts or execute all such documents as may be reasonably required to facilitate and give effect to that transaction.

(e)

The Security Agent is irrevocably authorised (at the cost of the Obligors and without any consent, sanction, authority or further confirmation from any Finance Party) that it shall (at the request of the Company) promptly arrange to release Transaction Security (whether all of the Transaction Security if it is intended that the Secured Liabilities are irrevocably satisfied and discharged in full or the relevant part of Transaction Security if it is intended that a Permitted Asset Disposal) pursuant to the terms of a solicitors’ undertaking, any incoming lender, purchaser or other party acceptable to the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably) or any other escrow arrangement acceptable to the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably) (the Closing Arrangement). For this purpose, the Finance Parties hereby agree that release of the relevant Transaction Security and the Obligors from their obligations under the Finance Documents shall take effect simultaneously to the holding of the amount sufficient to satisfy and discharge the Secured Liabilities in full or equal to the relevant Disposal Proceeds (as applicable) by the relevant solicitor or other counterparty to the Closing Arrangement to the order of the Facility Agent provided that such Closing Arrangement provides for payment of such amount to the Facility Agent to the relevant account specified in the applicable Closing Arrangement immediately after such amount is held to the order of the Facility Agent.

25.27	Perfection of security

Each Obligor shall, at its own cost (or, in the case of any action or delivery of documents required in connection with the resignation of the Security Agent under paragraph (a) or (b) of Clause 25.17 (Resignation of the Security Agent) at the cost of the resigning or retiring Security Agent) or under paragraph (j) of Clause 25.17 (Resignation of the Security Agent) at the cost of the Lenders), take any action and enter into and deliver any document which is required by the Security Agent to ensure that a Transaction Security Document provides for effective and perfected Security in favour of any successor Security Agent.

25.28	Winding up of Trust

If the Security Agent, with the consent of the Majority Lenders, determines that (a) all of the Secured Liabilities and all other obligations secured by any of the Transaction Security Documents have been fully and finally discharged and (b) none of the Finance Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Borrower pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents.

25.29	Delegation by the Security Agent

(a)

Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)

Any delegation referred to in paragraph (a) above may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.

26.	APPLICATION OF PROCEEDS

26.1	Order of application

Subject to Clause 26.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 26, the Recoveries) shall be held by the Security Agent on trust (or, if received in a jurisdiction not recognising trusts, for the benefit of the Finance Parties) to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 26.1) in the order set out in Clause 31.5 (Partial payments).

26.2	Prospective liabilities

Following the enforcement of any of the Transaction Security, the Security Agent may, in its discretion, hold any amount of the Recoveries in a suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest (if any) being credited to the relevant account) for later application under Clause 26.1 (Order of application) in respect of:

(a)	any such Recoveries to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

26.3	Investment of Proceeds

Prior to the application of the Recoveries in accordance with Clause 26.1 (Order of application), the Security Agent may, at its discretion, hold all or part of those proceeds in a suspense or impersonal account(s) in the name of, or under the control of, the Security Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent’s discretion in accordance with the provisions of this Clause 26.3.

26.4	Currency Conversion

(a)

For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any monies received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Liabilities are due with the amount received. The Security Agent shall not be liable for any such rate so obtained.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

26.5	Permitted Deductions

The Security Agent shall be entitled, in its discretion:

(a)

to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)

to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under the Finance Documents).

26.6	Good discharge

(a)

Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Facility Agent on behalf of the Finance Parties and that payment shall be a good discharge, to the extent of that payment, to the Security Agent.

(b)

The Security Agent is under no obligation to make the payments to the Facility Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

26.7	Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES AND LIABILITY

Other than as expressly set out in a Finance Document, no provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)

the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 31 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

28.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 31.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the recovered amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5	Exceptions

(a)

This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 28.5, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered:

(i)	as a result of taking legal or arbitration proceedings, if:

(A)	it notified that other Finance Party of the legal or arbitration proceedings; and

(B)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings;

(ii)	if an Obligor is declared insolvent and that other Finance Party is regarded as a related party (persona especialmente relacionada) to an Obligor as defined under the Spanish Insolvency Law; or

(iii)	to the extent such amount is received in accordance with article 91.7 of the Spanish Insolvency Law, if:

(A)	it notified that other Finance Party of its intention to apply for the initiation of insolvency proceedings; and

(B)	within a maximum period of 15 Business Days, no joint application for the declaration of insolvency proceedings was agreed.

29.	CHANGES TO THE FINANCE PARTIES

29.1	Assignments by the Lenders

A Lender (the Existing Lender) may assign any of its rights and benefits under any Finance Document to:

(a)

any bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in a loan, loans, securities or other financial assets; or

(b)	any other person approved in writing by the Company,

(the New Lender), in accordance with the provisions of this Clause 29.

29.2	Conditions of assignment

(a)

Subject to paragraphs (b) and (c) below, unless an Event of Default is continuing or such assignment is to another Lender or an Affiliate or a Related Fund of an Existing Lender or any Securitisation Issuer, an Existing Lender shall consult with the Company for at least five Business Days as to the identity of any proposed New Lender.

(b)

Notwithstanding any other term of the Finance Documents, any proposed assignment by an Existing Lender of any rights and/or obligations under any Finance Document to a person which is (or would upon becoming a Lender be) a Defaulting Lender shall require the prior written consent of the Company.

(c)	Notwithstanding any other term of the Finance Documents, an assignment of any undrawn and uncancelled Commitment shall require the prior written consent of the Company.

(d)

Notwithstanding any other term of the Finance Documents, unless an Event of Default is continuing no assignment shall be permitted at any time to a Prohibited Lender without the prior written consent of the Company.

(e)	Notwithstanding any other term of the Finance Documents, no Lender may assign any Commitments or participations in:

(i)

Term Facility A1A, Term Facility A2A, Term Facility A3A, Term Facility A4A or Term Facility BA unless the Commitments or participations which are to be assigned represent a pro rata amount of all participations and Commitments owned by that Lender under each of Term Facility A1A, Term Facility A2A, Term Facility A3A, Term Facility A4A and Term Facility BA; or

(ii)

Term Facility A1B, Term Facility A2B, Term Facility A3B, Term Facility A4B or Term Facility BB unless the Commitments or participations which are to be assigned represent a pro rata amount of all participations and Commitments owned by that Lender under each of Term Facility A1B, Term Facility A2B, Term Facility A3B, Term Facility A4B and Term Facility BB.

(f)	An assignment to a New Lender will only be effective if the procedure set out in Clause 29.4 (Procedure for assignments) is complied with.

(g)	If:

(i)	a Lender assigns any of its rights or obligations under the Finance Documents to a New Lender or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date of the assignment or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clauses 13 (Tax Gross Up and Indemnities), Clause 14 (Increased Costs) and/or Clause 17.3 (Preservation costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment or change had not occurred.

(h)	Upon request of the Company, the Facility Agent will promptly provide the Company with an accurate and up-to-date list of the Lenders and their respective Commitments.

(i)

Each New Lender, by executing the relevant Assignment Agreement confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(j)

Any partial assignment must be in a minimum amount of at least €1,000,000 in aggregate for the Facilities provided that where the New Lender is a Fund such amounts shall be calculated by reference to the aggregate portion of the Facilities held by that Fund together with all of its Related Funds.

(k)	Each New Lender shall, on the date upon which an assignment to it takes effect, pay to the Facility Agent (for its own account) a fee of €2,000 (the Transfer Fee) provided that:

(i)	only one Transfer Fee shall be payable in connection with any assignments to multiple New Lenders which are Affiliates where such assignment completes on the same day; and

(ii)	no Transfer Fee shall be payable in connection with any assignment to a Lender, an Affiliate of a Lender or a Related Fund of a Lender.

29.3	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;

(ii)	the financial condition of any Obligor or Non-wholly Owned Entity;

(iii)	the performance and observance by any Obligor or Non-wholly Owned Entity of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and each Non-wholly Owned Entity and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Transaction Document or the Transaction; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and each Non-wholly Owned Entity and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept an assignment from a New Lender of any of the rights and obligations assigned under this Clause 29; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

29.4	Procedure for assignments

(a)

Subject to conditions set out in Clause 29.2 (Conditions of assignment) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 29.4 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor) to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 29.2 (Conditions of assignment) and notify the Facility Agent in writing of such assignment (such notification to include the name of the assignee and the amount of the Loans so assigned).

(e)

For the purposes of Article 1528 of the Spanish Civil Code, each Party agrees that upon any assignment, in accordance with this Clause, the guarantees and security created under the Finance Documents shall be preserved for the benefit of the assignees.

29.5	Information on Assignment

The Facility Agent shall, as soon as reasonably practicable after it has executed an Assignment Agreement or received details pursuant to paragraph (d) of Clause 29.4 (Procedure for assignments), send to the Company (for itself and on behalf of each other Obligor) a copy of that Assignment Agreement or the details received pursuant to paragraph (d) of Clause 29.4 (Procedure for assignments).

29.6	Sub-Participations

(a)	Nothing in this Agreement shall restrict the ability of a Lender to enter into any Sub-Participation provided that:

(i)	such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under this Agreement in relation to the obligations sub-participated; and

(ii)	such Lender either:

(A)	retains the unrestricted right to exercise all voting and similar rights in respect of its Commitments (the Voting Rights), free of any obligation to act on the instructions of any other person; or

(B)

prior to entering into such Sub-Participation provides the Company with details of the proposed sub-participant under that Sub-Participation (and, unless an Event of Default is continuing or such transfer is to another Lender or an Affiliate or a Related Fund of an Existing Lender, consults with the Company for five Business Days regarding the identity of such proposed sub-participant) and any Voting Rights to be transferred (directly or indirectly) in connection with such Sub-Participation and, on completion of such Sub-Participation, gives notice to the Company of such completion and the Voting Rights transferred.

(b)

A Lender may by notice to the Facility Agent divide its Loans and/or Commitments into separate amounts to reflect Sub-Participations or other arrangements and for the purposes solely of counting towards any decision or vote by that Lender require those separate amounts to be counted separately in that decision or vote for the purpose of the Finance Documents.

29.7	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)

any charge, assignment or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(b)

in the case of any Lender which is a fund or Securitisation Issuer, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities used, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

29.8	Replacement of Lenders

(a)

The Company may, at any time a Lender has become and continues to be an Increased Cost Lender, a Non-Consenting Lender or a Defaulting Lender (the Compromised Lender), by giving five Business Days’ or, in the case of a Defaulting Lender under paragraph (a) of that definition only, immediate prior written notice to the Facility Agent and such Lender:

(i)

replace the Compromised Lender by requiring the Compromised Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to this Clause 29 all of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company and approved by the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably) (provided that the Compromised Lender’s participations and Commitments shall not be included when considering whether the approval of the Majority Lenders has been obtained) which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the Compromised Lender (including the assumption of the Compromised Lender’s participations or unfunded participations (as the case may be) on the same basis as the Compromised Lender); and/or

(ii)

procure the prepayment of all of the Compromised Lender’s participation in the outstanding Loans (provided that in any instance where the Compromised Lender is an Increased Cost Lender due to the operation of Clause 7.1 (Illegality) any prepayment of that Increased Cost Lender’s participation in the outstanding Loans or cancellation of its Commitment shall be carried out in accordance with the provisions of Clause 7.1 (Illegality)), in each case, for a purchase price or an amount (as applicable) equal to the outstanding principal amount of the Compromised Lender’s participation in the outstanding Loans to be transferred or, as the case may be, prepaid and all accrued interest and, subject to paragraph (d) below, fees and other amounts payable to that Lender under the Finance Documents in respect of such participation (the Replacement Amount). Notwithstanding the requirements of this Clause 29, in the case of a replacement of a Defaulting Lender, on payment of the Replacement Amount to the Compromised Lender (or the Facility Agent on behalf of the Compromised Lender) the relevant transfer or transfers shall automatically and immediately be effected for all purposes under this Agreement.

(b)	The replacement or prepayment of a Defaulting Lender pursuant to this Clause 29.8 shall be subject to the following conditions:

(i)	neither the Facility Agent nor the Security Agent (in their capacities as such) may be replaced or prepaid without the consent of the Majority Lenders;

(ii)	neither the Facility Agent, the Security Agent nor any Lender shall have any obligation to the Group to find a Replacement Lender; and

(iii)	in no event shall a Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by it pursuant to the Finance Documents.

(c)	Any transfer of rights and obligations of a Compromised Lender that is an Increased Cost Lender or a Non-Consenting Lender pursuant to this Clause 29.8 shall be subject to the following conditions:

(i)	neither the Facility Agent nor the Security Agent (in their capacities as such) may be replaced or prepaid without the consent of the Majority Lenders;

(ii)	neither the Facility Agent nor that Compromised Lender shall have any obligation to any Obligor to find a Replacement Lender;

(iii)	the transfer must take place no later than five Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Compromised Lender be required to pay or surrender to the Replacement Lender any of the fees received by that Compromised Lender pursuant to the Finance Documents; and

(v)

that Compromised Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(d)

In the event that a Compromised Lender is a Defaulting Lender under paragraph (a) of that definition and is replaced with a Replacement Lender pursuant to paragraph (b) above, any fees which would be otherwise payable for that account of that Compromised Lender under a Fee Letter shall not be included in the Replacement Amount and shall instead be payable by the Obligors in accordance with that Fee Letter for the account of the relevant Replacement Lender. Any such fees shall not be included in the Replacement Amount for the purposes of paragraph (b) above. For the avoidance of doubt, to the extent that the Obligors have already satisfied their obligations to pay an amount in respect of fees in accordance with a Fee Letter, no Obligor shall be required to pay such fees to the Replacement Lender.

(e)

The replacement or prepayment of a Non-Consenting Lender pursuant to this Clause 29.8 shall be subject to the condition that the transfer or prepayment must take place no later than 60 days after the date on which the relevant Lender has become a Non-Consenting Lender.

(f)	Each Lender irrevocably authorises the Facility Agent, if such Lender has become a Defaulting Lender under paragraph (a) of that definition only, to:

(i)	fund that Lender’s participation in a Loan in lieu of that Lender; and

(ii)	execute any Assignment Agreement in favour of a Replacement Lender on its behalf as agent for that Lender provided that the procedures set out in paragraph (b) above have been followed.

29.9	Pro rata interest settlement

In respect of any assignment to a New Lender the Transfer Date of which is not on the last day of an Interest Period, unless otherwise agreed by the Existing Lender and the New Lender and notified to the Facility Agent in writing:

(a)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the then current Interest Period; and

(b)	the rights assigned by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

29.10	Limited Recourse and Non-Petition (Securitisation Issuer)

(a)

Notwithstanding anything to the contrary herein, a Securitisation Issuer will be liable in respect of any amount due and payable by it as a Lender under the Finance Documents only to the extent it is able to pay amounts from sums held by it or for it derived from the security granted by such Securitisation Issuer for the benefit of the secured creditors in respect of the related Securitisation from time to time (the Securitisation Property) and any claim by any and all Parties against a Securitisation Issuer will be reduced to the extent that the total of such claims exceeds the aggregate value of the Securitisation Property remaining after meeting prior ranking claims secured thereon.

(b)

Neither any Party nor any person acting on its behalf will be entitled to petition or take any other step for the winding-up of the Securitisation Issuer, nor will any of them have any claim in respect of any sum arising in respect of any assets of the Securitisation Issuer not forming part of the Securitisation Property.

(c)	It is expressly understood and agreed that if:

(i)

a Securitisation Issuer is, by operation of this Clause 29.10 or the limited recourse nature of its obligations, unable to perform, in whole or in part, any of the obligations undertaken by it as a Lender under the Finance Documents (including, without limitation, the obligation to disburse any further Utilisation to which a Borrower is entitled under this Agreement (a Further Drawing)); and

(ii)

this inability is caused by the breach by any investor (the Defaulting Investor) of any commitment or other similar undertaking assumed by such Defaulting Investor to the Securitisation Issuer under the relevant securitisation transaction documents (including, without limitation, a Defaulting Investor failing to comply with its funding obligations with respect to a Further Drawing) (a Relevant Breach), the Securitisation Issuer shall, without undue delay, pursue all rights and remedies and take all actions reasonably available to it against the Defaulting Investor in relation to the Relevant Breach.

30.	CHANGES TO OBLIGORS

30.1	Assignments and transfers by Obligors

Subject to Clause 30.4 (Push down), no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

30.2	Resignation of Obligors

(a)

If an Obligor ceases to own (i) any interest (direct or indirect) in any Portfolio Asset and (ii) any interest (direct or indirect) in any Obligor in accordance with the terms of the Finance Documents, the Company may, if it certifies to the Facility Agent that it intends to promptly liquidate such Obligor or to transfer it out of the Group, request that such Obligor ceases to be a Borrower or Guarantor by delivering to the Facility Agent, a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter; and

(ii)	no payment is due from the Obligor under any Finance Document.

(c)

The resignation of an Obligor will be effective on the date that the Facility Agent accepts the Resignation Letter by countersignature of the same at which time the relevant Obligor shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as Guarantor and the Security Agent shall, as soon as reasonably practicable thereafter, at the cost and request of the Company, release that Obligor from the Transaction Security.

30.3	Additional Obligors

(a)

In order to comply with Clause 4.3 (Conditions Subsequent), on or prior to the Closing Date, each Target shall become an Additional Guarantor and, in respect of each Target that is a Target (Additional Borrower), Additional Borrower by delivering to the Facility Agent an Accession Letter, duly executed by that Target and delivered in accordance with this Agreement.

(b)

Promptly and in any event within 20 Business Days after the Permitted Acquisition in respect of an Additional SPV, that Additional SPV shall become an Additional Guarantor and, if elected by the Company in the relevant Accession Letter, an Additional Borrower by delivering to the Facility Agent an Accession Letter and providing the Facility Agent with each of the documents and other evidence in respect of that Additional SPV listed in Part 4 of Schedule 6 (Conditions Precedent and Conditions Subsequent) (unless the requirement to provide any of such documents or other evidence is waived by the Facility Agent (acting on the instructions of the Majority Lenders)) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders).

(c)	Each Party (other than each Target) authorises the Facility Agent and the Security Agent to execute any duly completed Accession Letter delivered to it pursuant to paragraph (a) above on its behalf.

(d)

Within three months after the Permitted Acquisition or Permitted Substitution (as applicable) in respect of an Acquired Obligor, that Acquired Obligor shall become an Additional Guarantor by delivering to the Facility Agent an Accession Letter and providing the Facility Agent with each of the documents and other evidence in respect of that Acquired Obligor listed in Part 4 of Schedule 6 (Conditions Precedent and Conditions Subsequent) (unless the requirement to provide any of such documents or other evidence is waived by the Facility Agent (acting on the instructions of the Majority Lenders)) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders).

(e)	A Guarantor may become an Additional Borrower by delivering to the Facility Agent an Accession Letter (a New Borrower).

(f)

The Facility Agent shall (acting on the instructions of the Majority Lenders) notify the Company promptly upon the Facility Agent (acting on the instructions of the Majority Lenders) being satisfied in accordance with paragraph (b), (d) above. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification, except to the extent caused by its gross negligence or wilful default.

(g)

Promptly following notification by the Facility Agent to the Company under paragraph (f) above the Facility Agent shall countersign the Accession Letter delivered pursuant to paragraph (a), (b), (d) or (e) above and:

(i)

each Party (other than each Target, each relevant Additional SPV or the relevant New Borrower (as applicable)) irrevocably authorises the Facility Agent and the Security Agent to execute any duly completed Accession Letter on its behalf;

(ii)	the Accession Letter shall be raised to the status of a Spanish Public Document;

(iii)	the Accession Letter shall take effect on the date of execution of that Accession Letter by the Facility Agent; and

(iv)

the execution of an Accession Letter by a Target, each relevant Additional SPV or a New Borrower (as applicable) constitutes confirmation by it that it is a Guarantor and/or (to the extent applicable) a Borrower, under this Agreement.

30.4	Push down

(a)

LoanCo must on the date on which each Target (Additional Borrower) accedes to this Agreement as an Additional Borrower in compliance with Clause 4.3 (Conditions Subsequent), transfer by means of an assignment of rights and assumption of obligations (pursuant to the relevant Accession Letter) to each Target (Additional Borrower) a portion of the Term Facility BA Loans and Term Facility BB Loans in an amount equal to the amount set out in each of the Tax Structure Paper and the Schedule to the relevant Accession Letter for that Target (Additional Borrower) (each an Initial Transferred Loan) in accordance with paragraph (c) below.

(b)

On any date elected by the Company, a Borrower may transfer by means of an assignment of rights and assumption of obligations (pursuant to a Debt Transfer Letter) to another Borrower a portion of the Loans in the amount specified in that Debt Transfer Letter (each a Future Transferred Loan and, together with the Initial Transferred Loans, each a Transferred Loan) in accordance with the mechanism set out in paragraph (c) below provided that:

(i)	no Term Facility A1A Loan or Term Facility A1B Loan may be assigned to Canvives or Elbrus Properties, S.A.;

(ii)	no Term Facility A2A Loan or Term Facility A2B Loan may be assigned to Aliseda SA;

(iii)	no Term Facility A3A Loan or Term Facility A3B Loan may be assigned to Tamadaba; and

(iv)	no Term Facility A4A Loan or Term Facility A4B Loan may be assigned to a Target (other than Canvives, Aliseda SA, Tamadaba or Elbrus Properties S.A.).

(c)	For the purposes of this Clause the effect of the transfer by means of an assignment of rights and assumption of obligations referred to in paragraph (a) or (b) above will be that:

(i)

LoanCo or the relevant transferor under the relevant Debt Transfer Letter (as applicable) (as Borrower but not as Guarantor) and each Finance Party will be released from their respective obligations to each other under this Agreement in respect of each Transferred Loan being transferred (the Discharged Obligations);

(ii)

each Target (Additional Borrower), each relevant Additional SPV or each relevant New Borrower (as applicable) and each Finance Party will assume obligations towards each other which differ from the Discharged Obligations only to the extent they are owed to or assumed by that Target (Additional Borrower), Additional SPV or New Borrower (as applicable) instead of LoanCo or the relevant transferor under the relevant Debt Transfer Letter (as applicable);

(iii)	the rights under this Agreement in respect of the Transferred Loans of:

(A)	LoanCo or the relevant transferor under the relevant Debt Transfer Letter (as applicable) (as a Borrower but not as a Guarantor) against each Finance Party; and

(B)	each Finance Party against LoanCo or the relevant transferor under the relevant Debt Transfer Letter (as applicable) (as a Borrower but not as a Guarantor),

(together	the discharged rights) will be cancelled; and

(iv)

each Target (Additional Borrower), each relevant Additional SPV or each relevant New Borrower (as applicable) and each Finance Party will acquire rights against each other which differ from the discharged rights only to the extent they are exercisable by and against that Target (Additional Borrower), Additional SPV (as applicable) or New Borrower, instead of LoanCo or the relevant transferor under the relevant Debt Transfer Letter (as applicable).

(d)

An assignment and assumption referred to in paragraph (a) or (b) above will only be effective when the Facility Agent and the Security Agent countersign an Accession Letter or Debt Transfer Letter (as applicable) which has been duly executed by LoanCo or the relevant transferor under the relevant Debt Transfer Letter (as applicable) and each Target (Additional Borrower), each relevant Additional SPV or each New Borrower (as applicable), and it has been raised to the status of a Spanish Public Document. The Facility Agent and the Security Agent will promptly on receipt countersign any Accession Letter or Debt Transfer Letter appearing on its face to comply with the terms of this Agreement. Each Party (other than the relevant Target (Additional Borrower), relevant Additional SPV or relevant New Borrower) authorises the Facility Agent and the Security Agent to execute any duly completed Debt Transfer Letter delivered to it pursuant to paragraph (b) above on its behalf.

31.	PAYMENT MECHANICS

31.1	Payments to the Facility Agent

(a)

Subject to paragraph (b) below, on each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to (or as directed by) the Facility Agent for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

The proceeds of any Loan advanced by an Original Lender may be transferred directly by that Original Lender in accordance with the payment instructions set out in the Utilisation Request for that Loan.

(c)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies or as the Facility Agent may otherwise require, in each case, not less than five Business Days prior to the relevant due date.

31.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

31.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set Off) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback

(a)

Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds provided that no Obligor will have any obligation to refund any such amount received by it and paid by it (or on its behalf) to any third party.

31.5	Partial payments

(a)

If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)

first, in or towards payment pro rata of any unpaid costs, fees and expenses and any other liability (including by way of indemnity) due to the Security Agent (including any due to any Receiver or Delegate), the Facility Agent and any Mandated Lead Arranger under the Finance Documents;

(ii)

secondly, in or towards payment pro rata of any unpaid costs, fees and expenses and any other liability (including by way of indemnity) due to the Finance Parties (other than the Security Agent, any Receiver or Delegate, the Facility Agent and each Mandated Lead Arranger) under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of all accrued interest due and payable to the Lenders under the Finance Documents

(iv)	fourthly, in or towards payment pro rata of the Loans to the extent due and payable to the Lenders

(v)	fifthly, all other Secured Liabilities then due and payable; and

(vi)	sixthly, to the relevant Obligor.

(b)	Paragraph (a) above will override any appropriation made by an Obligor.

31.6	No set off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7	Business Days

(a)

Any payment or reduction which is due to be made under the Finance Documents, or an Interest Period which would otherwise begin or end or any Quotation Day which would otherwise be, on a day that is not a Business Day shall be made or will end, as the case may be, on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)

During any extension of the due date for payment of any principal or an Unpaid Sum under the Finance Documents interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

31.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company for two Business Days); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company for two Business Days) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

31.10	Disruption to Payment Systems etc

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Facility Agent may, and shall if requested to do so by the Company, consult for two Business Days with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Facility Agent may deem necessary in the circumstances;

(b)

the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)

the Facility Agent shall not be liable for any damages, costs or losses whatsoever (excluding for those resulting from gross negligence, wilful misconduct and/or fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.11	Impaired Agent

(a)

If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 31.1 (Payments to the Facility Agent) may instead pay that amount direct to a bank with a Requisite Rating under paragraph (a) of that definition and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 31 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Facility Agent in accordance with the terms of this Agreement, each Party which has made a payment to a trust account in accordance with this Clause 31 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 31.2 (Distributions by the Facility Agent).

31.12	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

32.	CONFIDENTIALITY 32.1 Confidentiality

Each Finance Party agrees to:

(a)	keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by this Clause 32; and

(b)

keep all Confidential Information protected with security measures and the degree of care that it would apply to confidential information of a similar nature to the Confidential Information and in any event, with no less degree of care than reasonable due care.

32.2	Disclosure by a Finance Party

Any Finance Party may disclose such Confidential Information as that Finance Party shall consider appropriate:

(a)

to any of its Affiliates, Delegates or Related Funds and any of its or their officers, directors, employees, professional advisers, partners and/or auditors if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise legally bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, professional advisers and service providers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction (including, without limitation, in connection with a Securitisation) under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, professional advisers and service providers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invest in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above; or

(v)	that it is proposed becomes a new Facility Agent or Security Agent (as applicable),

provided that in each case the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking with the relevant Finance Party except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(c)	to any person;

(i)	to whom information is required to be disclosed in connection with any Insurance Policy;

(ii)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange (including, without limitation, in connection with a Securitisation) or pursuant to any applicable law or regulation;

(iii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.7 (Security over Lenders’ rights);

(iv)

to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes or acceleration under Clause 23.15 (Acceleration); or

(v)

that is a rating agency (or a professional adviser of such rating agency) such Confidential Information as is required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors in connection with a Securitisation, provided that in each case the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

(d)

to any investor or potential investor in a Securitisation and/or any agent or trustee or any other person appointed to provide any service to any issuer in respect of a Securitisation (including, in each case, their respective agents or professional advisers) provided that in each case the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the reasonable opinion of the Finance Party, it is not practicable to do so in the circumstances; or

(e)	to any person;

(i)	who is a Party; or

(ii)

with the consent of the Company and, where the disclosure is in respect to any of the Finance Documents or the Facilities, the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

32.3	Administrative and settlement services

Any Finance Party may disclose to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) of Clause 32.2 (Disclosure by a Finance Party) applies to provide administration or settlement services in respect of one or more of the Finance Documents, including, without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 32.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers in the form existing as at the date of this Agreement or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party addressed to and capable of being relied upon by each Obligor.

32.4	Disclosure to numbering service providers

(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	the names of the Obligors;

(ii)	the country of domicile of the Obligors;

(iii)	the place of incorporation of the Obligors;

(iv)	the date of this Agreement;

(v)	the names of the Facility Agent and each Mandated Lead Arranger;

(vi)	the date of each amendment and restatement of this Agreement;

(vii)	the amount of the Total Commitments;

(viii)	the currency of each Facility;

(ix)	the type of each Facility;

(x)	the ranking of each Facility;

(xi)	the Final Repayment Date for each Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Obligors,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information set out in paragraph (a) above with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Facility Agent shall promptly notify the Obligors and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

32.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

32.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to promptly inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(iv) of Clause 32.2 (Disclosure by a Finance Party) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 32.

32.7	Continuing obligations

The obligations in this Clause 32 are continuing and, in particular, shall survive and remain binding on each Finance Party until the earlier of:

(a)	the date on which all the Secured Liabilities will have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

32.8	Entire agreement

This Clause 32:

(a)	constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information; and

(b)	supersedes any previous agreement, whether express or implied, regarding Confidential Information.

33.	SET OFF

If an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (only to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or electronic mail.

34.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) and electronic mail address of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in respect of any Obligor:

Address:	PROJECT QUASAR PLEDGECO, S.L.U., Madrid, 28050, Avenida Manoteras, 46 1-A.

Attention:	Project Neptune

Email:	notices@bre-europe.lu; and

(b)	in the case of the other Parties hereto, is that set out below its name and signature below or, in the case of any New Lender, in the relevant Assignment Agreement,

or any substitute address, electronic mail address or department or officer as the Party may notify to the Facility Agent and (other than in respect of any substitute by an Obligor) the Company (or the Facility Agent may notify to the other Parties, if a change is made by it) by not less than ten Business Days’ notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of electronic mail, when received in legible form (and confirmation of delivery received by the sender in relation to such electronic mail will suffice to prove such receipt);

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or the Security Agent and only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s or the Security Agent’s signature below (or any substitute department or officer as the Facility Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to any Obligor shall be sent through the Facility Agent.

(d)	The Company may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.

(e)	Any communication or document made or delivered to the Company in accordance with this Clause 34.3 will be deemed to have been made or delivered to each of the Obligors.

(f)	Any communication or document made or delivered to an Obligor (other than the Company) shall be copied to the Company at the same time by the same method.

(g)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (b) above, after 5pm shall be deemed only to become effective on the following Business Day.

34.4	Use of websites

(a)

An Obligor may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the Designated Website) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

(b)

If any Lender (a Paper Form Lender) does not expressly agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the relevant member of the Group at its own cost shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the relevant member of the Group shall at its own cost supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(c)

The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(d)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)

If the Company notifies the Facility Agent under paragraph (d)(i) or paragraph (d)(v) above, all information to be provided by an Obligor in accordance with this Clause 34.4 shall, after the date of that notice, be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(f)

Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website in accordance with this Clause 34.4. The relevant member of the Group shall at its own cost comply with any such request within ten Business Days.

34.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Facility Agent (acting reasonably), accompanied by an English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

35.4	Spanish calculations – judicial enforcement

(a)	The Parties expressly agree that in the event of executive judicial enforcement (acción ejecutiva) against any of the Obligors in Spain, the following shall apply:

(i)	Facility Agent’s Account:

The Facility Agent will open in its books a special internal accounts in the name of each Borrower where the following entries will be made in relation to the Facility:

(A)	DEBIT:

I.	The amounts utilised by each Borrower as principal under the Facilities.

II.	The amount of interest, fees and any other amounts payable by each Borrower under this Agreement.

(B)	CREDIT:

I.	Payments made by any Obligor to the Lenders through the Facility Agent for the settlement or repayment of any amounts payable under this Agreement.

II.

Pursuant to the foregoing, the due and payable liquid (líquido) balance owed by each Borrower to each and every one of the Lenders under this Agreement will be settled and recorded at all times in the aforementioned internal accounts, as provided for in this Agreement.

(ii)	Account of each of the Lenders:

Each Lender shall carry in its accounting books a special internal account in the name of each Borrower where the following entries will be made in relation to the Facilities:

(A)	DEBIT:

I.	The amounts utilised by each Borrower under the Facilities corresponding to the participation of that Lender in the Facilities.

II.	The amount of interest, fees and any other amounts payable by each Borrower under this Agreement through the Facility Agent corresponding to the participation of that Lender.

(B)	CREDIT:

Payments made by any Obligor through the Facility Agent corresponding to the participation of that Lender for the settlement or repayment of any amounts payable under this Agreement to that Lender.

Pursuant to the foregoing, the due and payable liquid (líquido) balance owed by each Borrower to each individual Lender under this Agreement will be settled and recorded at all times in the aforementioned internal accounts, as provided for in this Agreement.

(b)

The balances shown on the accounts referred to in paragraph (a)(i) and/or (a)(ii) above, duly certified by the Facility Agent and/or by the relevant Lender, shall be admissible as evidence in any enforcement proceedings in Spain, and in the absence of manifest error shall provide conclusive evidence (dar fe) of the liquid amounts due and payable by the Obligors under this Agreement under any such proceedings.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Transaction Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Transaction Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)

Subject to Clause 38.2 (Exceptions) and Clause 38.4 (Further exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.

(c)	The Company may effect, as agent of each Obligor, any amendment or waiver permitted by this Clause 38.

(d)

Each Obligor agrees to any such amendment or waiver permitted by this Clause 38 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Obligors.

38.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders in Clause 1 (Definitions and Interpretation);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	any release of any Obligor from any Transaction Security or any guarantee except as expressly contemplated by the Finance Documents;

(iv)	(other than as expressly permitted by the provisions of any Finance Document) a change to the Borrowers or Guarantors other than in accordance with Clause 30 (Changes to Obligors);

(v)

a reduction in the Margin or a reduction in the amount of any payment of principal pursuant to Clause 6 (Repayment), interest, fees or commission payable (other than, in each case, any change relating to the basis on which EURIBOR is calculated);

(vi)	an increase in, or an extension of, any Commitment or the Total Commitments;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), this Clause 38, Clause 44 (Governing Law) or Clause 45 (Enforcement);

(ix)	(except as expressly contemplated by the Finance Documents) the nature or scope of:

(A)	the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity) ;

(B)	the Charged Property; or

(C)	the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(x)

(other than as expressly permitted by the provisions of any Finance Document) the release of any guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity) or of any Transaction Security; or

(xi)	any amendment to the order of priority or the order of distribution of proceeds in the event of enforcement of Security set out in Clause 26 (Application of Proceeds),

shall not be made without the prior consent of all the Lenders.

(b)

An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Agent or any Mandated Lead Arranger may not be effected without the consent of the Facility Agent, the Security Agent or that Mandated Lead Arranger (each acting in those respective capacities and not on the instruction of the Lenders), as the case may be.

38.3	Amendments by Security Agent

Unless the provisions of any Finance Document expressly provide otherwise, the Security Agent may, on the instructions of the Facility Agent, amend the terms of, waive any of the requirements of, or grant consents under, any of the Transaction Security Documents provided that any such amendment, waiver or consent has been approved in accordance with Clause 38.1 (Required consents) and Clause 38.2 (Exceptions) and notified to it by the Facility Agent. Any such amendment, waiver or consent being binding on all the Finance Parties.

38.4	Further exceptions

For the avoidance of doubt:

(a)

any term of any Fee Letter may be amended or waived with the agreement of each party to it only and no amendment or waiver of a term of any Fee Letter shall require the consent of any person(s) other than any such person(s) which is party to that Fee Letter;

(b)	an Event of Default or Default may be waived with the consent of the Majority Lenders; and

(c)

without prejudice to the Facility Agent’s discretion to refrain from taking action without instructions from the Majority Lenders, any term of the Finance Documents may be amended or waived by the Company and the Facility Agent without the consent of any other Party if that amendment or waiver is:

(i)	to cure defects or omissions, resolve ambiguities or inconsistencies or reflect changes of a minor, technical or administrative nature;

(ii)	otherwise for the benefit of all or any of the Lenders.

38.5	Excluded Commitments

(a)

If a Lender does not accept or reject a request from the Company (or the Facility Agent on behalf of the Company) for any consent, amendment, release or waiver under the Finance Documents before the later of:

(i)

5pm London time on the date falling 15 Business Days from the date of such request being made (unless any other period of time is specified by the Company with the prior agreement of the Facility Agent); and

(ii)	the time for Lenders to respond as specified in that request,

(the Response Cut-Off Date) that Lender shall be deemed to have approved such consent, amendment, release or waiver when considering whether the consent of the Majority Lenders or all Lenders (as applicable) has been obtained in respect of that request, amendment, release or waiver.

(b)

If the Facility Agent has not received an acceptance or rejection from a Lender in respect of a request from the Company (or the Facility Agent on behalf of the Company) for any consent, amendment, release or waiver under the Finance Documents before the date falling five Business Days prior to the relevant Response Cut-Off Date, the Facility Agent shall send a notice to that Lender notifying that Lender that (i) it must notify the Facility Agent that is accepts or rejects that request prior to the Response Cut-Off Date, and (ii) if it fails to so notify, it will be deemed to have consented in respect of that request, amendment, release or waiver (the Consent Notice Reminder).

(c)	For the avoidance of doubt, failure by the Facility Agent to send a Consent Notice Reminder shall not impact the Response Cut-Off Date.

(d)

For so long as a Lender is a Defaulting Lender, unless otherwise agreed with the Company, that Lender shall be deemed to have approved such consent, amendment, release or waiver when considering whether the approval of the Majority Lenders, all Lenders or any other class of Lenders (as applicable) has been obtained in respect of any request from any member of the Group (or the Facility Agent on behalf of any member of the Group or otherwise) for any consents, amendment, release, instruction or waiver under any of the Finance Documents.

39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of that Finance Document.

40.	ENTIRE AGREEMENT

This Agreement and the other Finance Documents supersede all previous commitments, agreements and understandings, whether written or oral, in relation to the Facilities between the Parties.

41.	BENEFIT

Each Finance Document will be binding upon and inure to the benefit of each party to the Finance Documents and its or any subsequent successors, and permitted transferees and assigns.

42.	DEBT PURCHASE TRANSACTIONS

42.1	Debt purchases by the Group

No member of the Group may enter into a Debt Purchase Transaction or beneficially own all or part of any person that is a Lender or a party to a Debt Purchase Transaction.

42.2	Debt Purchases by Investor Affiliates

(a)	Unless otherwise agreed by the Facility Agent (acting on the instructions of the Majority Lenders):

(i)

no Restricted Lender shall exercise any voting rights in respect of the Commitments or Loans held by it or in respect of which it has an interest as a result of a sub-participation or in respect of which it has entered into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of such Commitments or Loans and:

(A)

in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or Loans has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(B)

for the purposes of Clause 38.2 (Exceptions), such Restricted Lender or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender provided that if that person also holds a position in a Loan that is not the subject of a sub-participation, other agreement or arrangement with such a Restricted Lender, that person shall only be deemed not to be a Lender in respect of the position in a Loan which is the subject of that sub-participation, other agreement or arrangement with a Restricted Lender;

(ii)

each Restricted Lender agrees with the Security Agent that it will cast its vote in any proposal put to the vote by or under the supervision of any judicial or supervisory authority in respect of any insolvency, pre-insolvency or rehabilitation or similar proceedings relating to any member of the Group as instructed by the Security Agent (as applicable); and

(iii)	no Restricted Lender shall be entitled to any payment pursuant to Clause 13 (Tax Gross Up and Indemnities) and/or Clause 14 (Increased Costs).

(b)

Each Lender shall promptly notify the Facility Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Restricted Lender (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part 1 of Schedule 8 (Forms of Notifiable Debt Purchase Transaction Notices).

(c)	A Lender shall promptly notify the Facility Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Restricted Lender,

such notification to be substantially in the form set out in Part 2 of Schedule 8 (Forms of Notifiable Debt Purchase Transaction Notices).

(d)	Unless otherwise agreed by the Facility Agent (acting on the instructions of the Majority Lenders):

(i)	no Restricted Lender; and

(ii)

no Lender which has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect with an Investor Affiliate where such agreement or arrangement has not been terminated, shall be entitled to:

(A)	attend or participate in any meeting or conference call organised by the Finance Parties in relation to the Facilities; or

(B)

receive any communication or document prepared by, or on the instructions of, a Finance Party for the benefit of the Lenders (excluding, for the avoidance of doubt, interest rate notifications and other communications or documents of an administrative nature).

(e)	For the purposes of this Clause 42.2, Restricted Lender means an Investor Affiliate for so long as it:

(i)

beneficially owns a Commitment or Loan (or beneficially owns all or part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction); or

(ii)

has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated., provided that, other than for the purposes of determining whether the Majority Lenders require the Facility Agent to give a notice under paragraph (c) of Clause 7.5 (Change of Control) in respect of a

Change of Control as a result of the Blackstone Investors ceasing to control Topco), at any time that no Blackstone Investor:

(A)	owns (directly or indirectly) any of the issued share capital of Topco (or any of its Subsidiaries);

(B)	has the right to direct the casting of any vote in respect of any of the issued share capital of Topco (or any of its Subsidiaries); or

(C)	has the right to appoint or remove all or any of the directors, managers or other equivalent officers of Topco (or any of its Subsidiaries),

any Blackstone Investor (or Affiliate of a Blackstone Investor) which is a Lender shall be deemed not to be a Restricted Lender.

42.3	Excluded Commitments

To the extent a Lender is prohibited from voting in accordance with Clause 42.1 (Debt purchases by the Group) or Clause 42.2 (Debt Purchases by Investor Affiliates), that Lender’s participations and Commitments shall not be included when considering whether the approval of the Majority Lenders, all of the Lenders or any other class of Lenders (as applicable) has been obtained in respect of any request from any member of the Group (or the Facility Agent on behalf of any member of the Group) for any consent, amendment, release or waiver under the Finance Documents.

43.	FORMALITIES

43.1	Spanish Public Document

(a)

The Obligors undertake to raise on or before the Utilisation Date, this Agreement, the Margin Letter, the Subordination Agreement, any Accession Letter, any Debt Transfer Letter and each Transaction Security Document and any other Transaction Security Document entered into by an Obligor to the status of a Spanish Public Document.

(b)	Each Spanish Public Document will:

(i)	have the effects established under articles 517 et seq. of the Spanish Civil Procedural Law; and

(ii)	may, at the decision of the Facility Agent, include a translation into Spanish of this Clause 43.1 (Spanish Public Document) and Clause 43.2 (Executive proceedings); and

(iii)

if necessary, for the purposes of articles 571 et seq. of the Spanish Civil Procedural Law, include an authorisation in favour of the Facility Agent and any Finance Party to determine the amounts due and payable under the Finance Documents that may be claimable in any executive proceeding.

(c)

Each Party hereby expressly authorises the Facility Agent (and any other Finance Party, as appropriate) to request and obtain from the Spanish notary public before whom any Finance Document has been formalised, any further copy of any Finance Document notarised.

43.2	Executive proceedings

(a)	For the purpose of Article 571 et seq. of the Civil Procedural Law (Law 1/2000 of 7 January) (Ley de Enjuiciamiento Civil):

(i)

the amount due and payable under the Finance Documents that may be claimed in any executive proceedings will be contained in a certificate supplied by the Facility Agent or a Finance Party and will be based on the accounts maintained by the Facility Agent or that Finance Party in connection with this Agreement;

(ii)	the Parties expressly agree that such balance shall be considered as an acknowledgement of debt and may be claimed pursuant to the same provisions of such law;

(iii)

the determination of the debt to be claimed though the executive proceeding shall be effected by the Facility Agent (or the relevant Finance Party, as the case may be) by means of the appropriate certificate evidencing the balance shown in the account or accounts maintained by the Facility Agent or that Finance Party in connection with this Agreement in respect of the relevant Obligor; and

(iv)	each Finance Party may (at the cost of the relevant Obligor) have the certificate notarised.

(b)	A Finance Party may start executive proceedings by presenting to any relevant court:

(i)	an original notarial copy of this Agreement and/or as required by law, the relevant Finance Document; and

(ii)

a notarial document (acta notarial) incorporating the certificate of that Finance Party referred to in subparagraph (a)(i) above, evidencing that the determination of the amounts due and payable by the relevant Obligor have been calculated as agreed in this Agreement and that such amounts coincide with the balance shown in the account or accounts of the accounts maintained by the Facility Agent or that Finance Party in connection with this Agreement in respect of the relevant Obligor.

44.	GOVERNING LAW

This Agreement and all non-contractual obligations arising out of or in connection with it are governed by English law.

45.	ENFORCEMENT

45.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising from or in connection with this Agreement or a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 45.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

45.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)

irrevocably appoints The Blackstone Group International Partners LLP of 40 Berkeley Square London, W1J 5AL, UK, Email: realestateeuropeannotices@Blackstone.com, Attn: Farhad Karim as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process notifies the Company that it is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) shall promptly appoint another agent for service of process on terms acceptable to the Facility Agent (acting reasonably). Failing this, the Facility Agent may appoint another agent for this purpose.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SIGNATORIES

Company
SIGNED by	)
PROJECT QUASAR PLEDGECO S.L.U.	)
represented by	)
a duly authorised signatory	)

/s/ Jean-François Bossy /s/ Jean-François Bossy
Name: Jean-Francois Bossy

Original Borrowers
SIGNED by	)
PROJECT QUASAR HOLDCO S.L.U.	)
represented by	)
a duly authorised signatory	)

/s/ Jean-François Bossy
Name: Jean-François Bossy

SIGNED by	)
QUASAR FINANCE S.L.U.	)
represented by	)
a duly authorised signatory	)
/s/ Jean-François Bossy
Name: Jean-François Bossy

Project Neptune – SFA – Signature Pages

Original Guarantors
SIGNED by	)
PROJECT QUASAR PLEDGECO S.L.U.	)
represented by	)
a duly authorised signatory	)

/s/ Jean-François Bossy
Name: Jean-François Bossy

SIGNED by	)
PROJECT QUASAR HOLDCO S.L.U.	)
represented by	)
a duly authorised signatory	)

/s/ Jean-François Bossy
Name: Jean-François Bossy

SIGNED by	)
QUASAR FINANCE S.L.U.	)
represented by	)
a duly authorised signatory	)

/s/ Jean-François Bossy
Name: Jean-François Bossy

SIGNED by	)
PROJECT QUASAR INVESTMENTS 2017	)
S.L.U.	)
represented by a duly authorised signatory	)

/s/ Jean-François Bossy
Name: Jean-François Bossy

Project Neptune – SFA – Signature Pages

Original Lenders

MORGAN STANLEY BANK, N.A.

By:	/s/ Vanessa Vanacker
Vanessa Vanacker Authorized Signatory

Address for notices:	One Utah Centre, 201 South Main Street, Salt Lake City, Utah 84111

Att:	Deleveraging and Lending Group

E-mail:	For General queries or loan reporting: dlg_quasar@morganstanley.com and dlg_loanreports@morganstanley.com

For Ops related queries: eu-warehouse_servicing@morganstanley.com

Project Neptune – SFA – Signature Pages

MORGAN STANLEY PRINCIPAL FUNDING, INC.

By:	/s/ Vanessa Vanacker
Vanessa Vanacker Authorized Signatory

Address for notices:	1585 Broadway, New York 10036, USA

Att:	Deleveraging and Lending Group

E-mail:	For General queries or loan reporting: dlg_quasar@morganstanley.com and dlg_loanreports@morganstanley.com For Ops related queries: eu-warehouse_servicing@morganstanley.com

Project Neptune – SFA – Signature Pages

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Frederic de Benoist
Frederic de Benoist Director

By:	/s/ Patrick Connors
Patrick Connors Managing Director Deutsche Bank

Address for notices:	Winchester House, One Great Winchester Street, London, EC2N 2DB

Att:	Frederic De Benoist, Ankit Kankaria

E-mail:	frederic.de-benoist@db.com, ankit.kankaria@db.com

Project Neptune – SFA – Signature Pages

J.P. MORGAN SECURITIES PLC

By:	/s/ Oldrich Masek
Oldrich Masek

By:	/s/ Giovanni Russo
Giovanni Russo

Address for notices:	25 Bank Street, Canary Wharf, London, E14 5JP, United Kingdom

Att:	For loan documentation matters: Mansoor Sirinathsingh / Pablo Perez / Jacques Du Hamel De Breuil

For administration / operational matters: Michael Turmer / Jack Jameson

E-mail:	For loan documentation matters: mansoor.sirinathsingh@jpmorgan.com, pablo.f.perez@jpmorgan.com and jacques.duhameldebreuil@jpmchase.com

For administration / operational matters: Emea_spg_agency@jpmorgan.com

Project Neptune – SFA – Signature Pages

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:	/s/ Matthias Baltes

By:

Address for notices:	2 King Edward street, London, EC1A 1HQ

Att: Russell Tan Jessica Saya	Russell.tan@baml.com, Jessica.saya@baml.com, June.danvers@baml.com

E-mail	June Danvers

Project Neptune – SFA – Signature Pages

PARLEX 15 LUX EUR FINCO, S.A R.L.

By:	/s/ S. Diana Hoffmann
S. Diana Hoffmann Authorised Signatory

By:	/s/ Anissa Mediane
Anissa Mediane Authorised Signatory

Address for notices:	2-4, rue Eugéne Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg

Att:	Nad Patten

E-mail:	Nad.Patten@bre-europe.lu

Project Neptune – SFA – Signature Pages

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Jennifer Wallaert

By:

Address for notices:	250 Bishopsgate, London. EC2M 4AA

Att:	Securitised Products Structuring

E-mail:	structuredportfoliomanagement@natwestmarkets.com

Project Neptune – SFA – Signature Pages

SOF INVESTMENTS S.À R.L.

By:	/s/ Arthur Liao
Arthur Liao
Senior Managing Director & Chief Financial Officer

By:

Address for notices:	2 2-4, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg

Att:	BSOF Operations

E-mail:	baambsofops@blackstone.com

Project Neptune – SFA – Signature Pages

SOF PARALLEL INVESTMENTS S.À R.L.

By:	/s/ Arthur Liao
Arthur Liao
Senior Managing Director & Chief Financial Officer

By:

Address for notices:	2 2-4, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg

Att:	BSOF Operations

E-mail:	baambsofops@blackstone.com

Project Neptune – SFA – Signature Pages

Mandated Lead Arrangers MORGAN STANLEY BANK, N.A.

By:	/s/ Vanessa Vanacker
Vanessa Vanacker
Authorized Signatory

Address for notices:	One Utah Centre, 201 South Main Street, Salt Lake City, Utah 84111

Att:	Deleveraging and Lending Group

E-mail:	For General queries or loan reporting: dlg_quasar@morganstanley.com and dlg_loanreports@morganstanley.com

For Ops related queries: eu-warehouse_servicing@morganstanley.com

Project Neptune – SFA – Signature Pages

MORGAN STANLEY PRINCIPAL FUNDING, INC.

By:	/s/ Vanessa Vanacker
Vanessa Vanacker
Authorized Signatory

Address for notices:	1585 Broadway, New York 10036, USA

Att:	Deleveraging and Lending Group

E-mail:	For General queries or loan reporting: dlg_quasar@morganstanley.com and dlg_loanreports@morganstanley.com

For Ops related queries: eu-warehouse_servicing@morganstanley.com

Project Neptune – SFA – Signature Pages

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Frederic de Benoist
Frederic de Benoist
Director

By:	/s/ Patrick Connors
Patrick Connors Managing Director Deutsche Bank

Address for notices:	Winchester House, One Great Winchester Street, London, EC2N 2DB

Att:	Frederic De Benoist, Ankit Kankaria

E-mail:	frederic.de-benoist@db.com, ankit.kankaria@db.com

Project Neptune – SFA – Signature Pages

J.P. MORGAN SECURITIES PLC

By:	/s/ Oldrich Masek

By:	/s/ Giovanni Russo

Address for notices:	25 Bank Street, Canary Wharf, London, E14 5JP, United Kingdom

Att:	For loan documentation matters: Mansoor Sirinathsingh / Pablo Perez / Jacques Du Hamel De Breuil

For administration / operational matters: Michael Turmer / Jack Jameson

E-mail:	For loan documentation matters: mansoor.sirinathsingh@jpmorgan.com, pablo.f.perez@jpmorgan.com and jacques.duhameldebreuil@jpmchase.com

For administration / operational matters: Emea_spg_agency@jpmorgan.com

Project Neptune – SFA – Signature Pages

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED

By:	/s/ Matthias Baltes

By:

Address for notices: 2 King Edward Street, London, EC1A 1HQ

Att: Russell Tan Jessica Saya Russell.tan@baml.com, Jessica.saya@baml.com, June.danvers@baml.com

E-mail: June Danvers

Project Neptune – SFA – Signature Pages

PARLEX 15 LUX EUR FINCO, S.A R.L.

By:	/s/ S. Diana Hoffmann
S. Diana Hoffmann
Authorised Signatory

By:	/s/ Anthony Marone Jr.
Anthony Marone Jr.
Authorised Signatory

Address for notices:	2-4, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg

Att:	Nad Patten

E-mail:	Nad.Patten@bre-europe.lu

Project Neptune – SFA – Signature Pages

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Jennifer Wallaert

By:

Address for notices:	250 Bishopsgate, London. EC2M 4AA

Att:	Securitised Products Structuring

E-mail:	structuredportfoliomanagement@natwestmarkets.com

Project Neptune – SFA – Signature Pages

SOF INVESTMENTS S.À R.L.

By:	/s/ Arthur Liao
Arthur Liao
Senior Managing Director & Chief Financial Officer

By:

Address for notices:	2 2-4, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg

Att:	BSOF Operations

E-mail:	baambsofops@blackstone.com

Project Neptune – SFA – Signature Pages

SOF PARALLEL INVESTMENTS S.À R.L.

By:	/s/ Arthur Liao
Arthur Liao
Senior Managing Directer & Chief financial Officer

By:

Address for notices:	2 2-4, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg

Att:	BSOF Operations

E-mail:	baambsofops@blackstone.com

Project Neptune – SFA – Signature Pages

Facility Agent SITUS ASSET MANAGEMENT LIMITED

By:	/s/ Hein Olivier
Hein Olivier
Vice President

Address for notices:	34th Floor, 25 Canada Square, Canary Wharf, London E14 5LB

Att:	Head of Servicing

Email:	samservicing@situs.com

Project Neptune – SFA – Signature Pages

Security Agent SITUS ASSET MANAGEMENT LIMITED

By:	/s/ Hein Olivier
Hein Olivier
Vice President

Address for notices:	34th Floor, 25 Canada Square, Canary Wharf, London E14 5LB

Att:	Head of Servicing

Email:	samservicing@situs.com

Project Neptune – SFA – Signatue Pages